As filed with the Securities and Exchange Commission on August 7, 2008
Registration No. 333 -

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDERTHE SECURITIES ACT OF 1933

aVINCI MEDIA CORPORATION
(Exact name of registrant in its charter)

Delaware	000-17288	75-2193593
(State or other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification No.)

11781 South Lone Peak Parkway, Suite 270
Draper, UT 84020
(801) 495-5700
(Address and telephone number of principal executive offices and principal place of business)

Chett B. Paulsen, Chief Executive Officer
aVINCI MEDIA CORPORATION
11781 South Lone Peak Parkway, Suite 270
Draper, UT 84020
(801) 495-5700
(Name, address and telephone number of agent for service)

Copies to:
Marc Ross
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
(212) 930-9700
(212) 930-9725 (fax)

Approximate date of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

Indicate by a check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One)

Large Accelerated Filer ☐	Accelerated Filer ☐
Non-accelerated Filer ☐	Smaller Reporting Company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed
		maximum		Proposed
		offering		maximum
(i) Title of each class of	Amount to be	price per		aggregate	Amount of
securities to be registered	registered	share		offering price	registration fee
Common Stock, no par value	16,929,640	$1.01	(1)	$17,098,936	$671.99
Common Stock, no par value, issuable upon exercise of warrants exercisable at $0.53 per share	949,350	$0.53	(2)	$503,156	$19.77

Total	17,878,990			$17,602,092	$691.76

(1)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the average of the high and low price as reported on the Over-The-Counter Bulletin Board on July 28, 2008 which was $1.01 per share.

(2)	Pursuant to Rule 457(g) under the Securities Act, the maximum offering price per security represents the exercise price of the applicable preferred stock, warrants or options.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED AUGUST 7, 2008

PRELIMINARY PROSPECTUS

aVINCI MEDIA CORPORATION

17,878,990 SHARES OF COMMON STOCK

This prospectus relates to the resale by the selling stockholder of up to 17,878,990 shares of our common stock, consisting of up to 16,929,640 shares of common stock and 949,350 shares issuable upon the exercise of common stock warrants. The selling stockholder may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. We will pay the expenses of registering these shares, other than any selling stockholder’s legal or accounting costs or commissions.

Our common stock is traded on the Over the Counter Bulletin Board Pink Sheets (“OTC Pink Sheets”) under the symbol “AVMC.PK.” The closing sale price on the OTC Pink Sheets on July 28, 2008, was $1.01 per share.

Investing in these securities involves significant risks. See “Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ___________, 2008.

The information in this Prospectus is not complete and may be changed. This Prospectus is included in the Registration Statement that was filed by aVinci Media Corporation with the Securities and Exchange Commission. The selling stockholder may not sell these securities until the registration statement becomes effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1

RISK FACTORS	3

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS	14

USE OF PROCEEDS	14

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	15

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONAND RESULTS OF OPERATIONS	17

BUSINESS	23

MANAGEMENT	30

EXECUTIVE COMPENSATION	33

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	35

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	36

SELLING STOCKHOLDER	37

DESCRIPTION OF SECURITIES	38

PLAN OF DISTRIBUTION	39

LEGAL MATTERS	41

EXPERTS	41

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	41

AVAILABLE INFORMATION	41

PART II INFORMATION NOT REQUIRED IN PROSPECTUS	II-1

SIGNATURES	II-4

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements and the notes to the financial statements.  In this prospectus, the “Company,” “we,” “us,” and “our” refer to aVinci Media Corporation.

aVinci Media Corporation

aVinci Media Corporation (formerly known as Secure Alliance Holdings Corporation and hereinafter referred to as the “Company,” “we,” “us,” or “our”) is a Delaware corporation.  Between October 2, 2006 and June 6, 2008, the Company was a shell public company and conducted no business activities other than seeking appropriate merger acquisition candidates.  In June 2008 (described in Recent Developments below), these efforts led to the acquisition of Sequoia Media Group, LC (“Sequoia”) by way of a reverse merger.

Business

We through our subsidiary Sequoia, deploy a software technology that employs “Automated Multimedia Object Models,” its patent-pending way of turning consumer captured images, video, and audio into complete digital files in the form of full-motion movies, DVD’s, photo books, posters and streaming media files.  Sequoia filed its first provisional patent in early 2004 for patent protection on various aspects of its technology with a full filing occurring in early 2005, and Sequoia has filed several patents since that time as part of its intellectual property strategy.  Sequoia’s technology carries the brand names of “aVinci” and “aVinci Experience.”

In May 2004 Sequoia signed its first client agreement with BigPlanet, a division of NuSkin International, Inc. (“NuSkin”).  Under the terms of the BigPlanet agreement, Sequoia supplied BigPlanet with its software technology that BigPlanet marketed, sold, and fulfilled for their consumers.  Revenues from BigPlanet represent substantially all of Sequoia’s sales through 2007 at approximately $3.4 million from May 2004 through December 2007.  Sequoia’s agreement with BigPlanet expired on December 31, 2007.  BigPlanet continues to offer Sequoia DVD products and pays a per-product royalty for products made on a monthly basis resulting in a royalty of approximately $2,000 per month.

Since inception Sequoia has continued to develop and refine its technology to be able to provide higher quality products through a variety of distribution models including in-store kiosks, retail kits, and online downloads.  Sequoia’s business strategy has been to develop a product solution that provides users with professionally created templates to automatically create personalized products by simply adding user images.

Sequoia’s business efforts during 2006 and 2007 were directed at developing relationships with mass retailers.  Sequoia signed an agreement to provide its technology in Meijer stores at the end of 2006.  Due to an integration problem issue with a third party supplier to Meijer, Sequoia was delayed in deploying its software technology in Meijer stores until April 2008 after finishing development with Meijer’s new vendor, Hewlett Packard.

During 2007, Sequoia signed an agreement with Fujicolor to deploy its technology on their kiosks located in domestic Wal-Mart stores.  Sequoia’s initial integration and deployment with Fujicolor in domestic Wal-Mart stores took place in the third quarter of 2007, with a software update scheduled for the third quarter of 2008 to enhance the user experience and the product offering.

In January 2008, Sequoia signed an agreement with Costco.com, to deliver its DVD product online.  Sequoia’s DVD product began being offered at Costco.com on the “photo” category at the end of March 2008.

Sequoia is a Utah limited liability company organized on March 28, 2003 under the name Life Dimensions, LC.  In 2003, Sequoia changed its name from Life Dimensions, LC to Sequoia Media Group, LC.  Sequoia’s operations are currently governed by a Board of Managers made up of five managers, three of whom are the original founders and two of whom were appointed as part of a private equity investment.  Substantially all of its business is conducted out of its Draper, Utah office.  Sequoia also has an office in Bentonville, Arkansas to help service Wal-Mart, which is one of its largest retail customers.

Recent Developments

Pursuant to an Agreement and Plan of Merger and Reorganization dated December 6, 2007 and amended March 31, 2008 (the “Merger Agreement”), by and among the Company, then operating as Secure Alliance Holdings Corporation (the “Company”), SMG Utah, LC, a Utah limited liability company (“Merger Sub”) and wholly owned subsidiary of the Company, and Sequoia, Merger Sub merged with and into Sequoia, with Sequoia remaining as the surviving entity and a wholly owned operating subsidiary of the Company (the “Merger”).  The Merger was effective on June 6, 2008, upon the filing of Articles of Merger with the Utah Division of Corporations.  In connection with the Merger transaction, the Company amended the Certificate of Incorporation to (i) change our name from Secure Alliance Holdings Corporation to aVinci Media Corporation; (ii) increase our authorized shares of common stock from 100,000,000 to 250,000,000; (iii) authorize a class of preferred stock consisting of 50,000,000 shares of $.01 per value preferred stock; and (iv) effect a 1-for-2 reverse stock split.

In connection with the Merger, the Company effected a 1-for-2 reverse split of its issued and outstanding common stock.  Accordingly, the 19,484,032 shares of our common stock issued and outstanding immediately prior to the Merger were reduced to approximately 9,742,016 shares (subject to rounding) as a result of the Merger.  We issued 38,986,114 post split shares of our common stock in the Merger to the holders of Sequoia membership interests representing approximately 80% of the Company’s common stock outstanding immediately after the Merger.  As a result of the reverse split and the Merger, there were 48,728,130 shares of our common stock issued and outstanding on June 6, 2008.

Pursuant to the Merger Agreement, we made a cash distribution of $2,000,000 (the “Dividend”) to the Company’s stockholders of record as of May 20, 2008. The Dividend was paid on June 4, 2008.  The former holders of Sequoia membership units did not receive any portion of the Dividend.

The foregoing description of the Merger Agreement and the transactions contemplated thereby do not purport to be complete and are qualified in their entireties by reference to the Merger Agreement.  Additional information about the Merger and related proposals is set forth in the Company’s definitive Proxy Statement filed with the Securities and Exchange Commission on April 29, 2008 and thereafter distributed to the Company’s stockholders.

The Offering

Common stock offered by selling stockholder	Up to 17,878,990 shares, consisting of the following:
• 16,929,640 shares of common stock;
• 949,350 shares issuable upon the exercise of common stock warrants;

Use of proceeds	We will not receive any proceeds from the sale of the common stock.

Over-The-Counter Bulletin Board Symbol	AVMC

RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

Risks Related to Our Business

All of the Company’s current operations are conducted through Sequoia, and since Sequoia’s inception, it has been spending more than it makes which has required it to rely upon outside financings to fund operations.  If Sequoia is not able to generate sufficient revenues to fund its business plans, Sequoia may be required to limit operations.

The Company’s operating subsidiary, Sequoia, has operated at a loss since inception.  Sequoia is not currently generating sufficient revenues to cover its operating expenses or those of the Company.  If Sequoia’s revenues do not begin to grow, or if they decline and its expenses do not slow or decline at a greater rate, Sequoia may be unable to generate positive cash flow.  The Company contemplates raising additional outside capital within the next 12 month to help fund its current growth plans.  If new sources of financing are required, but are insufficient or unavailable, Sequoia will be required to modify its growth and operating plans to the extent of available funding, which would harm its ability to pursue our business plans.  If Sequoia ceases or stops operations, the Company’s shares could become valueless.  Historically, Sequoia has funded its operating, administrative and development costs through the sale of equity capital or debt financing.  If Sequoia’s plans and/or assumptions change or prove inaccurate, or Sequoia is unable to obtain further financing, or such financing and other capital resources, in addition to projected cash flow, if any, prove to be insufficient to fund operations, the continued viability of Sequoia and the Company could be at risk.  To the extent that any such financing involves the sale of Company stock, current stockholders could be substantially diluted.  There is no assurance that Sequoia will be successful in achieving any or all of these objectives over the coming year.

Sequoia anticipates its business will become highly seasonal in nature which may cause its financial results to vary significantly by quarter.

The photo retail business is very seasonal in nature with a significant proportion of recurring revenues occurring the fourth quarter of the calendar year, particularly around the Thanksgiving and Christmas holidays.  Additionally, any disruptions in operations during the fourth quarter could greatly impact its annual revenues and have a significant adverse effect on its relationships with its customers.  Sequoia’s limited revenue and operating history makes it difficult for it to assess the impact of seasonal factors on its business or whether its business is susceptible to cyclical fluctuations in the economy.

Sequoia’s technology solutions and business approach are relatively new and if they are not accepted in the marketplace, its business could be materially and adversely affected.

Products created with Sequoia’s technology have only been available in the marketplace since 2005.  Sequoia has been pursuing a business model that requires retail and vendor partners to recognize the advantages of its technology to make it available to end consumers.  Having generated limited revenues, there can be no assurance that Sequoia’s products will receive the widespread market acceptance necessary to sustain profitable operations.  Sequoia’s operations may be delayed, halted, or altered for any of the reasons set forth in these risk factors and other unknown reasons.  Such delays or failure would seriously harm Sequoia’s reputation and future operations.  If Sequoia’s products or its business model are not accepted in the market place, its business could be materially and adversely affected.

Sequoia’s product solution focuses on an aspect of the digital photo industry that we believe is not being addressed in any meaningful way.  Sequoia provides a nearly finished product that takes user images and combines them with stock images to create context for user images in a themed presentation.  Sequoia also offers a unique DVD product that has not been widely sold in the marketplace in the form it offers.  The uniqueness of Sequoia’s product solution results in Sequoia’s products going to the market with a high level of uncertainty and risk.  As the market for its product technology is new and evolving, it is difficult to predict the size of the market, the future growth rate, if any, or the level of premiums the market will pay for Sequoia’s services.  There can be no assurance that the market for Sequoia’s services will emerge to a profitable level or be sustainable.  There can be no assurance that any increase in marketing and sales efforts will result in a larger market or increase in market acceptance for Sequoia’s services.  If the market fails to develop, develops more slowly than expected or becomes saturated with competitors, or if Sequoia’s proposed services do not achieve or sustain market acceptance, Sequoia’s proposed business, results of operations and financial condition will continue to be materially and adversely affected.

Ultimately, Sequoia’s success will depend upon consumer acceptance of its product delivery model and its largely pre-configured products.  Sequoia relies on its retail and internet vending customers to market its products to end consumers.  While Sequoia assists retailers with their marketing programs, Sequoia cannot assure that retailers will continue to market its services or that their marketing efforts will be successful in attracting and retaining end user consumers.  The failure to attract end user consumers will adversely affect Sequoia’s business.  In addition, if Sequoia’s service does not generate revenue for the retailer, whether because of failure to market it, Sequoia may lose retailers as customers, which would adversely affect its revenue.

Sequoia has for the past few years depended on a single customer for a significant portion of its revenue.  If Sequoia is unable to replace that customer and add additional customers it could materially harm its operating results, business, and financial condition.

During 2004, 2005, 2006, and 2007, over 90% of Sequoia’s revenue was derived from a single customer, BigPlanet.  Sequoia’s contract with BigPlanet expired on December 31, 2007.  Sequoia continues to provide its technology to BigPlanet on a monthly basis resulting in a few thousand dollars a month in royalties. Sequoia added several additional customer contracts during 2007, but they are generating less revenue per month than BigPlanet generated per month over the last few years.  If in the event Sequoia is unable to replace the revenue generated from BigPlanet and increase revenue from current customers, Sequoia’s operations and financial results will significantly suffer, jeopardizing long-term operations.  Sequoia may not succeed in generating additional revenues, and Sequoia may be faced with intense price competition, which may affect its gross margins, both of which could significantly impact ongoing operations.

Sequoia needs to develop and introduce new and enhanced products in a timely manner to remain competitive.

The markets in which Sequoia operates are characterized by rapidly changing technologies, evolving industry standards, frequent new product introductions and relatively short product lives.  The pursuit of necessary technological advances and the development of new products require substantial time and expense.  To compete successfully in the markets in which Sequoia operates, Sequoia must develop and sell new or enhanced products that provide increasingly higher levels of performance and reliability.  For example, Sequoia’s business involves new digital audio and video formats, such as DVD-Video and DVD-Audio, and, more recently, the new recordable DVD formats including DVD-RAM, DVD-R/RW, and DVD+RW.

Currently, there is extensive activity in Sequoia’s industry targeting the introduction of new, high definition formats including Blue Ray®.  To the extent that competing new formats remain incompatible, consumer adoption may be delayed and Sequoia may be required to expend additional resources to support multiple formats.  Sequoia expends significant time and effort to develop new products in compliance with these new formats.  To the extent there is a delay in the implementation or adoption of these formats, Sequoia’s business, financial condition and results of operations could be adversely affected.  As new industry standards, technologies and formats are introduced, there may be limited sources for the intellectual property rights and background technologies necessary for implementation, and the initial prices that Sequoia may negotiate in an effort to bring its products to market may prove to be higher than those ultimately offered to other licensees, putting Sequoia at a competitive disadvantage.  Additionally, if these formats prove to be unsuccessful or are not accepted for any reason, there will be limited demand for Sequoia’s products.  Sequoia cannot assure you that the products it is currently developing or intend to develop will achieve feasibility or that even if it is successful, the developed product will be accepted by the market.  Sequoia may not be able to recover the costs of existing and future product development and its failure to do so may materially and adversely impact its business, financial condition and results of operations.

If Sequoia is unable to respond to customer technological demands and improve its products, its business could be materially and adversely affected.

To remain competitive, Sequoia must continue to enhance and improve the responsiveness, functionality and features of its solutions and its products.  The photo industry is characterized by rapid technological change, changes in user and customer requirements and preferences and frequent new product and service introductions.  Sequoia’s success will depend, in part, on its ability to license leading technologies useful in its business, enhance its existing software offerings, develop new product offerings and technology that address the varied needs of its existing and prospective customers and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.  There can be no assurance that Sequoia will successfully implement new technologies or adapt its solutions, products, proprietary technology and transaction-processing systems to customer requirements or emerging industry standards.  If Sequoia is unable to adapt in a timely manner in response to changing market conditions or customer requirements for technical, legal, financial or other reasons, its business could be materially adversely affected.

Sequoia expects to experience rapid growth.  If it is unable to manage its growing operations effective, Sequoia’s business could be negatively impacted.

Expected rapid growth in all areas of Sequoia’s business may place a significant strain on its operational, human, and technical resources.  Sequoia expects that operating expenses and staffing levels will increase in the future to keep pace with its customer demands and requirements.  To manage its growth, Sequoia must expand its operational and technical capabilities and manage its employee base, while effectively administering multiple relationships with various third parties, including business partners and affiliates.  Sequoia cannot assure that it will be able to effectively manage its growth.  The failure to effectively manage its growth could result in an inability to meet its customer demands, leading to customer dissatisfaction and loss.  Loss of customers could negatively impact Sequoia’s operating results.

Sequoia competes with others who provide products comparable to its products.  If Sequoia is unable to compete with current and future competitors, its business could be materially and adversely affected.

The digital photography products and services industries are intensely competitive, and Sequoia expects competition to increase in the future as current competitors improve their offerings, new participants enter the market or industry consolidation further develops.  Competition may result in pricing pressures, reduced profit margins or loss of market share, any of which could substantially harm Sequoia’s business and results of operations.  Sequoia’s success is dependent upon its ability to maintain its current customers and obtain additional customers.  Digital image services are provided by a wide range of companies.  Competitors in the market for the provision of digital imaging services include Snapfish (a Hewlett-Packard service), Pixology plc, LifePics, and Shutterfly among numerous others.  In addition, end consumers have a wide variety of product choices such as prints, photo books, calendars, and other print and image products.  Sequoia competes for photo imaging output dollars with its DVD and other product offerings.  Internet portals and search engines such as Yahoo!, AOL and Google also offer digital photography solutions, and home printing solutions offered by Hewlett Packard, Lexmark, Epson, Canon and others.  Most of Sequoia’s competitors have longer operating histories, significantly greater financial, technical and marketing resources, greater name and product recognition, and larger existing customer bases.  Although Sequoia has been able to enter into relationships with many potential competitors, it cannot provide any assurance its relationships will continue or that its competitors will not pursue their own product solutions that Sequoia currently provides to them.  With the large and varied competitors and potential competitors in the marketplace, Sequoia cannot be certain that it will be able to compete successfully against current and future competitors.  If Sequoia is unable to do so, it will have a material adverse effect on its business, results of operations and financial condition.

Sequoia relies on its ability to download software and fulfill orders for its customers.  If Sequoia is unable to maintain reliability of its network solution it may lose both present and potential customers.

Sequoia’s ability to attract and retain customers depends on the performance, reliability and availability of its services and fulfillment network infrastructure.  Sequoia may experience periodic service interruptions caused by temporary problems in its own systems or software or in the systems or software of third parties upon whom it relies to provide such service.  Fire, floods, earthquakes, power loss, telecommunications failures, break-ins and similar events could damage these systems and interrupt Sequoia’s services.  Computer viruses, electronic break-ins or other similar disruptive events also could disrupt its services.  System disruptions could result in the unavailability or slower response times of the websites Sequoia hosts for its customers, which would lower the quality of the consumers’ experiences.  Service disruptions could adversely affect its revenues and, if they were prolonged, would seriously harm its business and reputation.  Sequoia does not carry business interruption insurance to compensate for losses that may occur as a result of these interruptions.  Sequoia’s customers depend on Internet service providers and other website operators for access to its systems.  These entities have experienced significant outages in the past, and could experience outages, delays and other difficulties due to system failures unrelated to Sequoia’s systems.  Moreover, the Internet network infrastructure may not be able to support continued growth.  Any of these problems could adversely affect Sequoia’s business.

The infrastructure relating to Sequoia’s services are vulnerable to unauthorized access, physical or electronic computer break-ins, computer viruses and other disruptive problems.  Internet service providers have experienced, and may continue to experience, interruptions in service as a result of the accidental or intentional actions of Internet users, current and former employees and others.  Anyone who is able to circumvent Sequoia’s security measures could misappropriate proprietary information or cause interruptions in its operations.  Security breaches relating to its activities or the activities of third-party contractors that involve the storage and transmission of proprietary information could damage its reputation and relationships with its customers and strategic partners.  Sequoia could be liable to its customers for the damages caused by such breaches or it could incur substantial costs as a result of defending claims for those damages.  Sequoia may need to expend significant capital and other resources to protect against such security breaches or to address problems caused by such breaches.  Security measures taken by Sequoia may not prevent disruptions or security breaches.

Sequoia relies on third parties for the development and maintenance of photo kiosks and backend Internet connections to reach its customers and such dependence on third parties may impair its ability to generate revenues.

Sequoia’s business relies on the use of third party photo kiosks and Internet systems and connections as a convenient means of consumer interaction and commerce.  The success of Sequoia’s business will depend on the ability of its customers to use such third party photo kiosks and Internet systems and connections without significant delays or aggravation.  As such, Sequoia relies on third parties to develop and maintain reliable photo kiosks and to provide Internet connections having the necessary speed, data capacity and security, as well as the timely development of complementary products such as high-speed modems, to ensure its customers have reliable access to its services.  The failure of Sequoia’s customer photo kiosk providers and the Internet to achieve these goals may reduce its ability to generate significant revenue.

Sequoia’s penetration of a broader consumer market will depend, in part, on continued proliferation of high speed Internet access for customers using kiosk and vendors providing its software and products via the Internet.  The Internet has experienced, and is likely to continue to experience, significant growth in the number of users and amount of traffic.  As the Internet continues to experience increased numbers of users, increased frequency of use and increased bandwidth requirements, the Internet infrastructure may be unable to support the demands placed on it.  In addition, increased users or bandwidth requirements may harm the performance of the Internet.  The Internet has experienced a variety of outages and other delays and it could face outages and delays in the future.  These outages and delays could reduce the level of Internet usage as well as the level of traffic, and could result in the Internet becoming an inconvenient or uneconomical source of products and services, which would cause Sequoia’s revenue to decrease.  The infrastructure and complementary products or services necessary to make the Internet a viable commercial marketplace for the long term may not be developed successfully or in a timely manner.

Sequoia has relied upon its ability to produce products with its proprietary technology to establish customer relationships.  If Sequoia is unable to protect and enforce its intellectual property rights, Sequoia may suffer a loss of business.

Sequoia’s success and ability to compete depends, to a large degree, on its current technology and, in the future, technology that it might develop or license from third parties.  To protect its technology, Sequoia has used the following: confidentiality agreements, retention and safekeeping of source codes, and duplication of such for backup.  Despite these precautions, it may be possible for unauthorized third parties to copy or otherwise obtain and use Sequoia’s technology or proprietary information.  In addition, effective proprietary information protection may be unavailable or limited in certain foreign countries.  Litigation may be necessary in the future to: enforce its intellectual property rights, protect its trade secrets, or determine the validity and scope of the proprietary rights of others.  Such misappropriation or litigation could result in substantial costs and diversion of resources and the potential loss of intellectual property rights, which could impair Sequoia’s financial and business condition.  Although currently Sequoia is not engaged in any form of litigation proceedings in respect to the foregoing, in the future, Sequoia may receive notice of claims of infringement of other parties' proprietary rights.  Such claims may involve internally developed technology or technology and enhancements that Sequoia may license from third parties.  Moreover, although Sequoia sometimes may be indemnified by third parties against such claims related to technology that Sequoia has licensed, such infringements against the proprietary rights of others and indemnity there from may be limited, unavailable, or, where the third party lacks sufficient assets or insurance, ineffectual.  Any such claims could require Sequoia to spend time and money defending against them, and, if they were decided adversely to Sequoia, could cause serious injury to its business operations.

The future success of Sequoia’s business depends on continued consumer adoption of digital photography.

Sequoia’s growth is highly dependent upon the continued adoption by consumers of digital photography.  The digital photography market is rapidly evolving, characterized by changing technologies, intense price competition, additional competitors, evolving industry standards, frequent new service announcements and changing consumer demands and behaviors.  To the extent that consumer adoption of digital photography does not continue to grow as expected, Sequoia’s revenue growth would likely suffer.  Moreover, Sequoia faces significant risks that, if the market for digital photography evolves in ways that Sequoia is not able to address due to changing technologies or consumer behaviors, pricing pressures, or otherwise, its current products and services may become unattractive, which would likely result in the loss of customers and a decline in net revenues and/or increased expenses.

Other companies’ intellectual property rights may interfere with Sequoia’s current or future product development and sales.

Sequoia has not conducted routine comprehensive patent search relating to its business models or the technology it uses in its products or services.  There may be issued or pending patents owned by third parties that relate to Sequoia’s business models, products or services.  If so, Sequoia could incur substantial costs defending against patent infringement claims or it could even be blocked from engaging in certain business endeavors or selling its products or services.  Other companies may succeed in obtaining valid patents covering one or more of Sequoia’s business models or key techniques Sequoia utilizes in its products or services.  If so, Sequoia may be forced to obtain required licenses or implement alternative non-infringing approaches.  Sequoia’s products are designed to adhere to industry standards, such as DVD-ROM, DVD-Video, DVD-Audio and MPEG video.  A number of companies and organizations hold various patents that claim to cover various aspects of DVD, MPEG and other relevant technology.  Sequoia has entered into license agreements with certain companies and organizations relative to some of these technologies.  Such license agreements may not be sufficient in the future to grant Sequoia all of the intellectual property rights necessary to market and sell its products.

Sequoia’s products rely upon the use of copyrighted materials that it licenses and its inability to obtain needed licenses, remain compliant with existing license agreements, or effectively account for and pay royalties to third parties could substantially limit product development and deployment.

Sequoia’s products incorporate copyrighted materials in the form of pictures, video, audio, music, and fonts.  Sequoia actively monitors the use of all copyrighted materials and pays up-front and usage royalties as it fulfills customer orders for products.  If Sequoia were unable to maintain appropriate licenses for copyrighted works, it would be required to limit its product offerings, which would negatively impact its revenues.  Sequoia also seeks to license popular works to build into its products and the photo merchandizing market is extremely competitive.  In the event Sequoia is unable to license works because its technology is not competitive or it has inadequate capital to pay royalties, it may not be able to effectively compete for photo-product production business which would seriously impart its ability to sell products.

Sequoia could be liable to some of its customers for damages that they incur in connection with intellectual property claims.

Sequoia has exposure to potential liability arising from infringement of third-party intellectual property rights in its license agreements with customers.  If Sequoia is required to pay damages to or incur liability on behalf of its customers, its business could be harmed.  Moreover, even if a particular claim falls outside of Sequoia’s indemnity or warranty obligations to its customers, its customers may be entitled to additional contractual remedies against it, which could harm Sequoia’s business.  Furthermore, even if Sequoia is not liable to its customers, its customers may attempt to pass on to it the cost of any license fees or damages owed to third parties by reducing the amounts they pay for its products.  These price reductions could harm Sequoia’s business.

Legislation regarding copyright protection or content interdiction could impose complex and costly constraints on Sequoia’s business model.

Because of its focus on automation and high volumes, Sequoia’s operations do not involve, for the vast majority of its sales, any human-based review of content.  Although use of its software technology terms of use specifically require customers to represent that they have the right and authority to reproduce the content they provide and that the content is in full compliance with all relevant laws and regulations, Sequoia does not have the ability to determine the accuracy of these representations on a case-by-case basis.  There is a risk that a customer may supply an image or other content that is the property of another party used without permission, that infringes the copyright or trademark of another party, or that would be considered to be defamatory, pornographic, hateful, racist, scandalous, obscene or otherwise offensive, objectionable or illegal under the laws or court decisions of the jurisdiction where that customer lives.  There is, therefore, a risk that customers may intentionally or inadvertently order and receive products from Sequoia that are in violation of the rights of another party or a law or regulation of a particular jurisdiction.  If Sequoia should become legally obligated in the future to perform manual screening and review for all orders destined for a jurisdiction, Sequoia will encounter increased production costs or may cease accepting orders for shipment to that jurisdiction which could substantially harm its business and results of operations.

The loss of any of Sequoia’s executive officers, key personnel, or contractors would likely have an adverse effect on its business.

Sequoia’s greatest resource in developing and launching its products is its labor.  Sequoia is dependent upon its management, employees, and contractors for meeting its business objectives.  In particular, the original founders and members of the senior management team play key roles in Sequoia’s business and technical development.  Sequoia does not carry key man insurance coverage to mitigate the financial effect of losing the services of any of these key individuals.  Sequoia’s loss of any of these key individuals most likely would have an adverse effect on its business.

If the collocation facility where much of Sequoia’s Internet computer and communications hardware is located fails, its business and results of operations would be harmed.  If Sequoia’s Internet service to its primary business office fails, its business relationships could be damaged.

Sequoia’s ability to provide its services depends on the uninterrupted operation of its computer and communications systems.  Much of its computer hardware necessary to operate its Internet service for downloading software and receiving customer orders is located at a single third party hosting facility in Salt Lake City, Utah.  Sequoia’s systems and operations could suffer damage or interruption from human error, fire, flood, power loss, telecommunications failure, break-ins, terrorist attacks, acts of war and similar events.  Sequoia does have some redundant systems in multiple locations, but if its primary location suffers interruptions its ability to service customers quickly and efficiently will suffer.

Sequoia’s technology may contain undetected errors that could result in limited capacity or an interruption in service.

The development of Sequoia’s software and products is a complex process that requires the services of numerous developers.  Sequoia’s technology may contain undetected errors or design faults that may cause its services to fail and result in the loss of, or delay in, acceptance of its services.  If the design fault leads to an interruption in the provision of Sequoia’s services or a reduction in the capacity of its services, Sequoia would lose revenue.  In the future, Sequoia may encounter scalability limitations that could seriously harm its business.

Sequoia may divert its resources to develop new product lines, which may result in changes to its business plan and fluctuations in its expenditures.

As Sequoia has developed its technology, customers have required Sequoia to develop various means of deploying its products.  In order to remain competitive and work around deployment issues inherent in working with third party kiosk providers, Sequoia is continually developing new deployments and product lines.  Sequoia recently developed a new point-of-scan product to provide customers with an alternative to getting its products from retail kiosks that are sometimes busy or out of order.  The development of new product types may result in increased expenditures during the development and implementation phase, which could negatively impact Sequoia’s results of operations.  In addition, Sequoia is a small company with limited resources and diverting these resources to the development of new product lines may result in reduced customer service turn around times and delays in deploying new customers.  These delays could adversely affect Sequoia’s business and results of operations.

Sequoia may undertake acquisitions to expand its business, which may pose risks to its business and dilute the ownership of existing stockholders.

The digital photo industry is undergoing significant changes.  As Sequoia pursues its business plans, the Company may pursue acquisitions of businesses, technologies, or services.  The Company is unable to predict whether or when any prospective acquisition will be completed.  Integrating newly acquired businesses, technologies or services is likely to be expensive and time consuming.  To finance any acquisitions, it may be necessary to raise additional funds through public or private financings.  Additional funds may not be available on favorable terms and, in the case of equity financings, would result in additional dilution to the Company’s existing stockholders.  If the Company does acquire any businesses, if Sequoia is unable to integrate any newly acquired entities, technologies or services effectively, the Company’s business and results of operations may suffer.  The time and expense associated with finding suitable and compatible businesses, technologies, or services could also disrupt Sequoia’s ongoing business and divert management’s attention.  Future acquisitions by the Company could result in large and immediate write-offs or assumptions of debt and contingent liabilities, any of which could substantially harm its business and results of operations.

Requirements under client agreements and Sequoia’s method of delivering products could cause the deferral of revenue recognition, which could harm its operating results and adversely impact its ability to forecast recognition revenue.

Sequoia’s agreements with clients provide for various methods of delivering its technology capability to end consumers and may include service and development requirements in some instances.  As Sequoia provides future point-of-scan products that require future fulfillment of products by it, Sequoia may be required to defer revenue recognition until the time the consumer submits an order to have a product fulfilled rather than at the time our point-of-scan product is sold.  In addition, if Sequoia is obligated to provide development and support services to customers, it may be required to defer certain revenues to future periods which could harm its short-term operating results and adversely impact its ability to accurately forecast revenue.

Sequoia’s pricing model may not be accepted and its product prices may decline, which could harm its operating results.

Under its current business model, Sequoia charges a royalty on each product produced using its technology rather than selling software to its customers.  If Sequoia’s customers are offered software products to purchase that do not require the payment of royalties, Sequoia’s business could suffer.  Additionally the market for photo products is intensely competitive.  It is likely that prices Sequoia’s customers charge end consumers will decline due to competitive pricing pressures from other software providers which will likely affect Sequoia’s product royalties and revenues.

Sequoia depends on third-party suppliers for media components of some of its products and any failure by them to deliver these components could limit its ability to satisfy customer demand.

Sequoia currently sources DVD media and other components for use in its products from various sources.  Sequoia does not carry significant inventories of these components and it has no guaranteed supply agreements for them.  Sequoia may in the future experience shortages of some product components, which can have a significant negative impact on its business.  Any interruption in the operations of Sequoia’s vendors of sole components could affect adversely its ability to meet its scheduled product deliveries to customers.  If Sequoia is unable to obtain a sufficient supply of components from its current sources, it could experience difficulties in obtaining alternative sources or in altering product designs to use alternative components.  Resulting delays or reductions in product shipments could damage customer relationships and expose Sequoia to potential damages that may arise from its inability to supply its customers with products.  Further, a significant increase in the price of one or more of these components could harm Sequoia’s gross margins and/or operating results.

Sequoia relies on sales representatives and retailers to sell its products, and disruptions to these channels would affect adversely its ability to generate revenues from the sale of its products.

A large portion of Sequoia’s projected revenue is derived from sales of products to end-users via retail channels that it accesses directly and through a third party network of sales representatives.  If Sequoia’s relationship with its sales representatives is disrupted for any reason, its relationship with its retail customers could suffer.  If Sequoia’s retail customers do not choose to market its products in their stores, Sequoia’s sales will likely be significantly impacted and its revenues would decrease.  Any decrease in revenue coming from these retailers or sales representatives and Sequoia’s inability to find a satisfactory replacement in a timely manner could affect its operating results adversely.  Moreover, Sequoia’s failure to maintain favorable arrangements with its sales representative may impact adversely its business.

Changes in financial accounting standards or practices may cause adverse unexpected financial reporting fluctuations and affect Sequoia’s reported results of operations.

A change in accounting standards or practices can have a significant effect on Sequoia’s reported results and may even affect its reporting of transactions completed before the change is effective.  New accounting pronouncements and varying interpretations of accounting pronouncements have occurred and may occur in the future.  Changes to existing rules or the questioning of current practices may adversely affect Sequoia’s reported financial results or the way it conducts its business.

Government regulation of the Internet and e-commerce is evolving, and unfavorable changes or failure by Sequoia to comply with these regulations could substantially harm its business and results of operations.

Sequoia is subject to general business regulations and laws as well as regulations and laws specifically governing the Internet and e-commerce.  Existing and future laws and regulations may impede the growth of the Internet or other online services.  These regulations and laws may cover taxation, restrictions on imports and exports, customs, tariffs, user privacy, data protection, pricing, content, copyrights, distribution, electronic contracts and other communications, consumer protection, the provision of online payment services, broadband residential Internet access and the characteristics and quality of products and services.  It is not clear how existing laws governing issues such as property ownership, sales and other taxes, libel and personal privacy apply to the Internet and e-commerce as the vast majority of these laws were adopted prior to the advent of the Internet and do not contemplate or address the unique issues raised by the Internet or e-commerce.  Those laws that do reference the Internet are only beginning to be interpreted by the courts and their applicability and reach are therefore uncertain.  For example, the Digital Millennium Copyright Act, or DMCA, is intended, in part, to limit the liability of eligible online service providers for listing or linking to third-party websites that include materials that infringe copyrights or other rights of others. Portions of the Communications Decency Act, or CDA, are intended to provide statutory protections to online service providers who distribute third-party content.  Sequoia relies on the protections provided by both the DMCA and CDA in conducting its business.  Any changes in these laws or judicial interpretations narrowing their protections will subject Sequoia to greater risk of liability and may increase its costs of compliance with these regulations or limit our ability to operate certain lines of business.  The Children’s Online Protection Act and the Children’s Online Privacy Protection Act are intended to restrict the distribution of certain materials deemed harmful to children and impose additional restrictions on the ability of online services to collect user information from minors.  In addition, the Protection of Children From Sexual Predators Act of 1998 requires online service providers to report evidence of violations of federal child pornography laws under certain circumstances.  The costs of compliance with these regulations may increase in the future as a result of changes in the regulations or the interpretation of them.  Further, any failures on Sequoia’s part to comply with these regulations may subject it to significant liabilities.  Those current and future laws and regulations or unfavorable resolution of these issues may substantially harm Sequoia’s business and results of operations.

Sequoia’s failure to protect the confidential information of its customers against security breaches and the risks associated with credit card fraud could damage its reputation and brand and substantially harm its business and results of operations.

A significant prerequisite to online commerce and communications is the secure transmission of confidential information over public networks.  Sequoia’s failure to prevent security breaches could damage its reputation and brand and substantially harm its business and results of operations for customers using online services.  Sequoia relies on encryption and authentication technology licensed from third parties to effect the secure transmission of confidential customer information, including credit card numbers, customer mailing addresses and email addresses.  Advances in computer capabilities, new discoveries in the field of cryptography or other developments may result in a compromise or breach of the technology used by Sequoia to protect customer transaction data.  In addition, any party who is able to illicitly obtain a user’s password could access the user’s transaction data or personal information.  Any compromise of Sequoia’s security could damage its reputation and brand and expose it to a risk of loss or litigation and possible liability, which would substantially harm its business and results of operations.  In addition, anyone who is able to circumvent Sequoia’s security measures could misappropriate proprietary information or cause interruptions in its operations.  Sequoia may need to devote significant resources to protect against security breaches or to address problems caused by breaches.

Risks Related to Our Common Stock

Our articles of incorporation grant our Board of Directors the power to designate and issue additional shares of common and/or preferred stock.

Our authorized capital consists of 250,000,000 shares of common stock and 50,000,000 shares of preferred stock.  Our preferred stock may be designated into series pursuant to authority granted by our articles of incorporation, and on approval from our Board of Directors. The Board of Directors, without any action by our stockholders, may designate and issue shares in such classes or series as the Board of Directors deems appropriate and establish the rights, preferences and privileges of such shares, including dividends, liquidation and voting rights. The rights of holders of other classes or series of stock that may be issued could be superior to the rights of holders of our common shares. The designation and issuance of shares of capital stock having preferential rights could adversely affect other rights appurtenant to shares of our common stock. Furthermore, any issuances of additional stock (common or preferred) will dilute the percentage of ownership interest of then-current holders of our capital stock and may dilute the Company’s book value per share.

Because we acquired Sequoia by means of a reverse merger, we may not be able to attract the attention of major brokerage firms.

Additional risks to our investors may exist since we became public through a “reverse merger.” Security analysts of major brokerage firms may not provide coverage for the Company. In addition, because of past abuses and fraud concerns stemming primarily from a lack of public information about new public businesses, there are many people in the securities industry and business in general who view reverse merger transactions with public shell companies with suspicion. Without brokerage firm and analyst coverage, there may be fewer people aware of the Company and its business, resulting in fewer potential buyers of our securities, less liquidity, and depressed stock prices for our investors.

We are subject to Sarbanes-Oxley and the reporting requirements of federal securities laws, which can be expensive.

As a public reporting company, we are subject to Sarbanes-Oxley and, accordingly, are subject to the information and reporting requirements of the Securities Exchange Act of 1934 and other federal securities laws. The costs of compliance with Sarbanes-Oxley, of preparing and filing annual and quarterly reports, proxy statements and other information with the SEC, furnishing audited reports to our stockholders, and other legal, audit and internal resource costs attendant with being a public reporting company will cause our expenses to be higher than if we were privately held.

There is not now, and there may not ever be an active market for shares of our common stock.

In general, there has been very little trading activity in shares of the Company’s common stock. The small trading volume will likely make it difficult for our stockholders to sell their shares as and when they choose. Furthermore, small trading volumes are generally understood to depress market prices. As a result, you may not always be able to resell shares of our common stock publicly at the time and prices that you feel are fair or appropriate.

Because it is a “penny stock,” you may have difficulty selling shares of our common stock.

Our common stock is a “penny stock” and is therefore subject to the requirements of Rule 15g-9 under the Securities and Exchange Act of 1934. Under this rule, broker-dealers who sell penny stocks must provide purchasers of these stocks with a standardized risk-disclosure document prepared by the SEC. Under applicable regulations, our common stock will generally remain a “penny stock” for such time as its per-share price is less than $5.00 (as determined in accordance with SEC regulations), or until we meet certain net asset or revenue thresholds. These thresholds include (i) the possession of net tangible assets (i.e., total assets less intangible assets and liabilities) in excess of $2 million in the event we have been operating for at least three years or $5 million in the event we have been operating for fewer than three years, and (ii) the recognition of average revenues equal to at least $6 million for each of the last three years. We do not anticipate meeting any of the foregoing thresholds in the foreseeable future.

The penny-stock rules severely limit the liquidity of securities in the secondary market, and many brokers choose not to participate in penny-stock transactions because of the difficulties in effectuating trades in such securities. As a result, there is generally less trading in penny stocks than in other stock that are not penny stocks. If you become a holder of our common stock, you may not always be able to resell shares of our common stock publicly at the time and prices that you feel are fair or appropriate.

We do not intend to pay dividends on our common stock for the foreseeable future.

In conjunction with the Merger, we paid a dividend to our stockholders of record prior to the Merger.  We do not anticipate that we will pay any dividends for the foreseeable future. Accordingly, any return on an investment in our Company will be realized, if at all, only when a stockholder sells his or her shares of our common stock.  Stockholders who received their shares in exchange for Sequoia ownership interests, own restricted shares that can be sold only if an exemption is available.  Because the Company was a “shell” company, exemptions under Rule 144 will not be available for use by stockholders holding restricted securities until June 7, 2009.

Our stock price has been volatile in response to market and other factors.

The market price for our common stock has been, and the market price for the our stock after the Merger may continue to be, volatile and subject to price and volume fluctuations in response to market and other factors, including the following, some of which are beyond our control:

•	variations in quarterly operating results from the expectations of securities analysts or investors;

•	announcements of technological innovations or new products or services by the Company or its competitors;

•	general technological, market or economic trends;

•	investor perception of the industry or prospects of the Company;

•	investors entering into short sale contracts;

•	regulatory developments; and

•	additions or departures of key personnel.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

We and our representatives may from time to time make written or oral statements that are “forward-looking,” including statements contained in this prospectus and other filings with the Securities and Exchange Commission, reports to our stockholders and news releases. All statements that express expectations, estimates, forecasts or projections are forward-looking statements. In addition, other written or oral statements which constitute forward-looking statements may be made by us or on our behalf. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “projects,” “forecasts,” “may,” “should,” variations of such words and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the Company's actual results to differ materially from those projected in such forward-looking statements. We discuss many of these risks, uncertainties and other factors in this prospectus in greater detail in the section of this prospectus entitled “Risk Factors”. Forward looking statements speak only as of the date made and are not guarantees of future performance. We undertake no obligation to publicly update or revise any forward-looking statements.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholder. We will not receive any proceeds from the sale of shares of common stock in this offering. However, we will receive the sale price of any common stock we sell to the selling stockholder upon exercise of the warrants owned by the selling stockholder. We expect the proceeds, if any, received from the exercise of the warrants and the options to be used for general working capital purposes.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock has traded over-the-counter on the Pink Sheets under the symbol “SAHC.PK” since June 19, 2007.  From March 26, 2003 to June 18, 2007, our common stock traded over-the-counter on the Pink Sheets under the symbol “ATMS”.  From February 1998 to March 25, 2003, our common stock traded on the NASDAQ stock market under the symbol “ATMS”.  As of June 9, 2008, our post-merger, post reverse split trading symbol on the Pink Sheets is “AVMC.PK”.  The following table sets forth the quarterly high and low bid information for our common stock for the two-year period ended September 30, 2007 and through July 28, 2008:

	High Bid	Low Bid
Fiscal Year Ended September 30, 2006

First Fiscal Quarter	$.82	$.44
Second Fiscal Quarter	.78	.46
Third Fiscal Quarter	.70	.52
Fourth Fiscal Quarter	.84	.62

Fiscal Year Ended September 30, 2007

First Fiscal Quarter	$1.00	$.70
Second Fiscal Quarter	1.38	.92
Third Fiscal Quarter	2.00	1.24
Fourth Fiscal Quarter	1.80	1.40

Fiscal Year Ended September 30, 2008

First Fiscal Quarter	$1.74	$1.20
Second Fiscal Quarter	1.36	1.06
Third Fiscal Quarter	2.25	.60
Fourth Fiscal Quarter (through July 28, 2008)	1.34	1.01

Holders

As of July 28, 2008 there were 48,737,928 shares of common stock outstanding and approximately 1,032 stockholders of record.

Transfer Agent and Registrar

Our transfer agent is Computershare, 350 Indiana Street, Suite 800, Golden, CO 80401; telephone (303) 262-0600.

Dividend Policy

Except for the $2,000,000 Dividend that we have paid to our stockholders of record as of April 16, 2008, we have not paid any cash dividends on our common stock to date and do not anticipate we will pay dividends in the foreseeable future. The payment of dividends in the future will be contingent upon revenues and earnings, if any, capital requirements, and our general financial condition. The payment of any dividends will be within the discretion of the then Board of Directors. It is the present intention of the Board of Directors to retain all earnings, if any, for use in the business operations. Accordingly, the Board does not anticipate declaring any dividends in the foreseeable future.

Warrants, Options and Convertible Debt

There are no outstanding options or warrants that would entitle any person to purchase the Company’s preferred stock.  Currently, there are outstanding options and warrants to purchase shares of the Company’s common stock. Information about outstanding options and warrants is as follows:

Holder	Shares Underlying Option/Warrant (1)		Exercise Price (1)	Expiration Date

Jerrell G. Clay	475,000		$1.24	March 21, 2017
Stephen P. Griggs	475,000		$1.24	March 21, 2017
Chett B. Paulsen	870,963	(2)	$0.71	December 31, 2012
Richard B. Paulsen	870,963	(2)	$0.71	December 31, 2012
Edward B. Paulsen	609,674	(2)	$0.71	December 31, 2012
Amerivon Investments LLC.	2,909,016	(3)	(3)	(3)
Terry Dickerson	705,479	(4)	(4)	(4)
Other Employees	423,941	(5)	(5)	(5)

(1)	The share amounts and exercise prices reflect the 1-for-2 reverse split associated with the Merger.
(2)	Non-vested options priced at $0.71.
(3)
Includes 949,350 shares of common stock underlying currently exercisable warrants priced at $0.53, 653,222 shares of common stock underlying currently exercisable options priced at $0.18, 653,222 non-vested options priced at $0.18 and subject to sales performance in 2008, and 653,222 options priced at $0.71 and subject to sales performance vesting in 2009.

(4)	Includes 351,651 currently vested options priced at $0.27, 92,540 non-vested options priced at $0.27, and 261,289 non-vested options priced at $0.71.
(5)	Includes options held by employees that are exercisable at prices ranging from $.41 to $0.71 and which expire at various times from September 10, 2011 to December 31, 2012.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONAND RESULTS OF OPERATIONS

Some of the information in this filing contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate” and “continue,” or similar words. You should read statements that contain these words carefully because they:

•	discuss our future expectations;

•	contain projections of our future results of operations or of our financial condition; and

•	state other “forward-looking” information.

We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors,” “Business” and elsewhere in this prospectus.

Comparison of the Three Months Ended March 31, 2008 and 2007

Revenues.
	Three Months Ended March 31, 2008	Three Months Ended March 31, 2007	% Change
Revenues	$73,496	$173,911	(58%)

Total revenues decreased $100,415, or 58 percent, for the three months ended March 31, 2008, as compared to the same period in 2007. The decrease in revenue is due to the expiration of Sequoia’s agreement with BigPlanet on December 31, 2007.

Four customers accounted for a total of 94 percent of Sequoia’s revenues for the three months ending March 31, 2008 (individually 51 percent, 17 percent, 15 percent, and 11 percent) compared to one customer accounting for all of the revenue for the same period in 2007. No other single customer accounted for more than 10 percent of Sequoia’s total revenues for the three months ended March 31, 2008 or the same period in 2007.

Operating Expenses.
	Three Months Ended March 31, 2008	Three Months Ended March 31, 2007	% Change
Cost of Goods Sold	$173,097	$21,615	701%
Research and Development	560,377	344,429	63%
Selling and Marketing	517,161	298,817	73%
General and Administrative	1,144,240	597,120	92%
Depreciation and Amortization	56,998	43,245	32%
Interest Expense	71,289	342,242	(79%)

Sequoia’s cost of goods sold expense increased $151,482, or 701%, for the three months ended March 31, 2008, as compared to the same period in 2007. The increase is primarily due to the change in the type of work being performed in 2008 versus 2007. In 2007, Sequoia primarily supplied software technology to build DVD movies for a single customer – BigPlanet. In 2008, Sequoia has multiple customers and the cost of goods sold includes not only fulfillment costs, but also includes a portion of the cost of hardware to one of Sequoia’s customers that purchased fulfillment equipment from Sequoia. (Both the revenue and costs associated with this contract are being recognized over the life of the contract.)

Sequoia’s research and development expense increased $215,948, or 63%, for the three months ended March 31, 2008 as compared to the same period in 2007.  The increase is attributable to additional personnel and related costs for new employees and consultants involved with technology development for deployments and ongoing maintenance of Sequoia’s products in Wal-Mart on kiosks, with various retailers online and with various retailers in the form of hard good kits.

Selling and marketing expense increased $218,344, or 73%, for the three months ended March 31, 2008, as compared to the same period in 2007. The increase is primarily due to additional personnel and the related costs for new employees and consultants involved with Sequoia’s increased marketing efforts directed at mass retailers.

Sequoia’s general and administrative expense increased $547,120, or 92%, for the three months ended March 31, 2008, as compared to the same period in 2007. The increase is primarily due to an increase in consulting and outside services of approximately $210,000 as a result of the consulting agreement with Amerivon (see “Sequoia Transactions and Relationships” below, for more information on this consulting agreement). An increase of approximately $113,000 is attributable to increased professional consulting services provided by accounting, financial and legal services associated with Sequoia’s funding activities and pursuit of the Merger Agreement with Secure Alliance. Approximately $80,000 of the increase is attributable to an increase in benefits expense due to the increase in average headcount from year to year. Finally, approximately $70,000 of the increase is attributable to a bonus accrual, and approximately $39,000 is attributable to an increase in stock-based compensation expense due to an increase in options year to year.

Depreciation and amortization expense increased $13,753, or 32%, for the three months ended March 31, 2008, as compared to the same period in 2007. The increase is primarily due to the purchase of computer equipment deployed to fulfill product for new customer accounts and for office furniture and equipment for new employees which began to be depreciated by Sequoia.

Sequoia’s interest expense decreased $270,953, or 79%, for the three months ended March 31, 2008, as compared to the same period in 2007. The decrease is due to the conversion of Sequoia’s convertible debt into equity in May 2007.  To fund operations, Sequoia undertook a large private offering consisting of 12-month convertible debt, bearing interest at 10%.  The offering was taken in its entirety by Amerivon, who invested a total of $830,000.  In August of 2006, Amerivon invested an additional $1,560,000 in a convertible debt offering, bearing interest at 9%, intended to bridge Sequoia to a subsequent preferred equity offering targeting $5 to $7 million.

In December 2006, Sequoia entered into various short-term loans with members of Sequoia totaling $265,783 to fund operations until the funding transaction with Amerivon closed.  These loans bore interest at 10% per annum and were payable on or before December 31, 2007.  In May 2007, these loans were repaid.

Comparison of the Years Ended December 31, 2007 and 2006

Revenues.

	2007	2006	% Change
Revenues	$541,856	$739,200	(27%)

More than 90% of all revenues generated in 2007 and 100% in 2006 came from Sequoia’s agreement with BigPlanet.  Under the terms of the agreement, BigPlanet was obligated to pay Sequoia $1 million in annual minimum guaranteed royalties, payable in 12 equal monthly installments of $83,333.33.  Big Planet timely paid each monthly installment during each of the 24 months through 2005 and 2006.  The BigPlanet agreement included software development, software license, post-contract support and training.  Because the contract included the delivery of a software license, Sequoia accounted for the contract in accordance with Statement of Position (SOP) 97-2, Software Revenue Recognition, as modified by SOP 98-9, Modification of SOP 97-2 with Respect to Certain Transactions.  SOP 97-2 applies to activities that represent licensing, selling, leasing, or other marketing of computer software.

Because the contract included services to provide significant production, modification, or customization of software, in accordance with SOP 97-2, Sequoia accounted for the contract based on the provisions of Accounting Research Bulletin (ARB) No. 45, Long-Term Construction-Type Contracts, and the relevant guidance provided by SOP 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts.  In accordance with these provisions, Sequoia determined to use the percentage-of-completion method of accounting to record the revenue for the entire contract.  Sequoia utilized the ratio of total actual costs incurred to total estimated costs to determine the amount of revenue to be recognized at each reporting date.  Sequoia records billings and cash received in excess of revenue earned as deferred revenue.  The deferred revenue balance generally results from contractual commitments made by customers to pay amounts to Sequoia in advance of revenues earned.  The unbilled accounts receivable represents revenue that has been earned but which has not yet been billed.  Sequoia considers current information and events regarding its customers and their contracts and establishes allowances for doubtful accounts when it is probable that it will not be able to collect amounts due under the terms of existing contracts.

As a result of Sequoia’s use of the stated accounting methods, revenue recognition recognized income in years other that the year cash was received.  The cash received under the BigPlanet agreement was the same in 2007 and 2006, or $1 million each year.  As a result of applying the percentage-of-completion method, revenue decreased from $748,069 in 2006 to $541,856 in 2007, a 27% drop.  The change in revenue recognition in 2007 from 2006 reflects the relationship between the percentage of Sequoia’s total operating expenses directly associated with the BigPlanet agreement and those related to other activities of the Company during each respective year of the agreement.  During 2006 a much greater percentage of Sequoia’s resources were dedicated to the BigPlanet agreement than during 2007 because of Sequoia’s pursuit of and work on additional customer accounts.  The BigPlanet agreement expired on December 31, 2007.  The parties are in negotiations to continue their business relationship.

Under the original BigPlanet agreement, Sequoia provided its technology to BigPlanet for it to use to market and sell customer products.  Accordingly, Sequoia did not have material costs of goods sold associated with the BigPlanet revenues.

Sequoia maintains its cash in bank demand deposit accounts, which at times may exceed the federally insured limit.  As of December 31, 2007 and 2006, Sequoia had limited cash generating interest revenue and had not experienced any losses.

Operating Expenses.

	2007	2006	% Change
Research and Development	$1,890,852	$1,067,687	77%
Selling and Marketing	1,351,860	547,448	147%
General and Administrative	3,677,326	1,755,127	110%
Depreciation and Amortization	277,458	103,160	169%
Interest Expense	693,217	806,439	(14%)

Sequoia’s research and development expense increased $823,165, or 77%, from 2006 to 2007.  The increase is attributable to additional personnel and related costs for new employees and consultants involved with technology development for deployments and ongoing maintenance of Sequoia’s products in Wal-Mart on kiosks, with various retailers online and with various retailers in the form of hard good kits.  In August 2007, Sequoia launched a kiosk deployment in Wal-Mart and began selling its first hard good kits for the Christmas season.  Sequoia also developed an online platform in 2007 for selling products online and introduced this platform in the first quarter of 2008.

Selling and marketing expense increased $804,412, or 147%, from 2006 to 2007.  The increase was attributable to Sequoia’s increased marketing efforts directed at mass retailers and an increased presence at the Photo Marketing Association’s (“PMA”) annual trade show in February 2007.  Additional personnel were hired to assist with development of marketing materials resulting in additional personnel and associated costs of approximately $725,000.  An additional $80,000 was incurred in preparation for the PMA show to pay for floor space, booth rental and set up at the trade show held in February 2007.  Expenses were incurred during the last quarter of 2006 and the first quarter of 2007 for the PMA show.

Sequoia’s general and administrative expense increased $1,922,199, or 110%, from 2006 to 2007.  New business development and operations personnel and associated costs and sales materials accounted for approximately $801,000 of the increase.  Other costs associated with additional personnel such as health care, office furniture, computers, phones and other infrastructure costs across all departments totaled approximately $235,000.  Approximately $303,000 of the increase was attributable to an increase of contract labor associated with platform (online and point-of-scan offerings) and product development.  An increase of approximately $115,000 was attributable to increased professional consulting services provided by accounting, financial and legal services associated with Sequoia’s funding activities and pursuit of the Merger Agreement with Secure Alliance.  Sequoia’s lease payments increased as the company took out more space to house new employee growth by approximately $301,000.  Travel and entertainment costs increased approximately $121,000 as Sequoia pursued business opportunities.  Equipment taxes, licensing and telephone expenses increased by $56,000, all as a result of added personnel.

Depreciation expense increased $174,298, or 169% from 2006 to 2007 as a result of purchasing computer equipment deployed to fulfill product for new customer accounts and for office furniture and equipment for new employees which began to be depreciated by Sequoia.

Sequoia’s interest expense decreased from $806,439 in 2006 to $693,217 in 2007 due to the conversion of its convertible debt into equity during 2007.  To fund operations, Sequoia undertook a large private offering consisting of 12-month convertible debt, bearing interest at 10%.  The offering was taken in its entirety by Amerivon, who invested a total of $830,000.  In August of 2006, Amerivon invested an additional $1,560,000 in a convertible debt offering, bearing interest at 9%, intended to bridge Sequoia to a subsequent preferred equity offering targeting $5 to $7 million.

In December 2006, Sequoia entered into various short-term loans with members of Sequoia totaling $265,783 to fund operations until the funding transaction with Amerivon closed.  These loans bore interest at 10% per annum and were payable on or before December 31, 2007.  In May 2007, these loans were repaid.

Liquidity and Capital Resources.

	Unaudited
	Three Months Ended		Year Ended
	March 31,		December 31,
Statements of Cash Flows	2008	2007	2007	2006
Cash Flows from Operating Activities	$(1,734,006)	$(858,223)	$(5,513,316)	$(1,890,640)
Cash Flows from Investing Activities	(24,720)	(51,386)	(577,295)	(414,995)
Cash Flows from Financing Activities	1,885,118	930,375	6,780,988	2,464,288

Operating Activities.

For the three months ended March 31, 2008, net cash used in operating activities was $(1,734,006) compared to $(858,223) for the same period in 2007. For 2007, net cash used in operating activities was $(5,513,316) compared to $(1,890,640) in 2006.  The changes were due primarily to Sequoia’s pursuit of new customers and development of additional delivery methods for its software technology which required substantial additional human, equipment and property resources.

Investing Activities.

For the three months ended March 31, 2008, Sequoia’s cash flows from investing activities was $(24,720) compared to $(51,386) for the same period in 2007. The change was due to purchasing less property and equipment in the three months ended March 31, 2008 than in the same period in 2007.  For 2007, Sequoia’s cash flows from investing activities were $(577,295) compared to $(414,995) in 2006.  The change resulted primarily as a result of purchasing property and equipment to allow for the fulfillment of products for customers and anticipated customers.

Financing Activities.

For the three months ended March 31, 2008, financing activities provided a net $1,885,118 of cash compared to $930,375 for the same period in 2007. During the three months ended March 31, 2008, Sequoia received $1.5 million from Secure Alliance in anticipation of closing the Merger Agreement. During this period, Sequoia received $414,626 from Amerivon as they exercised a portion of their warrants to purchase additional common units, and used $(29,508) for principal payments under capital obligations. During the three months ended March 31, 2007, Sequoia received $1 million from Amerivon, and $20,000 from related party notes payable. Also during this period Sequoia made payments of $(82,080) in loan costs, and $(7,545) for principal payments under capital lease obligations.

Sequoia has elected to grow its business through the use of outside capital beyond what has been available from operations to capitalize on the growth in the digital imaging industry.  During the first half of 2006 Sequoia undertook a private equity offering consisting of 12-month convertible debt, bearing interest at 10%.  The offering was taken in its entirety by Amerivon, who invested a total of $829,250.  At the time of the investment, Amerivon placed a member on Sequoia’s Board of Managers.  In August of 2006, Amerivon invested an additional $1,560,000 in a convertible debt offering, bearing interest at 10%, intended to bridge Sequoia to a subsequent preferred equity offering targeting $5 to $7 million.  During the first quarter of 2007, Amerivon provided additional bridge financing of $1,000,000 and an additional $535,000 of bridge financing during the second quarter of 2007.  In May 2007, Sequoia closed the preferred equity offering with Amerivon at which time they converted approximately $2.4 million in aggregate convertible debt held by Amerivon, together with accumulated interest into common units of Sequoia.  Amerivon also provided approximately $4.9 million in additional cash, which, along with $1.5 million of the bridge financing principle provided during 2007, plus accumulated interest, was used to purchase a total of $6.4 million worth of Sequoia’s Series B preferred.  Upon the closing of the Series B preferred offering, Amerivon placed a second member on Sequoia’s Board of Managers.

In anticipation of closing the Merger Agreement, Sequoia entered into a Loan Agreement with Secure Alliance whereby Secure Alliance agreed to extend (and has extended) to Sequoia  $2.5 million to provide operating capital through the closing of the transaction.  A total of $1 million was loaned to Sequoia during 2007, with an additional $1.5 million being loaned in 2008.  In connection with the closing of the Merger Agreement on June 6, 2008, Sequoia received approximately $7.3 million to fund operations in addition to the $2.5 million previously loaned to the Company by Secure Alliance.  Upon closing of the Merger, the $2.5 million notes payable to Secure Alliance were eliminated.  Management believes that the funds received in connection with the Merger will be sufficient to sustain operations at least through the year ending December 31, 2008.

New Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 141 (revised 2007) (SFAS 141R), Business Combinations and SFAS No. 160 (SFAS 160), Noncontrolling Interests in Consolidated Financial Statements, an amendment of Accounting Research Bulletin No. 51. SFAS 141R will change how business acquisitions are accounted for and will impact financial statements both on the acquisition date and in subsequent periods. SFAS 160 will change the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests and classified as a component of equity. SFAS 141R and SFAS 160 are effective for us beginning in the first quarter of fiscal 2010. Early adoption is not permitted. The adoption of SFAS 141R and SFAS 160 is not expected to have a material impact on the Company’s financial statements.

In September 2006, the FASB issued SFAS No. 157 (SFAS 157), Fair Value Measurements, which defines fair value, establishes guidelines for measuring fair value and expands disclosures regarding fair value measurements. SFAS 157 does not require any new fair value measurements but rather eliminates inconsistencies in guidance found in various prior accounting pronouncements. SFAS 157 is effective for fiscal years beginning after November 15, 2007. However, in February 2008, the FASB issued FSP FAS 157-b which delays the effective date of SFAS 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). This FSP partially defers the effective date of Statement 157 to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years for items within the scope of this FSP. Effective for fiscal 2008, the Company will adopt SFAS 157 except as it applies to those nonfinancial assets and nonfinancial liabilities as noted in FSP FAS 157-b. The adoption of SFAS 157 is not expected to have a material impact on the Company’s financial statements.

In July 2006, the FASB issued Financial Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109. FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing the recognition threshold a tax position is required to meet before being recognized in the financial statements. It also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2007 and as a result, is effective our first quarter of fiscal 2008. The cumulative effects, if any, of applying FIN 48 will be recorded as an adjustment to retained earnings as of the beginning of the period of adoption.

Additionally, in May 2007, the FASB published FSP No. FIN 48-1 (FSP FIN 48-1), Definition of Settlement in FASB Interpretation No. 48. FSP FIN 48-1 is an amendment to FIN 48. It clarifies how an enterprise should determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits.  If the Company closes the merger with Secure Alliance Holdings Corporation as noted in note 11, the Company will be required to comply with FIN 48-1 on the merger date.  The actual impact of the adoption of FIN 48 and FSP FIN 48-1 on our consolidated results of operations and financial condition will depend on facts and circumstances that exist on the date of adoption. The Company is currently calculating the impact of the adoption of FIN 48 and FSP FIN 48-1 but does not expect it to have a material impact on the financial statements.

Off-Balance Sheet Arrangements

Sequoia does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on its financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital resources that is material to investors.  The following table sets forth certain contractual obligations as of March 31, 2008 in summary form:

		Less than 1	1-3	4-5	More than 5
Description	Total	year	years	years	years
Long-term debt	$–	–	–	–	–
Capital lease obligations	388,085	166,162	221,923	–	–
Operating lease obligations	695,134	317,990	369,494	7,650	–
Notes payable	2,747,361	2,747,361	–	–	–
Purchase obligations	97,000	97,000	–	–	–
Total	$3,927,580	3 ,328,513	591,417	7,650	–

As noted above, $2.5 million of the notes payable outstanding were eliminated upon the closing of the Merger with Secure Alliance.

BUSINESS

Organizational History

aVinci Media Corporation (formerly known as Secure Alliance Holdings Corporation and hereinafter referred to as the “Company,” “we,” “us,” or “our”) is a Delaware corporation.  Between October 2, 2006 and June 6, 2008, the Company was a shell public company and conducted no business activities other than seeking appropriate merger acquisition candidates.  In June 2008 (described in Recent Developments below), these efforts led to the acquisition of Sequoia Media Group, LC (“Sequoia”) by way of a reverse merger.

Pursuant to an Agreement and Plan of Merger and Reorganization dated December 6, 2007 and amended March 31, 2008 (the “Merger Agreement”), by and among the Company, then operating as Secure Alliance Holdings Corporation (the “Company”), SMG Utah, LC, a Utah limited liability company (“Merger Sub”) and wholly owned subsidiary of the Company, and Sequoia, Merger Sub merged with and into Sequoia, with Sequoia remaining as the surviving entity and a wholly owned operating subsidiary of the Company (the “Merger”).  The Merger was effective on June 6, 2008, upon the filing of Articles of Merger with the Utah Division of Corporations.  In connection with the Merger transaction, the Company amended the Certificate of Incorporation to (i) change our name from Secure Alliance Holdings Corporation to aVinci Media Corporation; (ii) increase our authorized shares of common stock from 100,000,000 to 250,000,000; (iii) authorize a class of preferred stock consisting of 50,000,000 shares of $.01 per value preferred stock; and (iv) effect a 1-for-2 reverse stock split.

General Development of Sequoia’s Business

Sequoia is a Utah limited liability company organized on March 28, 2003 under the name Life Dimensions, LC.  In 2003, Sequoia changed its name from Life Dimensions, LC to Sequoia Media Group, LC.  Sequoia’s operations are currently governed by a Board of Managers made up of five managers, three of whom are the original founders and two of whom were appointed as part of a private equity investment.  Substantially all of its business is conducted out of its Draper, Utah office.  Sequoia also has an office in Bentonville, Arkansas to help service Wal-Mart, which is one of its largest retail customers.

Sequoia has developed and deployed a software technology that employs “Automated Multimedia Object Models,” its patent-pending way of turning consumer captured images, video, and audio into complete digital files in the form of full-motion movies, DVD’s, photo books, posters and streaming media files.  Sequoia filed its first provisional patent in early 2004 for patent protection on various aspects of its technology with a full filing occurring in early 2005, and Sequoia has filed several patents since that time as part of its intellectual property strategy.  Sequoia’s technology carries the brand names of “aVinci” and “aVinci Experience.”

In May 2004 Sequoia signed its first client agreement with BigPlanet, a division of NuSkin International, Inc.  (“NuSkin”).  Under the terms of its BigPlanet agreement, Sequoia supplied them with its software technology that they marketed, sold, and fulfilled for their consumers.  Revenues from BigPlanet represent substantially all of Sequoia’s sales through 2007 at approximately $3.4 million from May 2004 through December 2007.  Sequoia’s agreement with BigPlanet expired on December 31, 2007.  BigPlanet continues to offer Sequoia DVD products and pays a per-product royalty for products made on a monthly basis resulting in a royalty of approximately $2,000 per month.

Since inception, Sequoia has continued to develop and refine its technology to be able to provide higher quality products through a variety of distribution models including in-store kiosks, retail kits, and online downloads.  Sequoia’s business strategy has been to develop a product solution that provides users with professionally created templates to automatically create personalized products by simply adding end customer images.

Sequoia’s business efforts during 2006 and 2007 were directed at developing relationships with mass retailers.  Sequoia signed an agreement to provide its technology in Meijer stores at the end of 2006.  Due to an integration problem issue with a third party supplier to Meijer, Sequoia has been delayed in deploying its software technology in Meijer stores.  However, Sequoia is currently working with a new vendor, Hewlett Packard, and recently launched its products in Meijer stores in April 2008.

During 2007, Sequoia signed an agreement with Fujicolor to deploy its technology on their kiosks located in domestic Wal-Mart stores.  Sequoia’s initial integration and deployment with Fujicolor in domestic Wal-Mart stores took place in the third quarter of 2007, with a software update scheduled for the third quarter of 2008 to enhance the user experience and the product offering.

In January 2008, Sequoia signed an agreement with Costco.com, to deliver its DVD product online.  Sequoia’s DVD product began being offered at Costco.com on the “photo” category at the end of March 2008.

Initial operations before Sequoia’s formal entity organization in March 2003 were funded through founder contributions.  Operations since May 2004 have been funded by royalty revenue received from BigPlanet, totaling approximately $3.4 million to date; from outside investment capital, totaling approximately $9.8 million to date; and from loans from Secure (associated with the Merger transaction) totaling approximately $2.5 million.

From pre-organization through Sequoia’s initial contract, the founders contributed approximately $150,000.  These initial contributions were provided in exchange for promissory notes bearing interest at 10%, the principal and interest of which were converted into convertible debentures bearing interest at 10% with a term of 13 months through January 31, 2005.  The debentures and interest were converted into Series A preferred membership interests (the “Series A Preferred Units”) in January 2005.  The preferences of the Series A Preferred Units was the right to convert the Series A Preferred Units into an investment in a future financing if, at anytime within 12 months of receiving the Series A Preferred Units, Sequoia raised capital at a lower valuation than such Series A Preferred Units holders’ initial investment (which did not occur), and the right to receive distributions upon a liquidating event before common unit holders receive distributions.  All of the Series A Preferred Units were converted into common units prior to the Merger.

During the fourth quarter of 2003, Sequoia initiated a small private offering that closed in the first quarter of 2004.  The offering consisted of 12-month convertible debt, bearing interest at the annual rate of 10%.  In January 2005, all but $30,000 of the debt converted into Series A preferred.  In February 2005, Sequoia closed a private offering of approximately $150,000 consisting of the sale of common units, and it followed that offering with another offering in June of 2005, consisting of the sale of common units through which Sequoia raised an additional $173,000.

Needing more capital to continue pursuing its business plan through 2006, Sequoia undertook a larger private offering consisting of 12-month convertible debt, bearing interest at 10%.  The offering was taken in its entirety by Amerivon Holdings LLC (“Amerivon”), who invested a total of $829,250.  At the time of the investment, Amerivon placed a member on Sequoia’s Board of Managers.  In August 2006, Amerivon invested an additional $1,564,000 in a convertible debt offering, bearing interest at 9%, intended to bridge Sequoia to a subsequent preferred equity offering targeting $5 to $7 million.  During the first quarter of 2007, Amerivon provided additional bridge financing of $1,000,000 and an additional $535,000 of bridge financing during the second quarter of 2007.  In May 2007, Sequoia closed the preferred equity offering with Amerivon at which time Amerivon converted approximately $2.4 million in aggregate convertible debt held by Amerivon, together with accumulated interest into common units of Sequoia.  Amerivon also provided approximately $4.9 million in additional cash, which, along with $1.5 million of the bridge financing provided during 2007, plus accumulated interest, was used to purchase a total of $6.4 million of Sequoia’s Series B preferred.  Upon the closing of the Series B preferred offering, Amerivon placed a second member on Sequoia’s Board of Managers.

The Series B preferred entitled its holders to redemption rights after four years, annual dividends equal to 8% of the principal amount of the investment, and the right to receive distributions before common and Series A preferred holders receive distributions upon liquidation.  The Series B preferred owners converted all of their Series B preferred units into common units immediately prior to the Merger.

Financial Information about Operating Segments

Sequoia conducts business within one operating segment in the United States.  From 2004 through 2007, Sequoia generated revenues primarily with one customer, BigPlanet, a division of NuSkin.  Beginning in 2008, Sequoia began generating revenues primarily through its agreements with Fujicolor (in Wal-Mart stores), Costco.com, Meijer Stores and Qualex.

Description of Business

Software Technology and Products

Sequoia makes software technology that it packages in various forms available to mass retailers, specialty retailers, Internet portals and websites that allow end consumers to use an automated process to create products such as DVD productions, photo books, posters, calendars, and other print media products from consumer photographs, digital pictures, video, and other media.  Sequoia’s customers are retailers and other vendors and not end consumers.  Sequoia enables its customers to sell its products to the end consumer who remain customers of its vendor and do not become its customers directly.  Sequoia currently delivers its technology to end consumers through (i) third party photo kiosks at mass and specialty retail outlets, (ii) retail kit shrink wrapped software at mass and specialty retail outlets, (iii) simple software downloads through third party Internet sites, (iv) simple software downloads though its own managed Internet site to which third party Internet sites are linked, and (v) on its own managed web servers on the world wide web to which third party Internet sites are linked.

Generally all of Sequoia’s products require the end consumer to simply supply digital images.  Sequoia supplies preformatted templates for an occasion, event, or style such as a wedding, birthday, or activity that fits a particular style.  A template for a DVD generally includes six to eight different scenes that incorporate background images related to that particular template theme.  Each scene is built around four to ten digital image frames, or placeholders, where user supplied images are placed to have the appearance of being part of the themed contextual images Sequoia supplies to support the template theme.  Sequoia utilizes a technique it calls “layering,” (which is the subject of its patent) to stitch together its supplied images with the user-supplied images to produce a themed DVD movie.  Scenes may involve panning over the user images as though they are photographs sitting on a table, or having user images appear in frames sitting on a mantle as the camera angle appears to change and move around the mantle piece, to describe a few of the hundreds of scene effects Sequoia utilizes.  Each template also provides a pre-designated position and font for a unique title, and in some instances subtitle and other text, to be added by the end consumer.  The scenes are assembled in an order to give the production a feeling of telling a story.  Each template also comes with a default sound track selected to match the template theme.  In some applications of Sequoia’s software, the consumer can select from one of several music selections fitted to the selected theme.  All of the images and music Sequoia supplies with the themed templates are owned by Sequoia or have been fully licensed from the owners of the rights.

Using a wedding DVD template that is supplied on a retail kiosk as an example, a consumer brings a CD or photo storage card containing his or her images to a kiosk located in a retailer’s store.  The consumer inserts the image storage device into the kiosk reader and the kiosk loads the user images onto the kiosk.  The user then chooses to make a DVD from a menu on the kiosk at which point our software is launched.  The user browses the categories and selects “wedding” from among four to six categories of templates and then selects “wedding day” from a few different wedding templates.  The user next selects 40 photos from his or her user supplied images to be incorporated into the template and can rotate and move the images into the preferred orientation and order.  A title and subtitle, such as “John and Jessica’s Wedding,” “November 14, 2007,” are typed into the kiosk by the user and the user specifies the number of copies he or she wants to purchase.  With this, the user has successfully ordered a wedding DVD.

Upon completion of an order, Sequoia takes the order information and images and builds the DVD product remotely at its offices.  The user then gets back a DVD case with the user’s pictures on the cover containing a DVD with the user’s image printed on the DVD as a label and an insert containing thumbnail sized images of each user image used to make the DVD.  The DVD plays on standard DVD players and starts with a customer or aVinci branded “spin-up” to get to a standard navigation screen.  The navigation screen shows a user image in a contextual background consisting of wedding flowers.  By pressing the “Play” button, the movie is launched with the first scene featuring a wedding announcement with John and Jessica’s name in a rich stylistic font.  The perceived camera angle then pans over to a digitally created frame containing a picture of the bride supplied by the user, while soft wedding themed music plays.  The scenes transition with pictures of flowers taking the viewer through the wedding day.  The DVD ends with credits for licensed media and audio used to produce the DVD production.

Sequoia’s photo books are created in the same fashion as described for DVDs, only Sequoia’s templates are created and laid out to tell the themed story in the form of a ten to twenty page, eight by eleven inch photo book.  Book pages are laid out by Sequoia’s design experts, printed on a digital press and hardbound.  Posters incorporate one or more user images into themed art matching DVD and photo book themes.  Sequoia is not currently selling any photo books, posters, or other print products to end consumers because Sequoia is still in the final stages of development.  Sequoia launched its first photo book and poster products during the second quarter of 2008.

Product Delivery Model

Under Sequoia’s business model, Sequoia integrates with retail or other vending customers according to each customer’s business plan.  Sequoia’s customers maintain the end consumer relationship and control as much of the image capture, product creation, and delivery of product as they desire based largely upon the product delivery method they select.  Sequoia does the rest.  Whatever Sequoia’s customers want to pass to it to manage, Sequoia manages.

With its kiosk model, Sequoia integrates with a third party kiosk provider and integrates its software onto the kiosk.  End consumers using the kiosk load their images onto the kiosk and can make a variety of products.  With Sequoia’s software on the kiosk, when the consumer chooses to make a DVD product, its software launches and takes the consumer through the process of selecting a theme, a specific production type (called a storyboard), the photos to be integrated into the product, a title, and the order quantity.  The kiosk then generates an order confirmation for the consumer who uses the confirmation to pick up and pay for the order when complete.  Upon completion the kiosk order goes either to the retailer’s lab to be fulfilled in store or to central processing to be fulfilled remotely.

Retailers and vendors can stock Sequoia’s retail kit product which consists of a small box containing a CD containing a simplified version of its production software for a specific production type (such as Wedding) and a product code.  The end consumer pays for the product at the store and can then use the CD at home or work to place their prepaid product order.  The CD loads the software onto the customer’s computer and walks the customer through the process of selecting his or her digital images to be used in creating the product, typing any unique consumer information such as a customized title and subtitle, entering order information for shipping, and uploading the order information and image files for remote fulfillment.

With third party Internet sites, the process is similar to Sequoia’s retail kit product except for how the consumer loads the simple software on his or her computer and how he or she pays for the product order.  With an Internet vendor that manages Sequoia’s software through their site, Sequoia supplies the vendor with its software download.  The consumer then downloads the simple software from the vendor’s web servers over the Internet.  The software loads and walks the customer through the process of selecting his or her digital images to be used in creating the product, typing any unique consumer information such as a customized title and subtitle, entering order information for shipping, taking the consumer’s credit card information to process the payment transaction for products ordered via a secure Internet transaction, and uploading the order for remote fulfillment.

In the event a retailer or vendor wants Sequoia to manage the software download, they simply provide a link on their website to Sequoia and Sequoia provides the simple software download from its web servers over the Internet.  The consumer process then works as outlined for a third party Internet site deployment.  Following the software download, the software loads and walks the customer through the process of selecting his or her digital images to be used in creating the product, typing any unique consumer information such as a customized title and subtitle, entering order information for shipping, taking the consumers credit card information to process the payment transaction for products ordered via a secure Internet transaction, and uploading the order for remote fulfillment.

As a companion to the retail kit product, Sequoia launched in the second quarter of 2008 a web site that will allow consumers who upload orders using the retail kit software to order additional copies and additional products on the web site.  Under this business model, the consumer uploads the product order purchased as a retail kit product.  Upon receipt of the order, Sequoia provides the consumer with a dialogue box asking if they would like to add additional copies of the created product to his or her order, and if he or she would like to order a companion photo book or poster to the order.  If the customer chooses to order additional products, Sequoia processes the payment transaction for the products ordered via a secure Internet transaction.

To date Sequoia’s customers have elected to have products fulfilled remotely.  Sequoia fulfills all the products either in house or through third party vending partners.  Once a consumer orders a product by selecting the product and the pictures and his or her images to be used in creating the product, the order and images are received by Sequoia’s web servers deployed by it in-house or with third party vendors Sequoia contracts with to do its fulfillment work.  The servers process the orders and photos and pass the electronic filed off to computers that build the final product and send the files to be burned on a DVD or printed on a print media product such as a photo book or poster.  Finished products are shipped to retail customers for delivery to end customers or directly to end customers depending on the retail customer’s business model.

Sequoia’s revenue model generally relies on a per product royalty.  With all product deployments except the retail kit product, each time an end customer makes a product utilizing Sequoia’s technology, Sequoia receives a royalty from its retail customers.  From the royalty received, Sequoia pays the royalties associated with licensed media and technology.  If Sequoia is performing product fulfillment, Sequoia also pays the costs of goods associated with production of the product.  If Sequoia’s customer utilizes in-store fulfillment, its customer pays the cost of goods associated with production.

Sequoia currently has fulfillment hardware deployed in two locations including its Draper, Utah office and a Qualex (a subsidiary of Eastman Kodak Company) facility in Allentown, Pennsylvania that allow for the fulfillment of DVD products.  Both locations have computer server configurations and DVD burning and printing units.  DVD supplies, including DVD media supplied by Verbatim and Taiyo Yuden, DVD cases, and paper for printing DVD case covers, are inventoried to be able to meet customer DVD fulfillment needs.  Sequoia’s photo book and poster product fulfillment operations are in the implementation stage.  Sequoia intends to fulfill photo books and posters with third party fulfillment partners.  Currently, Sequoia has a fulfillment agreement with Qualex to build and ship many of its DVDs, photo books and posters for select customers.  Integration with Qualex for creating DVD media was completed in February 2008.

Customers

In May 2004, Sequoia signed its first client agreement with BigPlanet, a division of NuSkin.  NuSkin is a global direct selling company.  NuSkin markets premium-quality personal care products under the Nu Skin® brand, science-based nutritional supplements under the Pharmanex® brand, and technology-based products and services under the Big Planet® brand.  BigPlanet, NuSkin’s technology division, offers its customers ways to easily preserve, organize, share and enjoy photos online.  Under the terms of its BigPlanet agreement, Sequoia supplied software technology to build DVD movies which BigPlanet marketed, sold, and fulfilled for their consumers under their brand name “PhotoMax.”  Revenues from BigPlanet represented substantially all of Sequoia’s sales through 2007 at approximately $3.4 million to date.  The agreement required an annual minimum guaranteed royalty of $1 million, which was payable monthly in the amount of $83,333.33.  Sequoia’s agreement with BigPlanet expired on December 31, 2007 and Sequoia has been paid current through the end of the term.  BigPlanet continues to offer Sequoia DVD products and pays a per-product royalty for products made on a monthly basis.

On September 18, 2006, Sequoia signed an agreement to provide its technology in Meijer stores.  Meijer Distribution, Inc. (“Meijer”) is a Michigan-based retailer that operates 181 super centers throughout the mid-west.  Sequoia’s agreement term with Meijer continues through a date two years from the date Meijer first makes Sequoia’s software technology available to end consumers, subject to automatic renewal for additional 12-month periods after the initial term.  Under the terms, Meijer purchases DVD kits from Sequoia consisting of a pre-labeled DVD, DVD cover and paper for the case cover, and inserts printed with thumbnail size images of all the user photographs provided for use in the DVD production.  Meijer placed and paid for an initial purchase order of DVD kits, for approximately $109,000, but due to an integration issue with a third party supplier to Meijer, the deployment was delayed.  Meijer entered into an agreement with Hewlett Packard to deploy a photo kiosk solution in Meijer stores.  Sequoia is currently working with Hewlett Packard and Sequoia’s software was launched in Meijer stores in April 2008 with full deployment through the 180 store chain in May 2008.

In January 2006, Sequoia signed an agreement with Storefront, a photo kiosk company.  Storefront anticipated deploying Sequoia’s software on client kiosks in retailers such as King Soopers, Smith’s, Fred Meyer, Ralph’s and others.  Storefront has not deployed Sequoia’s software to date and Sequoia does not know if they will ever deploy Sequoia software with their customers.

On September 1, 2007, Sequoia signed an agreement with Qualex, Inc. (“Qualex”) to allow for the distribution of its software product to Qualex customers.  Qualex, a wholly owned subsidiary of Eastman Kodak, is the largest wholesale and on-site photofinishing company in the world and it offers traditional print and digital output solutions by operating a large network of commercial and in store labs throughout the United States and Canada.  The agreement term is through September 30, 2009, at which point it is subject to extension for additional 12-month terms at the election of either party.  Qualex will provide the fulfillment services for all of its customers and Sequoia will receive a royalty per product produced.  Sequoia also signed a separate agreement with Qualex at the same time that provides for Qualex to perform fulfillment services for select customers.  As part of the agreement, Sequoia has deployed its fulfillment technology and equipment in Qualex’s Allentown, Pennsylvania fulfillment center.  Sequoia began processing live orders in February 2008 with Qualex.

During 2007 at the request of Wal-Mart, Sequoia signed an agreement with Fujicolor to deploy its technology on Fujicolor kiosks located in domestic Wal-Mart stores.  Wal-Mart is a worldwide retailer with more than 5,000 domestic retail stores.  Fujicolor is part of Fujifilm, which is a world leader in photographic products and technology.  Sequoia’s initial integration and deployment with Fujicolor in domestic Wal-Mart stores took place in the third quarter of 2007.  Sequoia’s DVD product offering is currently deployed throughout domestic Wal-Mart stores on Fujicolor kiosks in more than 3,000 stores.  Upon deployment with Fujicolor, Sequoia intended to update the first version of its software within several months.  Because of software updates Fujicolor is making to its kiosks generally, Sequoia has not been able to deploy any updates.  Sequoia is working with Fujicolor currently and anticipates updating its software in the third quarter of 2008.

Sequoia also became a Wal-Mart vendor and shipped Sequoia’s retail kit product to 200 Wal-Mart stores in June 2008, with a wider rollout anticipated based upon initial sales in the 200 deployed stores.

In January 2008, Sequoia signed an agreement with Costco.com, to deliver its DVD product online.  Sequoia’s DVD product began being offered at Costco.com on the “photo” category at the end of March 2008.

In addition to its current customers, Sequoia continues to actively negotiate agreements and relationships with other mass and specialty retailers and other vending partners.

Competitors

Sequoia’s competitors consist primarily of professional videographers on the high-cost end and slideshow software programs on the low-cost end, with varying software tools in the middle.  Unfamiliar evaluators on the surface may attempt to compare the low-end slide show creator products with Sequoia’s products, but when compared side by side differences are readily seen in production quality and detail.  Generally only user images are included in the slide show and context; graphics, audio, and music are not included.  Finished productions are generally poor quality and lack any meaningful emotional impact.

Software providers who supply consumer tools or solutions for consumers to make their own DVD productions include Adobe, Microsoft, Ulead, PhotoShow, Roxio, among others.  The closest direct competitive products to Sequoia’s technology are software tools such as iPhoto, iMovie and Final Cut Pro from Apple, each of which require users to spend a significant sum for the software, devote extensive time to master software usage, and significant time to create each individual production.  Additional competitors include Simple Star, MuVee, RocketLife, PhotoDex, and Smilebox all of which offer similar products.

Common to software tools are their lack of automation.  The user spends a vast amount of time mastering software to produce the same sort of automated results that can otherwise be accomplished very quickly with Sequoia’s products.  A software user must first import media, organize it, choose timing and effects, edit music to length then render the production.  The rendered production must then be committed to DVD where the user has to then design a DVD interface before burning to DVD to have any navigation capabilities.

Employees

As of July 28, 2008, Sequoia had 34 full-time employees and 7 part-time employees.  Most of its employees work in its primary business office in Draper, Utah.

Properties

Sequoia currently leases approximately 13,000 square feet of office space at 11781 Lone Peak Parkway, Suite 270, Draper, Utah 84020.  Its current lease term ends on April 30, 2010.  Sequoia has a good relationship with its landlord, DBSI Draper LeaseCo LLC.  Sequoia conducts its corporate, development, sales, and certain manufacturing operations out of its Draper office.  Sequoia’s main telephone number is (801) 495-5700 and its facsimile number (801) 495-5701.  Sequoia maintains a web site at www.sequoiamg.com.  Sequoia leases space in a computer hardware collocation facility in Salt Lake City and has a good relationship with the landlord.

In Bentonville, Arkansas, Sequoia rents an office, on a month-to-month basis,  in an office suite consisting of one office of about 300 square feet which houses one employee.  Sequoia uses the office when it visits Wal-Mart corporate offices.

Legal Proceedings

On December 17, 2007, Robert L. Bishop, who worked with Sequoia in a limited capacity in 2004 and is a current member of a limited liability company that owns an equity interest in Sequoia, filed a legal claim alleging a right to unpaid wages and/or commissions (with no amount specified) and company equity.  The Complaint was served on Sequoia on January 7, 2008.  Sequoia timely filed an Answer denying Mr. Bishop’s claims and counterclaiming interference by Mr. Bishop with Sequoia’s capital raising efforts.  Sequoia intends to vigorously defend against Mr. Bishop’s claims and pursue Sequoia’s counterclaim.

Intellectual Property

In early 2003, through patent counsel, Sequoia performed an initial patent search for products and processes similar to its software technology.  The patent search did not reveal any conflicting intellectual property.  In January 2004, Sequoia filed initial patent applications seeking broad patent protection for its ideas, technologies, point-of-sale business concept, and the system of automating solutions through the use of pre-constructed templates.

Since its initial filing, Sequoia has completed additional filings to extend and broaden its patent protection.  In February 2005, Sequoia filed for international patent protection based on its original patents pending, filings with the individual countries in Europe and Asia to secure the patents internationally.

As part of its product development, Sequoia routinely licenses media content such as pictures, videos and audio to create products.  Sequoia has numerous license agreements with stock image and music sources that it routinely reviews and keeps current.

MANAGEMENT

In accordance with the Merger Agreement, and as a result of the Merger, our Board of Directors increased the size of the Board from two members to seven members.  The Board filled the five vacancies created by such increase by appointing as additional directors Chett B. Paulsen, Richard B. Paulsen, Edward B. Paulsen, John E. Tyson and Tod M. Turley. As a result of the Merger, our directors and executive officers are as follows:

Name	Age	Position

Chett B. Paulsen	52	President, Chief Executive Officer, Director
Richard B. Paulsen	48	Vice President, Chief Technology Officer, Director
Edward B. Paulsen	45	Secretary/Treasurer, Chief Operating Officer, Director
Terry Dickson	50	Vice President Marketing and Business Development
Tod M. Turley	46	Director
John E. Tyson	65	Director
Jerrell G. Clay	66	Director
Stephen P. Griggs	50	Director

Chett B. Paulsen, President and Chief Executive Officer, Director.  Chett co-founded Sequoia in 2003 and serves as its President and Chief Executive Officer.  From 1998 to 2002, Chett co-founded, served as President and then as Chief Operating Officer of Assentive Solutions, Inc. (aka, iEngineer.com, Inc.), which developed visualization and collaboration technologies for rich media content that was ultimately sold to Oracle in 2002.  During his tenure with Assentive, the company raised more than $25 million in private and venture capital funding from entities including Intel, Sun Microsystems, J.W. Seligman, and T.L. Ventures.  From 1995 to 1998, Chett founded and managed Digital Business Resources, Inc., which sold communications technologies to Fortune 100 companies such as American Stores and Walgreens, among others.  From 1984 to 1995, Chett worked at Broadcast International (NASDAQ “BRIN”) playing key management roles including Executive Vice President, Vice President of Operations and President of the Instore Satellite Network and Business Television Network divisions of Broadcast where he implemented and managed technology deployment in thousands of retail locations for Fortune 500 companies.  During Chett’s tenure at BI, market capitalization rose to over $200 million.  Chett graduated from the University of Utah in 1982 with a B.S. degree in Film Studies.

Richard B. Paulsen, Vice President and Chief Technology Officer, Director.  Richard co-founded Sequoia in 2003 and serves as its Vice President and Chief Technology Officer.  From 1999 to 2003, Richard worked as a senior member of the technical staff for Wind River Systems (NASDAQ “WIND”), managing a geographically diverse software development team and continuing work on software technology Richard pioneered at Zinc Software from 1990 to 1998 as one of Zinc’s founders.  Zinc subsequently sold to Wind River in 1998.  From 1998 to 2000, Richard enjoyed a sabbatical and served as the Director of Administrative Services for Pleasant Grove City, Utah, the highest appointed office in the city.  From 1981 through 1990, Richard worked as a software consultant and programmer working for the University of Utah Department of Computer Science conducting software analysis, design and coding, and Custom Design Systems developing custom user interface tools and managing the company’s core library used by thousands of developers worldwide.  Richard graduated with a MBA degree, with an emphasis in financial and statistical methods, from the University of Utah in 1987 after receiving a B.S. degree in Computer Science from the University of Utah in 1985.

Edward “Ted” B. Paulsen, J.D., Secretary/Treasurer, Chief Operating Officer, Director.  Ted has served as legal counsel since co-founding Sequoia in 2003, and joined the company full time as Chief Operating Officer in September 2006.  From 2003 to September 2006, Ted served as the Chief Operating Officer and Corporate Secretary of Prime Holdings Insurance Services, Inc. where he helped position the company operationally and financially to secure outside capital and partner funding to support future growth beyond the company’s then current annual revenue level.  From 1995 through 2003, Ted worked as an associate and then partner with the law firm of Gibson, Haglund & Paulsen and its predecessor.  With a securities focus, Ted has assisted emerging and growing businesses with organizational, operational and legal issues and challenges.  His legal practice focused on assisting businesses properly plan and structure business transactions related to seeking and obtaining financing.  Before moving to Utah and opening the Utah office of his firm in 1996, Mr. Paulsen worked in Southern California from 1990 to 1995 with the law firm of Chapman, Fuller & Bollard where he practiced in the areas of business and employment litigation and business transactions.  Ted graduated from the University of Utah College of Law in 1990 after receiving a B.S. degree in Accounting from Brigham Young University in 1987.

Terry Dickson, Vice President of Marketing and Business Development.  Terry has served as Sequoia’s Vice President of Marketing and Business Development since May 2006.  Prior to joining Sequoia, Terry was an advisor to Sequoia from March 2004 through May 2006.  Terry brings over 25 years of relevant software marketing, sales and management experience to Sequoia.  From April 2002 to April 2006, Terry served as the Chief Executive Officer of Avinti, Inc, a venture-funded startup company developing email security software.  From September 2001 to April 2002, he served as the Vice President of Marketing at venture-backed Lane15 Software in Austin, Texas.  Prior to that, Terry was the founding Marketing Vice President at Vinca Corporation from 1998 to 2000, where he played the point role in negotiating a $92 million acquisition to Legato Systems (NASDAQ: LGTO) in 1999.  From 1993 to 1996, Terry served in several marketing positions at the LANDesk software operation of Intel Corporation, including serving as the Business Unit Manager.  He also served as Intel’s Director of Platform Marketing, and was appointed as Chairman of the Distributed Management Task Force, an industry standards body consisting of the top 200 computer hardware and software vendors.  Terry received a BS Degree in Marketing in 1980 from Brigham Young University, and an MBA degree from the University of Colorado, Boulder in 1981.

Tod M. Turley, Director.  Tod was appointed to the Board of Managers of Sequoia in March 2006, following an investment in Sequoia by Amerivon Holdings.  Tod has served as the Chairman and Chief Executive Officer of Amerivon Holdings since 2003.  Tod has also served as the Chairman and Chief Executive Officer of Amerivon Investments LLC, a subsidiary of Amerivon Holdings (“Amerivon Investments” and, together with Amerivon Holdings, “Amerivon”), since he co-founded it in April 2007.  Amerivon is a significant equity holder and investor in Sequoia.  Through its integrated approach of sales, consulting and capital, Amerivon accelerates rapid growth plans for emerging growth companies such as Sequoia.  Previously, Mr. Turley served as the Senior Vice President, Business Development of Amerivon Holdings from June 2001 to July 2003.  Prior to Amerivon, Mr. Turley was the co-founder and Senior Vice President of Encore Wireless, Inc. (private label wireless service provider with a focus on “big-box” retailers).  Earlier, he served for 13 years as a corporate attorney and executive with emerging growth companies in the telecommunications industry.  He currently serves as a director on a number of other boards of private companies, including Wireless Advocates and Smart Pack Solutions.  Tod graduated from the University of Utah in 1985 with a BA in Economics and French, and subsequently graduated from the University of Southern California with a J.D. in 1988.

John E. Tyson, Director.  John became a member of Sequoia’s Board of Managers in May 2007 as a representative of Amerivon.  John has served as the President of Amerivon Investments LLC upon its formation in April 2007, and also serves as Executive Vice President of Amerivon Holdings.  John previously served as the President of Amerivon Holdings from May 2005 through April 2007.  Concurrently, from April 2005 through April 2007, John served as the President of Xplane Corporation, an information design firm using visual maps to make complex processes easier to understand and Corporate Visions Inc., a sales consulting and training company. Prior to that, John founded etNetworks LLC, an IT training company (broadcasting IBM courses via satellite directly to the Desktop PC) in 1997 and served as the company’s Chairman, Chief Executive Officer and President through March 2005.  From May 1980 through February 1995, John was the Chairman and Chief Executive Officer of Compression Labs, Inc. (“CLI”), a NASDAQ company developing Video Communications Systems.  CLI pioneered the development of compressed digital video, interactive videoconferencing and digital broadcast television, including the systems used in today’s highly successful Hughes DirecTV® entertainment network.  Prior to CLI, John has held executive management positions with AT&T, General Electric, and General Telephone & Electronics.  He currently serves as Chairman of the Board of Provant, Inc., is a director on a number of boards of private companies, including MicroBlend Technologies, Retail Inkjet Solutions, The Wright Company and AirTegrity (a wireless networking company) and is an Advisory Board Member of the University of Nevada-Reno, Engineering School.

Jerrell G. Clay, Director.  Jerrell has served as a Director of Secure Alliance since December 1990, and as our Chief Executive Officer since October 3, 2006.  Concurrently, Jerrell has served as the co-Founder, Chairman of the Board and Chief Executive Officer of 3 Mark Financial, Inc., an independent life insurance marketing organization, since January 1997, and has served as President of Protective Financial Services, Inc., one of the founding companies of 3 Mark Financial, Inc., since 1985.  From 1962-1985, Jerrell held various positions within the insurance industry, including general agent, branch manager, vice president and branch agency director with a major life insurance company.  Jerrell currently serves as a member of the Independent Marketing Organization’s Advisory Committee of Protective Life Insurance Company of Birmingham, Alabama and is the past President of the Houston Chapter of the Society of Financial Service Professionals. Jerrell is a Chartered Life Underwriter and a Registered Securities Principal.  Upon consummation of the Merger, Jerrell will resign as our Chief Executive Officer, but will remain a director of the Company.

Stephen P. Griggs, Director.  Stephen has served as a Director of Secure Alliance since June 2002, and was our President and Chief Operating Officer from October 3, 2006 to the effective date of the Merger and as our Principal Financial Officer and Secretary from April 20, 2007 to the effective date of the Merger.  Stephen has been primarily engaged in managing his personal investments since 2000.  From 1988 to 2000, Stephen held various positions, including President and Chief Operating Officer of RoTech Medical Corporation, a NASDAQ-traded company.  He holds a Bachelor of Science degree in Business Management from East Tennessee State University and a Bachelor of Science degree in Accounting from the University of Central Florida.  Upon consummation of the Merger, Stephen will resign as our President and Chief Operating Officer, but will remain a director of the Company.

Chett B. Paulsen, Richard B. Paulsen and Edward B. Paulsen, the original founders of Sequoia, are brothers.

Committees of the Board of Directors

The Company has an audit and compensation committee.  The compensation committee is comprised of Chett B. Paulsen, John E. Tyson and Tod M. Turley.  The compensation committee gathers information on industry salaries to set executive compensation levels.  This committee also reviews all equity grants to employees.

The audit committee, charged with closely reviewing the audit report received from the auditors and providing a full report to Sequoia’s Board of Managers, is comprised of Edward B. Paulsen, Tod M. Turley and Stephen Griggs.

We intend to appoint such persons to the Board of Directors and committees of the Board of Directors as are expected to be required to meet the corporate governance requirements imposed by a national securities exchange, although we are not required to comply with such requirements until we elect to seek listing on a securities exchange. We do not currently have any independent directors.

Compensation Committee Interlocks and Insider Participation

 None of our executive officers serves as a member of the Board of Directors or compensation committee of any other entity that has one or more of its executive officers serving as a member of our Board of Directors.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Sequoia’s primary objective with respect to executive compensation is to design a reward system that will align executives’ compensation with Sequoia’s overall business strategies and attract and retain highly qualified executives. The plan rewards revenue generation and achievement of revenue opportunities generated by signing contracts with retailers to carry Sequoia’s products.

The principle elements of executive compensation are salary, bonus and stock option grants.  Sequoia pays these elements of compensation to stay competitive in the marketplace with its peers.

During 2007, Sequoia participated in a Pre-IPO and Private Company Total Compensation Survey which polled 221 companies and just under 14,800 employees (the “Survey”).  Sequoia’s compensation committee, consisting of one outside manager and one executive manager, examined the software companies who participated in the Survey and determined to compensate its executives at approximately the 25th percentile because of the relative small size of Sequoia and the stage of revenue generation.  Each executive position at Sequoia is represented in the Survey and the data from such positions were used in determining the executive salary levels for 2008.  For years prior to 2008, all executives were working for salaries Sequoia determined it could afford and all were making salaries below market and below prior salary levels.

The Survey also assessed bonus and total compensation levels. Sequoia’s executive bonuses for 2008 are consistent with the Survey at about the 25th percentile.  For years prior to 2008, bonuses were determined by assessing revenue generation, contracts signed with customers including large retailers, value creation through signed contracts and general contribution to the achievement of company objectives to position the company for revenues and additional outside capital investment.  Sequoia’s compensation also considered the number of kiosks on which its products were deployed as a result of an executive’s efforts, since its products are delivered in one instance on kiosks located in major retailers.

Additional incentives in the form of options to purchase equity interests in Sequoia were granted in 2007.  Terry Dickson was granted 510,000 (444,191 post Merger) options as incentive to join the company in 2006 and additional 300,000 (261,289 post Merger) options in 2007.  The total grant was negotiated between Sequoia and Mr. Dickson.  The remaining executives, Chett B. Paulsen, Richard B. Paulsen and Edward B. Paulsen have not received any option grants or equity in the company from its formation until 2007.  In September 2007, Sequoia’s Board of Managers approved stock option grants to the original founders as recognition of their efforts in generating revenues, signing major retail accounts, positioning the company for future growth and to provide additional incentive to continue in their management positions through a critical time of revenue and operational growth.  The options vest over three years, with 50% vesting upon completion of one year of employment from the date of grant, or September 28, 2008, with the balance vesting monthly on a pro-rata basis over the following 24 months.

In considering the elements of compensation, Sequoia considers its current cash position in determining whether to adjust salaries, bonuses and stock option grants.  Sequoia, as a small private company, has used its outside directors who sit on its Board of Managers (Tod M. Turley and John E. Tyson) to help guide the executive compensation.

Summary Compensation Table

Name	Year	Salary ($)	Bonus ($)	Stock Option ($)	Total ($)
Chett B. Paulsen, CEO, President, Manager	2005	144,000	-		144,000
	2006	163,167	144,400		307,567
	2007	199,375	138,937	27,322(1)	365,634

Richard B. Paulsen, CTO, Manager	2005	120,000	-		120,000
	2006	142,917	129,500		272,417
	2007	183,333	118,125	27,322(1)	328,780

Edward B. Paulsen, CFO, COO, Manager	2005	-	-		-
	2006	44,423	53,495		97,918
	2007	173,854	88,000	19,125(2)	280,979

Terry Dickson, VP Business Development	2005	-	-		-
	2006	103,231	131,625		234,856
	2007	181,042	135,000	8,197(3)	324,239

Mark Petersen, VP Sales	2005	-	-	-	58,040(4)
	2006	25,000	6,250	-	35,703(5)
	2007	100,000	50,000	2,732(6)	152,732

(1)
Non-qualified option grant to purchase 870,963 common units at $.71 (determined to be the fair market value on the date of grant).  Option vests 50% upon completing 12 months of employment on September 28, 2008, with the balance vesting monthly on a pro rata basis over the next 24 months of employment.

(2)
Non-qualified option grant to purchase 609,674 common units at $.71 (determined to be the fair market value on the date of grant).  The Option vests 50% upon completing of 12 months of employment at September 28, 2008, with the balance vesting monthly on a pro rata basis over the next 24 months of employment.

(3)
Non-qualified option grant to purchase 261,289 common units at $.71 (determined to be the fair market value on the date of grant).  The Option vests 50% upon completing of 12 months of employment at September 28, 2008, with the balance vesting monthly on a pro rata basis over the next 24 months of employment.

(4)	Independent contractor work.
(5)	Includes $4,453 of other compensation.
(6)
Non-qualified option grant to purchase 87,096 common units at $.71 (determined to be the fair market value on the date of grant).  Option vests 50% upon completing of 12 months of employment at September 28, 2008, with the balance vesting monthly on a pro rata basis over the next 24 months of employment.

Grants of Plan-Based Awards

As of the date hereof, no specific awards have been granted or are contemplated under the 2008 Stock Incentive Plan.

Director Compensation

Currently, directors receive no compensation pursuant to any standard arrangement for their services as directors.  Nevertheless, we may in the future determine to provide our directors with some form of compensation, either cash or options or contractually restricted securities..

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our voting securities following the completion of the Share Exchange and the closing of the Securities Purchase Agreement by (i) any person or group owning more than 5% of each class of voting securities, (ii) each director, (iii) our chief executive officer and each other executive officer whose cash compensation for the most recent fiscal year exceeded $100,000 and (iv) all executive officers and directors as a group as of June 6, 2008. Unless otherwise indicated, the address of the below-listed persons is the Company’s address, 11781 South Lone Peak Parkway, Draper, UT 84020.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percent of Class

Chett B. Paulsen (2) (3)	6,411,458	13.16%
Richard B. Paulsen (2) (4)	4,239,744	8.70%
Edward B. Paulsen (2) (5)	2,227,691	4.57%
Tod M. Turley (2) (6)	18,532,212	36.82%
John E. Tyson (2) (7)	18,590,535	36.94%
Jerrell G. Clay (2) (8)	566,703	1.15%
Stephen B. Griggs (2) (9)	475,000	<1.00%
Terry Dickson(2) (10)	328,705	<1.00%
Mark Petersen(2)	602,171	1.24
Amerivon Investments LLC (11)	18,532,212	36.82%
Directors and Executive Officers as a group (7 persons)	33,527,782	64.97%

Total Shares Issued	48,737,928	100.00%

(1)
In determining beneficial ownership of our common stock as of a given date, the number of shares shown includes shares of common stock which may be acquired on exercise of warrants or options or conversion of convertible securities within 60 days of that date. In determining the percent of common stock owned by a person or entity on July 28, 2008, (a) the numerator is the number of shares of the class beneficially owned by such person or entity, including shares which may be acquired within 60 days on exercise of warrants or options and conversion of convertible securities, and (b) the denominator is the sum of (i) the total shares of common stock outstanding on July 28, 2008, and (ii) the total number of shares that the beneficial owner may acquire upon conversion of the preferred and on exercise of the warrants and options. Unless otherwise stated, each beneficial owner has sole power to vote and dispose of its shares.

(2)	These are the officers and directors of the Company.

(3)
These shares are owned of record by P&D, LP, a family limited partnership.  In addition, Chett B. Paulsen has an option to purchase 870,963 shares of stock at $0.27 per share.  Such option is not currently exercisable.

(4)
These shares are owned of record by 5 P’s in a Pod, LP, a family limited partnership.  In addition, Richard B. Paulsen has an option to purchase 870,973 shares of common stock at $0.71 per share.  Such option is not currently exercisable.

(5)
These shares are owned of record by Family Enrichment, LP, a family limited partnership.  In addition, Edward B. Paulsen has an option to purchase 609,674 shares of common stock at $0.71 per share.  Such option is not currently exercisable.

(6)
Includes (i) 16,929,640 shares owned of record by Amerivon Investments LLC, (ii) 949,350 shares of common stock underlying currently exercisable warrants owned by Amerivon Investments LLC, and (iii) 653,222 shares of common stock underlying currently exercisable stock options owned by Amerivon Investments LLC  Amerivon Investments LLC is an affiliate of Mr. Turley.

(7)
Includes (i) 58,323 shares owned of record by Mr. Tyson, (ii) 16,929,640 shares owned of record by Amerivon Investments LLC, (iii) 949,350 shares of common stock underlying currently exercisable warrants owned by Amerivon Investments LLC, and (iv) 653,222 shares of common stock underlying currently exercisable stock options owned by Amerivon Investments LLC  Amerivon Investments LLC is an affiliate of Mr. Tyson.

(8)	Includes 91,703 shares owned of record and 475,000 shares underlying currently exercisable stock options.

(9)	Represents 475,000 shares underlying currently exercisable stock options.

(10)	Includes 88,102 shares owned of record and 240,603 shares underlying currently exercisable stock options.

(11)	Includes (i) 16,929,640 shares owned of record, (ii) 949,350 shares of common stock underlying currently exercisable warrants, and (iii) 653,222 shares of common stock underlying currently exercisable options. These shares are also attributed to Mr. Turley and Mr. Tyson as described in footnotes 6 and 7 above.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In December 2006, Sequoia entered into various loans with executives of Sequoia totaling $265,783.  These loans bore interest at 10% per annum and were payable on or before December 31, 2007.  Loan origination fees of $20,005 were recorded as an asset to be amortized over the life of the loans.  On January 5, 2007, an additional $20,000 was loaned to Sequoia.  In April and May 2007, total outstanding principal, accrued interest, and loan origination fees of $285,783, $10,376, and $20,005, respectively, were repaid and the associated asset was fully amortized.

Tod M. Turley, a member of the Company’s Board of Directors, serves as the Chairman and Chief Executive Officer of Amerivon Investments and Amerivon Holdings.  John E. Tyson, who is also a member of the Company’s Board of Directors, serves as the President of Amerivon Investments LLC.   Amerivon is a significant investor and equity holder in Sequoia.

During 2006, Amerivon invested a total of $2,390,000 in Sequoia’s convertible debt.  At the time of its initial investment, Amerivon placed Tod M. Turley on Sequoia’s Board of Managers.  During 2007, Amerivon (i) converted $2,390,000 of Sequoia’s convertible debt into common units of Sequoia membership interests, (ii) made a $2,000,000 bridge loan that was later converted in Series B Preferred Units of Sequoia membership interests (the “Series B preferred”) and (iii) purchased an additional $4,400,000 of Series B preferred.  Upon the closing of the Series B preferred offering, Amerivon placed John E. Tyson on Sequoia’s Board of Managers.  Amerivon converted all of its preferred units to common units in connection with the consummation of the Merger.  In exchange for the conversion, Amerivon also received an additional 1,525,000 shares of Sequoia’s common units.

Additionally, Sequoia entered into a consulting agreement with Amerivon on August 1, 2007 whereby Amerivon received $775,000 for advising Sequoia with regard to financial transactions and preparing for entering the public market.  The consulting agreement called for payment of $10,000 per month for six months from August 2007 to January 2008, with additional payments of $119,166 for the following six months.  Amerivon agreed to defer receipt of $109,116 each month until such time as the Sequoia has additional cash available.

On July 1, 2007, Sequoia finalized a Sales Representative Agreement, which was amended on November 7, 2007, with Amerivon Holdings LLC whereby Amerivon Holdings LLC is entitled to receive up to a 10% commission on adjusted sales to customers brought to the Company by Amerivon Holdings LLC.  Amerivon Holdings LLC also received an option to purchase a total of 1,959,666 common stock of the Company: 653,222 options priced at $0.18 and subject to sales performance in 2007, 653,222 options priced at $0.18 and subject to sales performance in 2008, and 653,222 options priced at $0.71 and subject to sales performance vesting in 2009. The sales goals for the first group of 653,222 options were met and the options vested at the end of July, 2007, resulting in equity-based compensation expense of $371,955.

SELLING STOCKHOLDER

Up to 17,878,990 shares of common stock are being offered by this prospectus, all of which are being registered for sale for the accounts of the selling security holder and include the following:

• 16,929,640 shares of common stock;
• 949,350 shares issuable upon the exercise of common stock warrants;

Each of the transactions by which the selling stockholder acquired their securities from us was exempt under the registration provisions of the Securities Act.

The shares of common stock referred to above are being registered to permit public sales of the shares, and the selling stockholder may offer the shares for resale from time to time pursuant to this prospectus. The selling stockholder may also sell, transfer or otherwise dispose of all or a portion of their shares in transactions exempt from the registration requirements of the Securities Act or pursuant to another effective registration statement covering those shares.

Beneficial ownership is determined in accordance with the rules of the SEC. Each selling stockholder’s percentage of ownership of our outstanding shares in the table below is based upon 48,737,928 shares of common stock outstanding as of July 28, 2008.

	Ownership Before Offering				After Offering(1)
Selling Stockholder	Number of shares of Common Stock beneficially owned		Number of shares offered		Number of shares of Common Stock beneficially owned		Percentage of Common Stock Beneficially owned
Amerivon Investments LLC	19,838,656	(2)	17,878,990	(3)	1,959,666	(4)	4.0%

We will not receive any proceeds from the resale of the common stock by the selling stockholder. We will receive proceeds from the exercise of the warrants and options.

(1)
Represents the amount of shares that will be held by the selling stockholder after completion of this offering based on the assumptions that (a) all shares registered for sale by the registration statement of which this prospectus is part will be sold and (b) no other shares of our common stock are acquired or sold by the selling stockholder prior to completion of this offering. However, the selling stockholder may sell all, some or none of the shares offered pursuant to this prospectus or sell some or all of their shares pursuant to an exemption from the registration provisions of the Securities Act, including under Rule 144. To our knowledge there are currently no agreements, arrangements or understanding with respect to the sale of any of the shares that may be held by the selling stockholder after completion of this offering or otherwise.

(2)
Includes currently exercisable warrants to purchase 949,350 shares of Common Stock at $0.53 per share and currently exercisable options to purchase 653,222 shares of Common Stock at $0.18 per share.  Also includes 653,222 non-vested options priced at $0.18 and subject to sales performance in 2008 and 653,222 options priced at $0.71 and subject to sales performance vesting in 2009.

(3)	Includes currently exercisable warrants to purchase 949,350 shares of Common Stock at $0.53 per share.

(4)
Includes 653,222 vested options priced at $0.18, 653,222 non-vested options priced at $0.18, and subject to sales performance in 2008, and 653,222 options priced at $0.71 and subject to sales performance vesting in 2009.

DESCRIPTION OF SECURITIES

We are authorized to issue up to 250,000,000 shares of common stock, $.01 par value and 50,000,000 shares of preferred stock, $.01 par value. As of July 28, 2008, there were 48,737,928 shares of our common stock issued and outstanding and no shares of preferred stock issued or outstanding.  The following is a summary of the material rights and privileges of our common stock and preferred stock.

Common Stock

Subject to the rights of the holders of any preferred stock that may be outstanding, each holder of common stock on the applicable record date is entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefrom, and in the event of liquidation, to share pro rata in any distribution of our assets after payment, or providing for the payment, of liabilities and the liquidation preference of any outstanding preferred stock. Each holder of common stock is entitled to one vote for each share held of record on the applicable record date on all matters presented to a vote of stockholders, including the election of directors. Holders of common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities. Except as disclosed herein, there are no conversion rights or redemption or sinking fund provisions with respect to the common stock. All outstanding shares of common stock are, and the shares of common stock offered hereby will be, when issued, fully paid and nonassessable.

Preferred Stock

We are authorized to issue 50,000,000 shares of “blank check” preferred stock, none of which as of the date hereof is designated or outstanding. The Board of Directors is vested with authority to divide the shares of preferred stock into series and to fix and determine the relative designation, powers, preferences and rights of the shares of any such series and the qualifications, limitations, or restrictions or any unissued series of preferred stock.

Adoption of 2008 Stock Incentive Plan

As a condition to the Closing of the Merger, the Company adopted a Stock Incentive Plan (“2008 Stock Incentive Plan”) that can be used following the Closing of the Merger.  The Board of Directors believes that the adoption and approval of a long-term stock incentive plan will facilitate the continued use of long-term equity-based incentives and rewards for the foreseeable future and is in the best interests of the Company.  Stockholder approval of the 2008 Stock Incentive Plan was obtained, among other reasons, to ensure the tax deductibility by the Company of awards under the 2007 Stock Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code. The Majority Stockholders have approved the 2008 Stock Incentive Plan.

As of the date hereof, no specific awards have been granted or are contemplated under the 2008 Stock Incentive Plan.

Transfer Agent

Our transfer agent is Computershare, 350 Indiana Street, Suite 800, Golden, CO 80401; telephone (303) 262-0600.

PLAN OF DISTRIBUTION

We are registering the shares of common stock previously issued and the shares of common stock issuable upon exercise of the warrants and options to permit the resale of these shares of common stock by the holder of the common stock, warrants and options from time to time after the date of this prospectus.  We will not receive any of the proceeds from the sale by the selling stockholder of the shares of common stock.  We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholder and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the over-the-counter market or any other stock exchange, market or trading facility on which the shares are traded, or in private transactions.  These sales may be at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or negotiated prices.  The selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that this registration statement is declared effective by the Commission;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with a selling stockholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholder may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  The selling stockholder does not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholder may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling stockholder may also sell shares of our common stock short and if such short sale shall take place after the date that this registration statement is declared effective by the Commission, the selling stockholder may deliver these securities to close out such short sales, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Upon us being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv)the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.  In addition, upon us being notified in writing by a selling stockholder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The selling stockholder also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholder and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the selling stockholder and/or the purchasers.

We have advised each selling stockholder that it may not use shares registered on this registration statement to cover short sales of common stock made prior to the date on which this registration statement shall have been declared effective by the Commission.  If a selling stockholder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act unless an exemption therefrom is available.  The selling stockholder will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling stockholder in connection with resales of their respective shares under this registration statement.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers.  In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

We have agreed to indemnify the selling stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Sichenzia Ross Friedman Ference LLP, New York, New York will issue an opinion with respect to the validity of the shares of common stock being offered hereby.

EXPERTS

The financial statements as of December 31, 2007 and December 31, 2006 and for the years then ended included in this prospectus have been audited by Tanner LC, independent registered public accounting firm, as stated in their report appearing elsewhere herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Subsequent to completion of the Merger, the Board of Directors determined that it was in the best interests of the Company to appoint the accounting firm used by Sequoia Media Group, LC, prior to the Merger as the independent registered public accounting firm in place of the Company’s previous accounting firm.

Effective June 16, 2008, Hein & Associates, LLP (“Hein”) was notified that it was no longer the independent registered public accounting firm of the Company.  The reports of Hein on the financial statements of the Company for the fiscal years ended September 30, 2007 and 2006 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended September 30, 2007 and 2006 and through June 12, 2008, there were no disagreements with Hein on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which disagreements, if not resolved to the satisfaction of Hein, would have caused Hein to make a reference to the subject matter of the disagreement in its reports on the Company’s financial statements for such periods.  There were no reportable events (as defined in Regulation S-B Item 304(a)(1)(iv)) during the fiscal years ended September 30, 2007 and 2006 or the subsequent interim period through June 12, 2008.

On June 16, 2008, upon the authorization and approval of the full Board of Directors acting as the audit committee of the Company, the Company appointed the accounting firm of Tanner, LC (“Tanner”) as the Company’s independent registered public accounting firm.  No consultations occurred between the Company and Tanner during the years ended September 30, 2007 and 2006 and through June 12, 2008 regarding either (i) the application of accounting principles to a specific completed or contemplated transaction, the type of audit opinion that might be rendered on the Company’s financial statements, or other information provided that was an important factor considered by the Company in reaching a decision as to an accounting, auditing or financial reporting issue, or (ii) any matter that was the subject of disagreement or a reportable event requiring disclosure under Item 304(a)(1)(iv) of Regulation S-B.

AVAILABLE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of aVinci Media Corporation, filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

We file annual, quarterly and current reports and other information with the SEC under the Securities Exchange Act of 1934, as amended. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms and their copy charges. You may also request a copy of those filings, excluding exhibits, from us at no cost. Any such request should be addressed to us at: 11781 South Lone Peak Parkway Suite 22-270, Draper, Utah 84020.

INDEX TO FINANCIAL STATEMENTS

Audited Financial Statements of Sequoia Media Group, LC as of December 31, 2007 and 2006 and for the years then ended.	F-1

Unaudited Financial Statements as of March 31, 2008 and for the Three Months Ended March 31, 2008 and 2007	F-36

Unaudited Proforma Condensed Combined Consolidated Financial Statements as of March 31, 2008	F-53

SEQUOIA MEDIA GROUP, LC

Financial Statements
As of December 31, 2007 and 2006 and for the Years Then Ended

Together with Report of Independent Registered Public Accounting Firm

REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

To the Members of
Sequoia Media Group, LC

We have audited the accompanying balance sheets of Sequoia Media Group, LC (the Company), as of December 31, 2007 and 2006, and the related statements of operations, changes in members’ deficit, and cash flows for the years then ended.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.  We were not engaged to perform an audit of the Company’s internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sequoia Media Group, LC as of December 31, 2007 and 2006, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

 /s/ Tanner LC

Salt Lake City, Utah
February 22, 2008
(except for Note 12, which is dated June 6, 2008)

SEQUOIA MEDIA GROUP, LC
Balance Sheets
December 31,

Assets	2007	2006

Current assets:
Cash	$859,069	$168,692
Accounts receivable	448,389	10,000
Unbilled accounts receivable	-	465,472
Inventory	21,509	4,331
Prepaid expenses	100,799	53,757
Deferred costs	294,602	-
Deposits and other current assets	44,201	72,559

Total current assets	1,768,569	774,811

Property and equipment, net	990,523	309,008
Intangibles, net	74,689	70,381
Other assets	20,408	111,011

Total assets	$2,854,189	$1,265,211

Liabilities and Member's Deficit

Current liabilities:
Accounts payable	$75,118	$104,832
Accrued liabilities	823,772	820,143
Distribution payable	308,251	-
Current portion of capital leases	118,288	-
Current portion of deferred rent	38,580	-
Note payable	1,000,000	-
Convertible debentures and notes payable		2,234,660
Related party notes payable	-	265,783
Deferred revenue	493,599	11,250

Total current liabilities	2,857,608	3,436,668

Capital lease obligations, net of current portion	222,611	-
Deferred rent, net of current portion	71,839	-

Total liabilities	3,152,058	3,436,668

Series B redeemable convertible preferred units, no
par value, 12,000,000 units authorized; 8,804,984 and 0
units outstanding, respectively (liquidation preference
of $6,603,182 at December 31, 2007)	6,603,182	-

Commitments and contingencies

Members' deficit
Series A convertible preferred units, no par value,
3,746,485 units authorized; 3,533,720 units outstanding
(liquidation preference of $474,229)	474,229	474,229
Common units, no par value, 90,000,000 units
authorized; 29,070,777 and 21,547,422 units outstanding,
repectively.	4,211,737	1,103,679
Accumulated deficit	(11,587,017)	(3,749,365)

Total members' deficit	(6,901,051)	(2,171,457)

Total liabilities and members' deficit	$2,854,189	$1,265,211

See accompanying notes to financial statements.

SEQUOIA MEDIA GROUP, LC
Statements of Operations
For the years ended December 31,

	2007	2006

Revenues	$541,856	$739,200

Operating expense:
Cost of sales	57,068	-
Research and development	1,890,852	1,067,687
Selling and marketing	1,351,860	547,448
General and administrative	3,677,326	1,755,127
Depreciation and amortization	277,458	103,160

Total operating expense	7,254,564	3,473,422

Loss from operations	(6,712,708)	(2,734,222)

Other income (expense):
Interest income	66,524	4,726
Interest expense	(693,217)	(806,439)

Net other income (expense)	(626,693)	(801,713)

Net loss	(7,339,401)	(3,535,935)

Deemed distribution on Series B redeemable
convertible preferred units	(190,000)	-
Distributions on Series B redeemable
convertible preferred units	(308,251)	-

Net loss applicable to common units	$(7,837,652)	$(3,535,935)

Loss per common unit - basic and diluted	$(0.30)	$(0.16)

Weighted average common units - basic
and diluted	26,453,062	21,547,422

See accompanying notes to financial statements.

SEQUOIA MEDIA GROUP, LC
Statements of Members' Equity (Deficit)
For the year ended December 31, 2007 and 2006

	Series A Convertible
	Preferred		Common		Accumulated	Member's
	Units	Amount	Units	Amount	Deficit	Deficit

Balance, January 1, 2006	3,533,720	$474,229	21,547,422	$325,500	$(213,430)	$586,299

Issuance of detachable warrants in
connection with debentures payable	-	-	-	251,552	-	251,552

Beneficial conversion feature of convertible
debentures payable	-	-	-	489,268	-	489,268

Equity-based payments made to employees	-	-	-	37,359	-	37,359

Net loss	-	-	-	-	(3,535,935)	(3,535,935)

Balance, December 31, 2006	3,533,720	474,229	21,547,422	1,103,679	(3,749,365)	(2,171,457)

Conversion of debentures payable and accrued
interest payable into common units	-	-	7,523,355	2,602,668	-	2,602,668

Employee equity-based compensation	-	-	-	505,390	-	505,390

Accretion of Issuance costs on Series B
redeemable convertible preferred units	-	-	-	-	(190,000)	(190,000)

Distributions on Series B redeemable
convertible preferred units	-	-	-	-	(308,251)	(308,251)

Net loss	-	-	-	-	(7,339,401)	(7,339,401)

Balance, December 31, 2007	3,533,720	$474,229	29,070,777	$4,211,737	$(11,587,017)	$(6,901,051)

See accompanying notes to financial statements.

SEQUOIA MEDIA GROUP, LC
Statements of Cash Flows

	2007	2006

Cash flows from operating activities:
Net loss	$(7,339,401)	$(3,535,935)
Adjustments to reconcile net loss to net cash
used in operating activities
Depreciation and amortization	490,549	201,893
Accretion of debt discount	338,594	582,230
Equity-based compensation	505,390	37,359
Loss on disposal of equipment	1,063	1,668
Decrease (increase) in:
Accounts receivable	(438,389)	(10,000)
Unbilled accounts receivable	465,472	260,508
Inventory	(17,178)	(4,331)
Prepaid expenses	(47,042)	(50,502)
Deferred costs	(294,602)	-
Other current assets	28,358	(72,559)
Deposits	(5,409)	(14,999)
Increase (decrease) in:
Accounts payable	(29,714)	5,761
Accrued liabilities	236,225	775,350
Deferred rent	110,419	-
Deferred revenue	482,349	(67,083)

Net cash used in operating activities	(5,513,316)	(1,890,640)

Cash flows from investing activities:
Purchase of property and equipment	(562,987)	(344,995)
Purchase of intangible assets	(14,308)	(70,000)

Net cash used in investing activities	(577,295)	(414,995)

Cash flows from financing activities:
Proceeds from convertible notes and debentures	1,535,000	2,393,250
Proceeds from note payable	1,000,000	-
Payments of loan costs	(117,080)	(194,745)
Proceeds from related party notes payable	20,000	265,783
Payments on related party notes payable	(285,783)	-
Payments on obligation under capital lease	(46,149)	-
Proceeds from issuance of Series B preferred units
net of issuance costs of $190,000	4,675,000	-

Net cash provided by financing activities	6,780,988	2,464,288

Net change in cash	690,377	158,653

Cash at beginning of year	168,692	10,039

Cash at end of year	$859,069	$168,692

Cash paid for interest and income taxes	$-	$-

See accompanying notes to financial statements.

SEQUOIA MEDIA GROUP, LC
Statements of Cash Flows
Continued

Supplemental schedule of non-cash investing and financing activities:

During the year ended December 31, 2007:

•	The Company converted notes payable of $1,535,000 and $23,178 of related accrued interest into 2,318,318 Series B redeemable convertible preferred units.

•	The Company converted $2,393,250 of debentures and notes payable and $209,418 of related accrued interest into 7,523,355 common units.

•	The Company recorded a debt discount of $8,129 and a beneficial conversion feature of $171,875 in connection with the issuance of Series B redeemable convertible preferred units.

•	The Company accrued distributions payable on Series B redeemable convertible preferred units of $308,251.

•	The Company acquired $387,048 of fulfillment equipment and office furniture through capital lease agreements.

•	The Company recorded a deemed distribution of $190,000 due to the accretion of issuance costs related to the Series B offering.

During the year ended December 31, 2006:

•	The Company recorded a debt discount of $251,552 and a beneficial conversion feature of $489,268 in connection with the issuance of convertible debt.

See accompanying notes to financial statements.

SEQUOIA MEDIA GROUP, LC
Notes to Financial Statements

1. Description of rganization and Summary of Significant Accounting Policies
Organization and Nature of Operations
Sequoia Media Group, LC (the Company), a Utah limited liability company, was formed on March 15, 2003.  The Company develops and sells an engaging way for anyone to tell their “Story” with personal digital expressions.  The Company’s products simplify and automate the process of creating professional-quality multi-media productions using personal photos and videos.

Basis of Presentation The accompanying financial statements are presented in accordance with U.S. generally accepted accounting principles.

Concentration of Credit Risk and Significant Customer
The Company maintains its cash in bank demand deposit accounts, which at times may exceed the federally insured limit or may be maintained in non-insured institutions. As of December 31, 2007 and December 31, 2006, the Company had approximately $952,752 and $153,874 respectively, in excess of the insured limits, primarily in cash equivalents. The Company has not experienced any losses in these accounts and believes it is not exposed to any significant credit risk with respect to cash.

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of accounts receivable. In the normal course of business, the Company provides credit terms to its customers and requires no collateral. Concentrations of accounts receivable and revenue were as follows:

	2007
	Revenue	Accounts Receivable
Customer A	97.1%	18.6%
Customer B	5.9%	3.9%
Customer C	0%	77.5%

	2006
	Revenue	Accounts Receivable
Customer A	100.0%	100.0%

SEQUOIA MEDIA GROUP, LC
Notes to Financial Statements
Continued

1. Description of Organization and Summary of Significant Accounting Policies Continued
Net Loss per Common Unit
Basic earnings (loss) per unit (EPS) is calculated by dividing income (loss) available to common unit holders by the weighted-average number of common units outstanding during the period.

Diluted EPS is similar to Basic EPS except that the weighted-average number of common units outstanding is increased using the treasury stock method to include the number of additional common units that would have been outstanding if the dilutive potential common units had been issued. Such potentially dilutive common units include stock options and warrants, convertible preferred stock, redeemable convertible preferred stock and convertible notes and debentures. Units having an antidilutive effect on periods presented are not included in the computation of dilutive EPS.

The average number of units of all stock options and warrants granted, all convertible preferred stock, redeemable convertible preferred stock and convertible debentures have been omitted from the computation of diluted net loss per common unit because their inclusion would have been anti-dilutive for the years ended December 31, 2007 and 2006.

For the years ended December 31, 2007 and 2006, the Company had 21,749,309 and 7,269,325 potentially dilutive units of common stock, respectively, not included in the computation of diluted net loss per common unit because it would have decreased the net loss per common unit. These options and warrants, convertible preferred stock, redeemable convertible preferred stock and convertible notes and debentures could be dilutive in the future.

Use of Estimates
The preparation of financial statements in conformity with U.S.  generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts and disclosures.  Accordingly, actual results could differ from those estimates.  Key estimates made by management in the accompanying financial statements include the economic useful lives assigned to property and equipment, recoverability of long-lived assets based on expected future undiscounted cash flows, the fair value of the Company’s units on the dates of share-based compensation awards and the assumptions used in the Black-Scholes option-pricing model.

SEQUOIA MEDIA GROUP, LC
Notes to Financial Statements
Continued

1. Description of Organization and Summary of Significant Accounting Policies Continued
Cash Equivalents
The Company considers all highly liquid investments with an initial maturity of three months or less to be cash equivalents.

Accounts Receivable
Accounts receivable are recorded at net realizable values and are due within 30 days from the invoice date. The Company maintains allowances for doubtful accounts, when necessary, for estimated losses resulting from the inability of customers to make required payments. These allowances are based on specific facts and circumstances pertaining to individual customers and historical experience. Provisions for losses on receivables are charged to operations. Receivables are charged off against the allowances when they are deemed uncollectible.  As of December 31, 2007 and 2006, there were no allowances for doubtful accounts required against the Company’s receivables.

Inventories Inventories are stated at the lower of cost or market determined using the first-in, first-out method.
Intangible Assets Intangible assets consist of costs to acquire patents and licenses for use of certain music tracks. All of the Company’s intangible assets have finite useful lives.

Intangible assets with finite useful lives are carried at cost, less accumulated amortization.  Amortization is calculated using the straight-line method over estimated useful lives.  Intangible assets subject to amortization are reviewed for potential impairment whenever events or circumstances indicate that carrying amounts may not be recoverable.  As of December 31, 2007 and 2006, management determined that the carrying amounts of the Company’s intangible assets were not impaired.

Property and Equipment
Property and equipment are stated at cost less accumulated depreciation and amortization.  Property and equipment consists of computers, software and equipment, and furniture and fixtures. Depreciation and amortization are calculated using the straight-line method over the estimated economic useful lives of the assets or over the related lease terms (if shorter), which are three and five years, respectively.

SEQUOIA MEDIA GROUP, LC
Notes to Financial Statements
Continued

1. Description of Organization and Summary of Significant Accounting Policies Continued
Property and Equipment - Continued
Expenditures that materially increase values or capacities or extend useful lives of property and equipment are capitalized. Routine maintenance, repairs, and renewal costs are expensed as incurred. Gains or losses from the sale or retirement of property and equipment are recorded in the statements of operations.

The Company reviews its property and equipment for impairment when events or changes in circumstances indicate that the carrying amount may be impaired.  If it is determined that the related undiscounted future cash flows are not sufficient to recover the carrying value, an impairment loss is recognized for the difference between carrying value and fair value of the asset.

As of December 31, 2007 and 2006, management determined the carrying amounts of the Company’s property and equipment were not impaired.

Revenue Recognition and Deferred Revenue
Through December 31, 2007, the Company generated the majority of its revenue from one customer.  The contract with this customer included software development, software license, post-contract support (PCS), and training.  Because the contract included the delivery of a software license, the Company accounted for the contract in accordance with Statement of Position (SOP) 97-2, Software Revenue Recognition, as modified by SOP 98-9, Modification of SOP 97-2 with Respect to Certain Transactions.  SOP 97-2 applies to activities that represent licensing, selling, leasing, or other marketing of computer software.

Because the contract included services to provide significant production, modification, or customization of software, in accordance with SOP 97-2, the Company accounted for the contract based on the provisions of Accounting Research Bulletin (ARB) No. 45, Long-Term Construction-Type Contracts and the relevant guidance provided by SOP 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts.  In accordance with these provisions, the Company determined to use the percentage-of-completion method of accounting to record the revenue for the entire contract.  The Company utilized the ratio of total actual costs incurred to total estimated costs to determine the amount of revenue to be recognized at each reporting date.

SEQUOIA MEDIA GROUP, LC
Notes to Financial Statements
Continued

1. Description of Organization and Summary of Significant Accounting Policies Continued
Revenue Recognition and Deferred Revenue - Continued
As of December 31, 2007, this contract was completed and all revenue under this contract had been recognized. The Company has no further obligations under this contract.

The Company records billings and cash received in excess of revenue earned as deferred revenue. The deferred revenue balance generally results from contractual commitments made by customers to pay amounts to the Company in advance of revenues earned. The unbilled accounts receivable represents revenue that has been earned but which has not yet been billed. The Company bills customers as payments become due under the terms of the customer’s contract. The Company considers current information and events regarding its customers and their contracts and establishes allowances for doubtful accounts when it is probable that it will not be able to collect amounts due under the terms of existing contracts.

Under the current business model, the Company generates revenue from the sale of software, equipment, software licenses, applications development and implementation services, support, training services, and product royalties.  The Company continues to apply the guidance provided in SOP 97-2 to recognize revenue on contracts that include a software component.  SOP 97-2 generally provides that until vendor specific objective evidence (VSOE) of fair value exists for the various components within the contract, that revenue is deferred until delivery of all elements except for PCS and training has occurred. After all elements are delivered except for PCS and training, deferred revenue is recognized over the remaining term of the contract.  Because of the Company’s limited sales history, it does not have VSOE for the different components that may be included in sales contracts.

Once VSOE is established, the Company will allocate a portion of the contract fee to each undelivered element based on the relative fair values of the elements and allocate the fee for delivered software licenses using the residual method.  The Company plans to establish VSOE for the various elements of its contracts based on the price charged when the same element is sold separately. For consulting services, the Company plans to base VSOE on the rates charged when the services are sold separately under time-and-materials contracts.  The Company intends to base VSOE for training on the rates charged when training is sold separately for supplemental training courses.

SEQUOIA MEDIA GROUP, LC
Notes to Financial Statements
Continued

1. Description of Organization and Summary of Significant Accounting Policies Continued
Revenue Recognition and Deferred Revenue - Continued
For PCS, VSOE will be determined by reference to the renewal rate charged to the customer in future periods.

For time-and-materials contracts, the Company plans to estimate a profit range and recognize the related revenue using the lowest probable level of profit estimated in the range. Billings in excess of revenue recognized under time-and-material contracts will be deferred and recognized upon completion of the time-and-materials contract or when the results can be estimated more precisely.

For fixed-price contracts, the Company intends to recognize revenue using the percentage-of-completion method of accounting and following the guidance in SOP 81-1. The Company will make adjustments, if necessary, to the estimates used in the percentage-of-completion method of accounting as work progresses under the contract and as experience is gained.

The Company intends to recognize support revenue from contracts for ongoing technical support and unspecified product updates ratably over the support period.
The Company plans to recognize training revenue as the services are performed.

The Company plans to recognize license revenues from software licenses that do not include services or where the related services are not considered essential to the functionality of the software, when the following criteria are met: a signed noncancellable license agreement with nonrefundable fees has been obtained; the software product has been delivered; there are no uncertainties surrounding product acceptance; the fees are fixed and determinable; and collection is considered probable.

For certain contracts for which reasonably dependable estimates cannot be made or for which inherent hazards make estimates doubtful, the Company recognizes revenue under the completed-contract method of contract accounting. In one contract entered into during 2007, the Company sold fulfillment equipment, hardware and software installation, and software licenses. The Company currently has deferred all revenues related to these contracts as there is no VSOE established for the software portion of the product. Revenues will continue to be deferred, in accordance with SOP 97-2, until delivery of all elements except for PCS and training have occurred.

SEQUOIA MEDIA GROUP, LC
Notes to Financial Statements
Continued

1. Description of Organization and Summary of Significant Accounting Policies Continued
Revenue Recognition and Deferred Revenue - Continued
Deferred revenues will be recognized over the remaining term of the contract.  The Company capitalized the direct cost of the equipment and will amortize it as the related revenue is recognized.

The Company entered into two additional contracts during 2007 in which the Company sells its product through a retailer. The product includes both software and the means to submit data to the Company for fulfillment. The Company currently has deferred all revenues related to these contracts as there is no VSOE established for the software portion of the product. Revenues will continue to be deferred, in accordance with SOP 97-2, until the time fulfillment is complete or the obligation to fulfill the order has expired.

Software Development Costs
Costs for the development of new software products and substantial enhancements to existing software products are expensed as incurred until technological feasibility has been established, at which time any additional costs are capitalized.  The costs to develop software have not been capitalized as management has determined that its software development process is essentially completed concurrent with the establishment of technological feasibility.

Accounting for Equity Based Compensation
Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 123(R) (revised 2004), Share-Based Payment which amends SFAS No. 123, Accounting for Stock-Based Compensation and supersedes Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees.  The Company adopted SFAS No.123(R) using the modified prospective method. The modified prospective method requires that compensation cost be recognized beginning with the effective date based on the requirements of SFAS No. 123(R) for all equity-based payments granted after the effective date and all non-vested equity-based payments granted prior to the effective date.  The  Company  did  not  issue  any employee equity-based payments

SEQUOIA MEDIA GROUP, LC
Notes to Financial Statements
Continued

1. Description of Organization and Summary of Significant Accounting Policies Continued
Accounting for Stock Based Compensation - Continued
prior to January 1, 2006.  The effect of accounting for equity-based awards under SFAS No. 123(R) for the years ended December 31, 2007 and 2006, was to record $505,390, and $37,359, respectively, of equity-based compensation expense in general and administrative expense.

The fair value of each share-based award was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions.

Expected dividend yield	–
Expected share price volatility	40%
Risk-free interest rate	4.06% - 4.89%
Expected life of options	2.5 years – 4.25 years

Income Taxes
Under the provisions of the Internal Revenue Code and applicable state laws, the Company is taxed similar to a partnership, and as a result, is not directly subject to income taxes. The results of its operations are included in the tax returns of its members. Therefore, no provision or benefit for income taxes has been included in the accompanying financial statements.

Pro forma income tax expense, as if the Company had been a taxable entity would have been $0 for each year presented in the statements of operations

Recent Accounting Pronouncements
In December 2007, the FASB issued SFAS No. 141 (revised 2007) (SFAS 141R), Business Combinations and SFAS No. 160 (SFAS 160), Noncontrolling Interests in Consolidated Financial Statements, an amendment of Accounting Research Bulletin No. 51. SFAS 141R will change how business acquisitions are accounted for and will impact financial statements both on the acquisition date and in subsequent periods. SFAS 160 will change the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests and classified as a component of equity. SFAS 141R and SFAS 160 are effective for us beginning in the first quarter of fiscal 2010. Early adoption is not permitted. The adoption of SFAS 141R and SFAS 160 is not expected to have a material impact on the Company’s financial statements.

SEQUOIA MEDIA GROUP, LC
Notes to Financial Statements
Continued

1. Description of Organization and Summary of Significant Accounting Policies Continued
Recent Accounting Pronouncements - Continued
In February 2007, the FASB issued SFAS No. 159 (SFAS 159), The Fair Value Option for Financial Assets and Financial Liabilities. Under SFAS 159, companies may elect to measure certain financial instruments and certain other items at fair value. The standard requires that unrealized gains and losses on items for which the fair value option has been elected be reported in earnings. SFAS 159 is effective beginning in the first quarter of fiscal 2008.

In September 2006, the FASB issued SFAS No. 157 (SFAS 157), Fair Value Measurements, which defines fair value, establishes guidelines for measuring fair value and expands disclosures regarding fair value measurements. SFAS 157 does not require any new fair value measurements but rather eliminates inconsistencies in guidance found in various prior accounting pronouncements. SFAS 157 is effective for fiscal years beginning after November 15, 2007. However, in February 2008, the FASB issued FSP FAS 157-b which delays the effective date of SFAS 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). This FSP partially defers the effective date of Statement 157 to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years for items within the scope of this FSP. Effective for fiscal 2008, the Company will adopt SFAS 157 except as it applies to those nonfinancial assets and nonfinancial liabilities as noted in FSP FAS 157-b. The adoption of SFAS 157 is not expected to have a material impact on the Company’s financial statements.

In July 2006, the FASB issued Financial Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109. FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing the recognition threshold a tax position is required to meet before being recognized in the financial statements. It also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2007 and as a result, is effective our first quarter of fiscal 2008. The cumulative effects, if any, of applying FIN 48 will be recorded as an adjustment to retained earnings as of the beginning of the period of adoption. Additionally, in May 2007, the FASB published FSP No. FIN 48-1 (FSP FIN 48-1),

SEQUOIA MEDIA GROUP, LC
Notes to Financial Statements
Continued

1. Description of Organization and Summary of Significant Accounting Policies Continued
Recent Accounting Pronouncements – Continued
Definition of Settlement in FASB Interpretation No. 48. FSP FIN 48-1 is an amendment to FIN 48. It clarifies how an enterprise should determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits.  If the Company closes the merger with Secure Alliance Holdings Corporation as noted in Note 10, the Company will be required to comply with FIN 48-1 on the merger date.  The actual impact of the adoption of FIN 48 and FSP FIN 48-1 on our consolidated results of operations and financial condition will depend on facts and circumstances that exist on the date of adoption. The Company is currently calculating the impact of the adoption of FIN 48 and FSP FIN 48-1 but does not expect it to have a material impact on the financial statements.

Reclassifications – Certain amounts in the 2006 financial statements have been reclassified to confirm to the 2007 presentation.

SEQUOIA MEDIA GROUP, LC
Notes to Financial Statements
Continued

2. Property and Equipment	Property and equipment consisted of the following as of December 31:

	2007	2006
Computers, software and equipment	$1,212,558	$381,391
Furniture and fixtures	125,676	13,159
Leasehold Improvements	4,100	-

	1,342,334	394,550
Less accumulated depreciation and amortization	(351,811)	(85,542)

	$990,523	$309,008

Depreciation of property and equipment for the years ended December 31, 2007 and 2006 was $267,457 and $95,660, respectively.

3. Intangible Assets	Intangible assets consisted of the following at December 31:

	2007	2006

Patent costs	$62,189	$47,881
	30,000	30,000

	92,189	77,881
Accumulated amortization	(17,500)	(7,500)

	$74,689	$70,381

Amortization expense for the years ended December 31, 2007 and 2006 was $10,000 and $7,500, respectively.

As of December 31, 2007, the Company had not begun to amortize capitalized patent costs as the patent had not yet been granted. Amortization related to the license for music tracks for the years ended December 31, 2008 and 2009 will be $10,000 and $2,500, respectively.

SEQUOIA MEDIA GROUP, LC
Notes to Financial Statements
Continued

4. Accrued Liabilities	Accrued liabilities consisted of the following as of December 31:

	2007	2006

Bonuses payable	$554,000	$538,222
Payroll and payroll taxes payable	229,245	136,318
Interest payable	-	125,476
Other	40,527	20,127

	$823,772	$820,143

5. Notes and Convertible Debentures Payable	Notes and convertible debentures payable consisted of the following as of December 31:

	2007	2006
Note payable to Secure Alliance Holdings Corporation (see Note 10), interest at 10% per annum, due December 31, 2008, secured by all assets of the Company	$1,000,000	$-

Convertible notes payable to an institutional investor, interest at 10% per annum, due June 5, 2007, less debt discount of $44,497 as of December 31, 2006. As noted below, during 2007, these notes were converted into common units.	-	1,519,503

SEQUOIA MEDIA GROUP, LC
Notes to Financial Statements
Continued

5. Notes and Convertible Debentures Payable Continued

	2007	2006
Convertible debentures payable to an institutional investor, with interest at 10% per annum, due January 31, 2007, less debt discount of $114,093 as of December 31, 2006. As noted below, during 2007, these debentures were converted into common units.	-	715,157

	$1,000,000	$2,234,660

During the first quarter of 2006, the Company entered into a convertible debenture financing arrangement with an institutional investor, through which the Company issued convertible debentures totaling $829,250.  This amount consisted of cash of $775,000 and loan origination fees of $54,250 which were recorded as an asset to be amortized over the life of the loan.  These convertible debentures payable had a stated interest rate of 10% per annum. On May 8, 2007, these debentures and accrued interest of $106,832 were converted into 3,900,341 common units.

Detachable warrants for the purchase of 1,727,605 common units, which expire in 2008, were granted in connection with these convertible debentures.  The warrants were valued at a total of $178,330 and were recorded as a discount to debt, with a corresponding increase to members’ equity.

In addition, at the date of issuance the conversion rate of the convertible debentures was less than the fair value of the Company’s common units. Therefore, a beneficial conversion feature valued at $489,268 was recorded as a discount to debt, with a corresponding increase recorded as members’ equity.

During the year ended December 31, 2007 and 2006, the Company accreted $114,093 and $553,505, respectively, of the debt discount arising from the warrants and the beneficial conversion feature to interest expense using the effective interest method.

SEQUOIA MEDIA GROUP, LC
Notes to Financial Statements
Continued

5. Convertible Debentures and Notes Payable Continued
During August, September and October 2006, the Company entered into a convertible note payable financing arrangement with an institutional investor, through which the Company issued convertible notes payable totaling $1,564,000.  This amount consisted of cash of $1,443,510 and loan origination fees of $120,490 which were recorded as an asset to be amortized over the life of the loan.   These convertible notes payable had a stated interest rate of 10% per annum. On May 8, 2007, these convertible notes payable of $1,564,000 along with accrued interest of $102,586 were converted to 3,623,014 common units. The remaining unamortized loan costs and debt discount were recognized as interest expense on the conversion date.

Warrants for the purchase of 1,190,000 common units were granted in 2006 in connection with these convertible notes payable and expire in 2009.  The warrants were valued at a total of $73,222 and were recorded as a discount to debt, with a corresponding increase to members’ equity.

During the years ended December 31, 2007 and 2006, the Company accreted $44,497 and $28,725, respectively, of the debt discount related to the warrants to interest expense using the effective interest method.

As of December 31, 2007, the debt discount had been fully amortized. As of December 31, 2006, the unamortized debt discount was $44,497.

On January 19, 2007 and again on February 14, 2007, the Company issued $500,000 of convertible notes payable to an institutional investor.  These convertible notes payable accrued interest at 9% per annum, and were due on June 30, 2007.  These convertible notes payable, plus accrued interest of $23,178, were converted into 1,604,985 Series B redeemable convertible preferred units at $.6375 per unit. A beneficial conversion feature in the amount of $171,875, was accreted to interest expense in full during the year ended December 31, 2007.

SEQUOIA MEDIA GROUP, LC
Notes to Financial Statements
Continued

5. Convertible Debentures and Notes Payable Continued
On April 9, 2007, the Company issued a convertible note payable to an institutional investor for $535,000.  This amount consisted of cash of $500,000 and financing costs of $35,000.  This convertible note payable bore no interest, and was due on June 30, 2007.  On June 5, 2007, this convertible note payable of $535,000 was converted into 713,333 Series B redeemable convertible preferred units at $.75 per unit.

In connection with the Agreement and Plan of Merger (see Note 10), the Company entered into a Loan and Security Agreement and Secured Note with Secure Alliance Holdings Corporation on December 6, 2007 in order to ensure adequate funds through the merger closing date. The agreement provides for Secure to loan a total of up to $2.5 million to the Company through the merger closing date. A total of $1 million was received under the Secured Note as of December 31, 2007.  The amounts advanced under the Secured Note are secured by all assets of the Company, accrue interest at 10% per annum and principal and interest are due and payable on December 31, 2008.

If the Company receives additional capital or conducts any sale of its assets other than in the ordinary course of business prior to the due date, the Company is obligated to use said proceeds to reduce the principal and interest then payable under the Secured Note, up to the amount required to pay the Secured Note in full.

6. Capital Lease Obligations
The Company leases certain equipment and fixtures under  noncancelable long-term leases.  These leases provide the Company the option to purchase the leased assets at the end of the initial lease terms at a bargain purchase price.  Assets held under these capital leases included in property and equipment were as follows at December 31:

	2007	2006

Computers and equipment	$349,448	$-
Furniture and fixtures	37,600	-
	387,048	-
Less accumulated amortization	(53,623)	-

	$333,425	$-

SEQUOIA MEDIA GROUP, LC
Notes to Financial Statements
Continued

6. Capital Lease Obligations Continued	Depreciation expense for assets held under capital leases during the year ended December 31, 2007 was $53,623.

Capital lease obligations have imputed interest rates from approximately 7% to 22% and are payable in aggregate monthly installments of approximately $13,000, maturing through 2010.  The leases are secured by equipment.

Future maturities and minimum lease payments on the capital lease obligations are as follows as of December 31, 2007:

Minimum Lease Payments:
2008	$156,609
2009	154,089
2010	98,416
409,114
Amount representing interest	(68,215)

Total principal	340,899
Current portion	(118,288)

Long-term portion	$222,611

7. Related Party Transactions	In December 2006, the Company entered into various loans with members of the Company totaling $265,783. These loans bore interest at 10% per annum and were payable on or before December 31, 2007. Loan origination fees of $20,005 were recorded as an asset to be amortized over the life of the loans. On January 5, 2007, an additional $20,000 was loaned to the Company. In April and May 2007, total outstanding principal, accrued interest, and loan origination fees of $285,783, $10,376, and $20,005, respectively, were paid and the associated asset was fully amortized.

SEQUOIA MEDIA GROUP, LC
Notes to Financial Statements
Continued

7. Related Party Transactions Continued
The institutional investor holding the convertible debentures and convertible notes payable referenced in Note 5 qualifies as a related party based upon its beneficial ownership.  As described in Note 5, as of December 31, 2006, a related party investor held convertible debentures in the amount of $2,393,250 (before discount).  As described in Note 5, on May 8, 2007, these debentures and related accrued interest were converted into 7,523,355 common units, or approximately 26% of the common units outstanding after conversion.

Additionally, as described in Note 5, in January, February, and April of 2007, the Company issued $1,535,000 of additional convertible notes payable to the same institutional investor. In May and June of 2007, the notes payable and related accrued interest were converted into 2,318,318 Series B redeemable convertible preferred units.

In May and June of 2007, the Company also issued 6,486,666 Series B redeemable convertible preferred units to the same institutional investor in exchange for $2,000,000, net of issuance costs of $190,000, and a subscription receivable of $2,675,000. The subscription receivable was received in two installments on August 3, 2007 and September 11, 2007.

The Series B preferred units vote on an “as converted” to common units basis. Therefore, when combined with the 8,180,255 common units held, the institutional investor holds 16,985,239 equivalent votes, equivalent to 41% of the voting units outstanding at December 31, 2007. In connection with the sale of the Series B preferred units, the institutional investor appointed two individuals to the Board of Managers.

Additionally, the Company entered into a Consulting Agreement (see Note 10) with the related party investor on August 1, 2007 whereby the investor will receive up to $775,000 over the next 12 month period for advising the Company with regard to financial transactions.  The Company may terminate the agreement upon 30 days notice.

SEQUOIA MEDIA GROUP, LC
Notes to Financial Statements
Continued

7. Related Party Transactions Continued
On July 1, 2007, the Company finalized a Sales Representative Agreement with the related party investor whereby such investor is entitled to receive up to a 10% commission on adjusted sales to customers brought to the Company by the investor.  The investor also received an option to purchase a total of 2,250,000 common units of the Company.  A total of 1,500,000 of these options have an exercise price of $.16 and the remaining 750,000 options have an exercise price of $.52.  The options vest at the rate of 750,000 per year at year end in 2007, 2008 and 2009 upon the achievement of certain sales levels. A formalized option agreement was executed on November 20, 2007 changing the exercise price of 750,000 options from $0.52 to $0.62 and the vesting dates to 2008, 2009, and 2010. The sales goals for the first group of 750,000 options was met and the options vested at the end of July, 2007, resulting in equity-based compensation expense of $371,955.

8. Common and Preferred Units
As of December 31, 2006, the Company had authorized 90,000,000 common units and 10,000,000 preferred units, all with no par value.  As of December 31, 2006, the Company had designated 3,746,485 preferred units as Series A.  On May 1, 2007, the Company modified the operating agreement, thereby increasing the number of authorized preferred units to 20,000,000 and designating 12,000,000 preferred units as Series B.

Series A Convertible Preferred Units
During the years ended December 31, 2007 and 2006, there were no Series A preferred units issued.  As of December 31, 2007 and 2006, there were 3,533,720 Series A preferred units outstanding.

Series B Redeemable Convertible Preferred Units
During the year ended December 31, 2007, there were 8,804,984 Series B preferred units issued as follows:

On January 19, 2007 and again on February 14, 2007, the Company issued $500,000 of convertible notes payable to an institutional investor.  These convertible notes payable accrued interest at 9% per annum, and were due on June 30, 2007.  These convertible notes payable, plus accrued interest of $23,178, were converted into 1,604,985 Series B redeemable convertible preferred units at $.6375 per unit. A beneficial conversion feature in the amount of $171,875, was accreted to interest expense in full during the year ended December 31, 2007.

SEQUOIA MEDIA GROUP, LC
Notes to Financial Statements
Continued

8. Common and Preferred Units Continued
On April 9, 2007, the Company issued a convertible note payable to an institutional investor for $535,000.  This amount consisted of cash of $500,000 and financing costs of $35,000.  This convertible note payable bore no interest, and was due on June 30, 2007.  This convertible note payable of $535,000 was converted into 713,333 Series B redeemable convertible preferred units at $.75 per unit.

In May and June of 2007, the Company issued 6,486,666 Series B redeemable convertible preferred units at $0.75 per unit to an institutional investor for a payment of $2,000,000, net of issuance costs of $190,000, and the issuance of a subscription receivable of $2,675,000. Payment of the subscription receivable was received in two installments on August 3, 2007 and September 11, 2007.

As of December 31, 2007, there were 8,804,984 units of Series B preferred units outstanding.
Rights and Preferences of Convertible Preferred Units The rights, terms, and preferences of the Series A convertible preferred units and Series B redeemable convertible preferred units are as follows:

•  Voting - The Series A convertible preferred units and the Series B redeemable convertible preferred units vote on an “as if converted” to common unit basis together with the Company’s common units on all matters put to a vote of the holders of the common units. As long as at least 6.4 million Series B redeemable convertible preferred units are outstanding, the Board of Managers shall consist of five managers, two of whom shall be elected by a majority of the outstanding Series B redeemable convertible preferred unit holders and the remainder elected by the holders of Series A convertible preferred units and common units, voting as a single class.

·  Distributions - Series B redeemable convertible preferred units holders are entitled to a cumulative annual distribution of $.06 per unit.  Series A convertible preferred unit holders are entitled to receive distributions from the Company as established by the Board of Managers.

SEQUOIA MEDIA GROUP, LC
Notes to Financial Statements
Continued

8. Common and Preferred Units Continued
Rights and Preferences of Convertible Preferred Units - Continued
• Liquidation – The assets of the Company are distributed as follows in the event of liquidation, dissolution or winding up of the Company (including the sale of substantially all of the assets of the Company): i) the Series B redeemable convertible preferred units are entitled to a liquidation preference of $0.75 per unit, plus all accrued and unpaid distributions; ii) the Series A convertible preferred units are entitled to a liquidation preference in the amount of $0.1335 per unit; iii) the common units are entitled to $0.1335 per unit; and iv) any remaining assets are distributed among the holders of Series A convertible preferred units, Series B redeemable convertible preferred units and common units, pro rata, on an as-converted to common unit basis.

In the event that there are not sufficient assets available for the entire liquidation preference of a given class, the assets of the Company are distributed ratably among the holders of such class on a pro rata basis.

• Redemption (Series B only) – The Company has the right to redeem Series B redeemable convertible preferred units for $.75 per unit plus all accrued and unpaid distributions, with a written notice of not less than 45 days and not more than 60 days, subject to holders’ first right to convert Series B redeemable convertible preferred units to common units. The Series B redeemable convertible preferred unit holders have at least 45 days from receiving notice from the Company to decide whether to have Series B redeemable convertible preferred units redeemed for cash or converted to common units.  At anytime after four years from the date of issuance, the Series B redeemable convertible preferred unit holders have the right to have the Company redeem all or a portion of Series B redeemable convertible preferred units.  Within 60 days after receipt of a written notice, the Company is required to redeem such units at $.75 per unit plus all accrued and unpaid distributions.

SEQUOIA MEDIA GROUP, LC
Notes to Financial Statements
Continued

8. Common and Preferred Units Continued
Rights and Preferences of Convertible Preferred Units -Continued
• Conversion (Series A) - The Series A convertible preferred units are convertible at any time at the option of the holder into common units, one for one.  Series A convertible preferred units automatically convert on the earliest of i) the effective date of the registration statement for the Company’s initial public offering of the common units, ii) the date on which the common units are listed or sale on a national stock exchange or have their sales or bid price quoted on NASDAQ, iii) the merger or consolidation of the Company with another company, iv) the sales of all of the outstanding common units, v) the sales of substantially all of the Company’s assets, or vi) the approval of the holders of a majority of the outstanding Series A convertible preferred units.

• Conversion (Series B) - The Series B redeemable convertible preferred units are convertible at any time at the option of the holder into common units, one for one.  However, if the Company subsequently sells common units (New Issuance) for less than the Series B redeemable convertible preferred unit purchase price of $.75 (Conversion Price), a broad based, weighted average adjustment is made to the Conversion Price by multiplying the Conversion Price by the following fraction:  the numerator is the number of units outstanding prior to a New Issuance plus the number of units the new consideration would purchase at the conversion price in effect prior to a New Issuance, and the denominator is the number of units outstanding prior to a New Issuance plus the number of additional units issued in the New Issuance.  Series B redeemable convertible preferred units automatically convert to common units on the earliest of i) the effective date of the registration statement for the Company’s initial public offering of the common units if a) the per common units offering price is at least 200% of the redemption price of the Series B redeemable convertible preferred units, and b) the public offering will result in gross proceeds of at least $40 million, or ii) thirty days after written the Company if within ninety days after a merger or consolidation of the Company with another company all of the following have occurred: a) the common units issuable upon conversion are registered for resale, b) the average volume weighted average per common

SEQUOIA MEDIA GROUP, LC
Notes to Financial Statements
Continued

8. Common and Preferred Units Continued
Rights and Preferences of Convertible Preferred Units - Continued
• Conversion (Series B) – Continued unit price of the common units for twenty consecutive trading days prior to the date of notice of conversion is given is not less than 200% of the redemption price of the Series B redeemable convertible preferred units, and c) the daily average trading volume for twenty consecutive trading days prior to the date notice of conversion is given is not less than 5% of the outstanding common units.

• Common Units Reserved - The Company must at all times reserve and keep available out of its authorized but unissued common units, solely for the purpose of effecting the conversion of preferred units, the number of units needed to do so.  This totaled 12,338,704 and 3,533,720 as of December 31, 2007 and December 31, 2006, respectively.

Common Units
Subject to the rights of holders of Series A convertible preferred units and Series B redeemable convertible preferred units, common unit holders are entitled to receive distributions when, as and if declared by the Board of Managers.  Common unit holders are entitled to one vote for each common unit held.

9. Options and Warrants	Common Unit Warrants The following tables summarize information about common unit warrants as of December 31, 2007 and December 31, 2006:

	As of December 31, 2007 Outstanding and Exercisable

Exercise Price	Number of Warrants Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price

$0.24	1,727,605	0.1	$0.24
0.46	1,190,000	1.5	0.46
$.24-.46	2,917,605	0.7	$0.33

SEQUOIA MEDIA GROUP, LC
Notes to Financial Statements
Continued

9. Options and Warrants Continued	Common Unit Warrants - Continued

	As of December 31, 2006 Outstanding and Exercisable
Exercise Price	Number of Warrants Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price

$0.24	1,727,605	1.1	$0.24
0.46	1,190,000	2.5	0.46
$.24-.46	2,917,605	1.7	$0.33

Warrants for the purchase of 2,917,605 common units were granted in 2006 in connection with convertible debt and expire in 2008, and 2009. The warrants were valued at a total of $251,552 and are included as a component of members’ deficit in the accompanying statements of members’ deficit.

Subsequent to December 31, 2007, 1,727,605 warrants with an exercise price of $.24 were exercised for total proceeds of $414,626 received by the Company in January 2008.

Common Unit Options The following tables summarize information about common unit options:

	December 31, 2007		December 30, 2006
	Number of shares	Weighted- Average Exercise Price	Number of Shares	Weighted- Average Exercise Price
Outstanding at beginning of year	818,000	$0.29	-	$-
Granted	5,695,000	0.50	818,000	0.29
Exercised	-	-	-	-
Cancelled	(20,000)	0.36	-	-
Outstanding at end of year	6,493,000	0.47	818,000	0.29
Exercisable at year end	1,253,250	0.21	-
Weighted average fair value of options granted during the year	$0.29		$0.14

SEQUOIA MEDIA GROUP, LC
Notes to Financial Statements
Continued

9. Options and Warrants Continued	Common Unit Options - Continued

		As of December 31, 2007

		Outstanding			Exercisable
Exercise Price	Number of Options Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number of Options Exercisable	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
$0.16	1,500,000	4.5	$0.16	750,000	$0.16	4.0
0.24	510,000	3.3	.24	340,000	.24	3.3
0.36	288,000	3.7	.36	163,250	.36	3.7
0.62	4,195,000	5.2	0.62	-
$.16-.62	6,493,000	4.8	$0.47	1,253,250	$0.21	3.8

		As of December 31, 2006

		Outstanding			Exercisable
Exercise Price	Number of Options Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number of Options Exercisable	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
$0.24	510,000	4.3	$0.24	-	$-	-
0.36	308,000	4.7	0.36	-	-	-
$.24–.36	818,000	4.5	$.24–.36	-	$-	-

As of December 31, 2007 and 2006, options outstanding had an aggregate intrinsic value of $471,864 and $45,900, respectively.

As of December 31, 2007 and 2006, there was approximately $780,636 and $77,015, respectively, of total unrecognized equity-based compensation cost related to option grants that will be recognized over a weighted average period of 2.6 and 2.4 years

SEQUOIA MEDIA GROUP, LC
Notes to Financial Statements
Continued

10. Commitments and Contingencies	Litigation – On December 17, 2007, Robert L. Bishop, who worked with the Company in a limited capacity in 2004 and is a current member of a limited liability company that owns an equity interest in the Company, filed a legal claim against the Company for unpaid wages and/or commissions (with no amount specified) and promised equity. The complaint was served on the Company on January 7, 2008. The Company timely filed an answer denying Mr. Bishop’s claim. Management believes the demand for payment is without basis, evidence, or meaningful information and intends to vigorously defend against it. Due to the early stage of the proceedings, management is unable to estimate the likelihood of a negative outcome or estimate the potential liability due to this claim.

Operating Leases - The Company has operating leases for office space and co-location services with terms expiring in 2009, 2010, and 2012. Future minimum lease payments are approximately as follows:

Years Ending December 31,	Amount

2008	$218,300
2009	211,900
2010	67,600
2011	5,400
2012	3,600

$506,800

Rental expense under operating leases totaled $340,828 and $71,831 for the years ended December 31, 2007 and 2006, respectively.

Agreement and Plan of Merger
Effective December 6, 2007, Secure Alliance Holdings Corporation (SAH) a publicly held company and the Company executed an Agreement and Plan of Merger, whereby SAH agreed to acquire 100% of the issued and outstanding equity units of the Company. Each issued and outstanding membership interest of the  Company will be converted into the right to receive .87096285 post-split shares of the SAH’s common stock, or approximately 80% of its post-reorganization outstanding common stock.

SEQUOIA MEDIA GROUP, LC
Notes to Financial Statements
Continued

10. Commitments and Contingencies Continued
Agreement and Plan of Merger - Continued
The Company is considered the acquirer for accounting purposes; therefore, this merger will be accounted for as a reverse acquisition.  As a result of the merger, the Company will receive approximately $9.8 million in cash to fund operations.

In connection with the Agreement and Plan of Merger, the Company entered into a Loan and Security agreement and Secured Note with SAH on December 6, 2007 in order to ensure adequate funds through the closing date. The agreement provides for SAH to loan a total of up to $2.5 million to the Company through the closing date. A total of $1 million was received under the Secured Note on December 6, 2007.  On January 15, 2008 and February 15, 2008, the Company received $1,000,000 and $500,000, respectively, under the Secured Note (see Note 6).

Contingency - The Company has executed a letter agreement with an institutional investor which provides for the issuance of an additional 1,525,000 common units upon the voluntary conversion of all outstanding Series B preferred units owned by the investor. The agreement calls for the conversion of the Series B preferred units into common units immediately preceding the closing of the merger described above.

Purchase Commitments – On November 29, 2007, the Company entered into an agreement which includes a noncancelable purchase commitment for minimum guaranteed royalties in the amount of $97,000.

Warranty Obligations – The Company provides a 90-day warranty on certain manufactured products. As of December 31, 2007, these obligations have not been significant. The Company does not expect these obligations to become significant in the future and no related liability has been accrued as of December 31, 2007 and 2006.

Litigation – On December 17, 2007, Robert L. Bishop, who worked with the Company in a limited capacity in 2004 and is a current member of a limited liability company that owns an equity interest in the Company, filed a legal claim alleging a right to unpaid wages and/or commissions (with no amount specified) and company equity.  The complaint was served on the Company on January 7, 2008.  The Company timely filed an Answer denying Mr. Bishop’s claims and counterclaiming interference by Mr. Bishop with the Company’s capital raising efforts.  The Company intends to vigorously defend against Mr. Bishop’s claims and pursue its counterclaim.

SEQUOIA MEDIA GROUP, LC
Notes to Financial Statements
Continued

11. Retirement Plan
On January 1, 2007, the Company established a 401(k) defined contribution plan that covers eligible employees who have completed a minimum of three months of service and who are 21 years of age or older.  Employees may elect to contribute to the plan up to 100 percent of their annual compensation up to a limit of $16,000 in 2008, and increasing by $500 each year thereafter for inflation or as defined and limited by the Internal Revenue Code.  To date, the Company has not made any employer contributions to the plan and is not required to do so.

12. Subsequent Events	Note Payable – In January and February, 2008, the Company received an additional $1,500,000 under the Secured Note (see Note 5).

Warrant Exercise – On January 31, 2008, an institutional investor exercised warrants to purchase 1,727,605 common equity units of the Company with an exercise price of $.24 per unit and total proceeds of $414,625.

Modification to Merger Agreement – The Company agreed to amend its agreement with Secure Alliance Holdings, Inc. (SAH) to provide for a 1 for 2 reverse stock split rather than a 1 for 3 reverse stock split upon consummation of the merger.  Accordingly, each outstanding membership interest in the Company will be converted into the right to receive .87096285 post-split shares of SAH common stock.

Closing of Merger Agreement – On June 5, 2008, the Company closed the merger transaction with SAH.  In connection with the merger transaction, the unit holders of the Company exchanged all of their units for shares of common stock of SAH.  The number of shares of SAH stock received in the merger represent approximately 80% of the total outstanding shares of SAH.  Because the unit holders of the Company obtained a majority ownership in SAH through the merger, the transaction will be accounted for as a reverse merger.  As a result of the merger, the Company received approximately $7.3 million in cash to fund operations in addition to the $2.5 million previously loaned to the Company by SAH.

SEQUOIA MEDIA GROUP, LC

Financial Statements (Unaudited)
As of March 31, 2008 and December 31, 2007
and for the Three Months Ended March 31, 2008 and 2007

SEQUOIA MEDIA GROUP, LC
Unaudited Balance Sheets

	March 31,	December 31,
Assets	2008	2007
Current assets:
Cash	$985,461	$859,069
Accounts receivable	299,166	448,389
Inventory	40,302	21,509
Prepaid expenses	94,949	100,799
Deferred costs	265,142	294,602
Deposits and other current assets	9,030	44,201
Total current assets	1,694,050	1,768,569

Property and equipment, net	926,178	990,523
Intangibles, net	72,614	74,689
Other assets	20,408	20,408
Total assets	$2,713,250	$2,854,189

Liabilities and Members’ Deficit
Current liabilities:
Accounts payable	$55,280	$75,118
Accrued liabilities	1,183,825	823,772
Distribution payable	439,604	308,251
Current portion of capital leases	129,171	118,288
Current portion of deferred rent	50,771	38,580
Note payable	2,500,000	1,000,000
Deferred revenue	468,125	493,599
Total current liabilities	4,826,776	2,857,608

Capital lease obligations, net of current portion	201,649	222,611
Deferred rent, net of current portion	63,714	71,839
Total liabilities	5,092,139	3,152,058

Series B redeemable convertible preferred units, no par
value, 12,000,000 units authorized; 8,804,984 units
outstanding, respectively (liquidation preference
of $6,603,182	6,603,182	6,603,182

Commitments and contingencies

Members’ deficit:
Series A convertible preferred units, no par value, 3,746,485 units authorized, 3,533,720 units outstanding (liquidation
preference of $474,229)	474,229	474,229
Common units, no par value, 90,000,000 units authorized:
30,798,382 and 29,070,777 units outstanding,
respectively.	4,700,607	4,211,737
Accumulated deficit	(14,156,907)	(11,587,017)
Total members’ deficit	(8,982,071)	(6,901,051)

Total liabilities and members’ deficit	$2,713,250	$2,854,189

See accompanying notes to financial statements.

SEQUOIA MEDIA GROUP, LC
  Unaudited Statements of Operations

	Three-Months Ended
	March 31,
	2008	2007

Revenues	$73,496	$173,911

Operating expense:
Cost of sales	173,097	21,615
Research and development	560,377	344,429
Selling and marketing	517,161	298,817
General and administrative	1,144,240	597,120
Depreciation and amortization	56,998	43,245

Total operating expense	2,451,873	1,305,226

Loss from operations	(2,378,377)	(1,131,315)

Other income (expense):
Interest income	11,129	4,546
Interest expense	(71,289)	(342,242)

Net other income (expense)	(60,160)	(337,696)

Net loss	(2,438,537)	(1,469,011)

Distributions on Series B redeemable
convertible preferred units	(131,353)	–

Net loss applicable to common units	$(2,569,890)	$(1,469,011)

Loss per common unit – basic and diluted	$(0.09)	$(0.07)

Weighted average common units – basic
and diluted	30,228,842	21,547,422

See accompanying notes to financial statements.

SEQUOIA MEDIA GROUP, LC
Unaudited Statement of Changes in Members’ Deficit

Three-Months Ended March 31, 2008

	Series A Convertible
	Preferred		Common		Accumulated	Members’
	Units	Amount	Units	Amount	Deficit	Deficit

Balance, January 1, 2008	3,533,720	$474,229	29,070,777	$4,211,737	$(11,587,017)	$(6,901,051)

Issuance of common units from exercise of warrants	–	–	1,727,605	414,626	–	414,626

Employee equity-based compensation	–	–	–	74,244	–	74,244

Distributions on Series B redeemable convertible preferred units	–	–	–	–	(131,353)	(131,353)

Net loss	–	–	–	–	(2,438,537)	(2,438,537)

Balance, March 31, 2008	3,533,720	$474,229	30,798,382	$4,700,607	$(14,156,907)	$(8,982,071)

See accompanying notes to financial statements.

SEQUOIA MEDIA GROUP, LC
Unaudited Statements of Cash Flows

	Three-Months Ended
	March 31,
	2008	2007
Cash flows from operating activities:
Net loss	$(2,438,537)	$(1,469,011)
Adjustments to reconcile net loss to net
cash used in operating activities
Depreciation and amortization	110,607	147,422
Accretion of debt discount	–	136,275
Equity-based compensation	74,244	14,351
(Gain) Loss on disposal of equipment	(38)	1,063
Decrease (increase) in:
Accounts receivable	149,223	2,500
Unbilled accounts receivable	–	72,830
Inventory	(18,793)	–
Prepaid expenses	5,850	50,511
Deferred costs	29,460	85,499
Other current assets	171	–
Deposits	35,000	(54,163)
Increase (decrease) in:
Accounts payable	(19,838)	(75,498)
Accrued liabilities	360,053	113,318
Deferred rent	4,066	–
Deferred revenue	(25,474)	116,680

Net cash used in operating activities	(1,734,006)	(858,223)

Cash flows from investing activities:
Purchase of property and equipment	(24,295)	(51,386)
Purchase of intangible assets	(425)	–

Net cash used in investing activities	(24,720)	(51,386)

Cash flows from financing activities:
Proceeds from convertible notes and debentures	–	1,000,000
Proceeds from notes payable	1,500,000	–
Payments of loan costs	–	(82,080)
Proceeds from related party notes payable	–	20,000
Proceeds from conversion of warrants to common units	414,626	–
Payments on obligations under capital lease	(29,508)	(7,545)

Net cash provided by financing activities	1,885,118	930,375

Net change in cash	126,392	20,766

Cash at beginning of period	859,069	168,692

Cash at end of period	$985,461	$189,458

Cash paid for interest and income taxes	$11,428	$673

See accompanying notes to financial statements

SEQUOIA MEDIA GROUP, LC
Unaudited Statements of Cash Flows
Continued

Supplemental schedule of non-cash investing and financing activities:

During the three months ended March 31, 2008:

•	The Company accrued distributions payable on Series B redeemable convertible preferred units of $131,353.

•	The Company acquired $19,429 of office equipment through capital lease agreements.

During the three months ended March 31, 2007:

•	The Company acquired $37,600 of office furniture through capital lease agreements.

See accompanying notes to financial statements

SEQUOIA MEDIA GROUP, LC

Unaudited Notes to Financial Statements

1.            Description of Organization and Summary of Significant Accounting Policies

Organization and Nature of Operations
Sequoia Media Group, LC (the Company), a Utah limited liability company, was formed on March 28, 2003.  The Company develops and sells an engaging way for anyone to tell their “Story” with personal digital expressions.  The Company’s products simplify and automate the process of creating professional-quality multi-media productions using personal photos and videos.

Basis of Presentation
The accompanying financial statements are presented in accordance with U.S. generally accepted accounting principles.

Unaudited Information
In the opinion of management, the accompanying unaudited financial statements as of March 31, 2008 and for the three months ended March 31, 2008 and 2007 reflect all adjustments (consisting only of normal recurring items) necessary to present fairly the financial information set forth therein. Certain information and note disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles (US GAAP) have been condensed or omitted pursuant to SEC rules and regulations, although the Company believes that the following disclosures, when read in conjunction with the annual financial statements and the notes included in this filing, are adequate to make the information presented not misleading.  Results for the three-month period ended March 31, 2008 are not necessarily indicative of the results to be expected for the year ended December 31, 2008.

Concentration of Credit Risk and Significant Customer
The Company maintains its cash in bank demand deposit accounts, which at times may exceed the federally insured limit or may be maintained in non-insured institutions. As of March 31, 2008 and December 31, 2007, the Company had approximately $985,361 and $952,752, respectively, in excess of the insured limits, primarily in cash equivalents. The Company has not experienced any losses in these accounts and believes it is not exposed to any significant credit risk with respect to cash.

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of accounts receivable. In the normal course of business, the Company provides credit terms to its customers and requires no collateral.

Four customers accounted for 51%, 17%, 15%, and 11% of total revenue during the three months ended March 31, 2008.  One customer accounted for 100% of total revenue for the three months ended March 31, 2007.  As of March 31, 2008, two customers accounted for 61% and 30% of accounts receivable.

SEQUOIA MEDIA GROUP, LC
Unaudited Notes to Financial Statements
Continued

Net Loss per Common Unit
Basic earnings (loss) per unit (EPS) is calculated by dividing income (loss) available to common unit holders by the weighted-average number of common units outstanding during the period.

Diluted EPS is similar to Basic EPS except that the weighted-average number of common units outstanding is increased using the treasury stock method to include the number of additional common units that would have been outstanding if the dilutive potential common units had been issued. Such potentially dilutive common units include stock options and warrants, convertible preferred stock, redeemable convertible preferred stock and convertible notes and debentures. Units having an antidilutive effect on periods presented are not included in the computation of dilutive EPS.

The average number of units of all stock options and warrants granted, all convertible preferred stock, redeemable convertible preferred stock and convertible debentures have been omitted from the computation of diluted net loss per common unit because their inclusion would have been anti-dilutive for the periods ended March 31, 2008 and 2007.

For the three months ended March 31, 2008 and 2007, the Company had 18,541,704 and 7,269,325 potentially dilutive units of common stock, respectively, not included in the computation of diluted net loss per common unit because it would have decreased the net loss per common unit. These options and warrants, convertible preferred stock, redeemable convertible preferred stock and convertible notes and debentures could be dilutive in the future.

Use of Estimates
The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts and disclosures.  Accordingly, actual results could differ from those estimates.

Cash Equivalents
The Company considers all highly liquid investments with an initial maturity of three months or less to be cash equivalents.

Accounts Receivable
Accounts receivable are recorded at net realizable values and are due within 30 days from the invoice date. The Company maintains allowances for doubtful accounts, when necessary, for estimated losses resulting from the inability of customers to make required payments. These allowances are based on specific facts and circumstances pertaining to individual customers and historical experience. Provisions for losses on receivables are charged to operations. Receivables are charged off against the allowances when they are deemed uncollectible.  As of March 31, 2008 and December 31, 2007, there were no allowances for doubtful accounts required against the Company’s receivables.

SEQUOIA MEDIA GROUP, LC
Unaudited Notes to Financial Statements
Continued

Inventories
Inventories are stated at the lower of cost or market determined using the first-in, first-out method.

Intangible Assets
Intangible assets consist of costs to acquire patents and licenses for use of certain music tracks.  All of the Company’s intangible assets have finite useful lives.

Intangible assets with finite useful lives are carried at cost, less accumulated amortization.  Amortization is calculated using the straight-line method over estimated useful lives.  Intangible assets subject to amortization are reviewed for potential impairment whenever events or circumstances indicate that carrying amounts may not be recoverable.  As of March 31, 2008 and December 31, 2007, management determined that the carrying amounts of the Company’s intangible assets were not impaired.

Property and Equipment
Property and equipment are stated at cost less accumulated depreciation and amortization.  Property and equipment consists of computers, software and equipment, and furniture and fixtures. Depreciation and amortization are calculated using the straight-line method over the estimated economic useful lives of the assets or over the related lease terms (if shorter), which are three and five years, respectively.

Expenditures that materially increase values or capacities or extend useful lives of property and equipment are capitalized. Routine maintenance, repairs, and renewal costs are expensed as incurred. Gains or losses from the sale or retirement of property and equipment are recorded in the statements of operations.

The Company reviews its property and equipment for impairment when events or changes in circumstances indicate that the carrying amount may be impaired.  If it is determined that the related undiscounted future cash flows are not sufficient to recover the carrying value, an impairment loss is recognized for the difference between carrying value and fair value of the asset.

As of March 31, 2008 and December 31, 2007, management determined the carrying amounts of the Company’s property and equipment were not impaired.

Revenue Recognition and Deferred Revenue
Prior to March 31, 2007, the Company generated nearly all of its revenue from one customer.  The contract with this customer included software development, software license, post-contract support (PCS), and training.  Because the contract included the delivery of a software license, the Company accounted for the contract in accordance with Statement of Position (SOP) 97-2, Software Revenue Recognition, as modified by SOP 98-9, Modification of SOP 97-2 with Respect to Certain Transactions.  SOP 97-2 applies to activities that represent licensing, selling, leasing, or other marketing of computer software.

SEQUOIA MEDIA GROUP, LC
Unaudited Notes to Financial Statements
Continued

Because the contract included services to provide significant production, modification, or customization of software, in accordance with SOP 97-2, the Company accounted for the contract based on the provisions of Accounting Research Bulletin (ARB) No. 45, Long-Term Construction-Type Contracts and the relevant guidance provided by SOP 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts.  In accordance with these provisions, the Company determined to use the percentage-of-completion method of accounting to record the revenue for the entire contract.  The Company utilized the ratio of total actual costs incurred to total estimated costs to determine the amount of revenue to be recognized at each reporting date.

As of December 31, 2007, this contract was completed and all revenue under this contract had been recognized. The Company has no further obligations under this contract.

The Company records billings and cash received in excess of revenue earned as deferred revenue. The deferred revenue balance generally results from contractual commitments made by customers to pay amounts to the Company in advance of revenues earned. Revenue earned but not billed is classified as unbilled accounts receivable in the balance sheet.  The Company bills customers as payments become due under the terms of the customer’s contract. The Company considers current information and events regarding its customers and their contracts and establishes allowances for doubtful accounts when it is probable that it will not be able to collect amounts due under the terms of existing contracts.

Under the current business model, the Company generates revenue from the sale of software, equipment, software licenses, applications development and implementation services, support, training services, and product royalties.  The Company continues to apply the guidance provided in SOP 97-2 to recognize revenue on contracts that include a software component.  SOP 97-2 generally provides that until vendor specific objective evidence (VSOE) of fair value exists for the various components within the contract, that revenue is deferred until delivery of all elements except for PCS and training has occurred.

After all elements are delivered except for PCS and training, deferred revenue is recognized over the remaining term of the contract.  Because of the Company’s limited sales history, it does not have VSOE for the different components that may be included in sales contracts.

Once VSOE is established, the Company will allocate a portion of the contract fee to each undelivered element based on the relative fair values of the elements and allocate the fee for delivered software licenses using the residual method.  The Company plans to establish VSOE for the various elements of its contracts based on the price charged when the same element is sold separately. For consulting services, the Company plans to base VSOE on the rates charged when the services are sold separately under time-and-materials contracts.  The Company intends to base VSOE for training on the rates charged when training is sold separately for supplemental training courses.

For PCS, VSOE will be determined by reference to the renewal rate charged to the customer in future periods.

SEQUOIA MEDIA GROUP, LC
Unaudited Notes to Financial Statements
Continued

For time-and-materials contracts, the Company plans to estimate a profit range and recognize the related revenue using the lowest probable level of profit estimated in the range. Billings in excess of revenue recognized under time-and-material contracts will be deferred and recognized upon completion of the time-and-materials contract or when the results can be estimated more precisely.

For fixed-price contracts, the Company intends to recognize revenue using the percentage-of-completion method of accounting and following the guidance in SOP 81-1. The Company will make adjustments, if necessary, to the estimates used in the percentage-of-completion method of accounting as work progresses under the contract and as experience is gained.

The Company intends to recognize support revenue from contracts for ongoing technical support and unspecified product updates ratably over the support period.

The Company plans to recognize training revenue as the services are performed.

The Company plans to recognize license revenues from software licenses that do not include services or where the related services are not considered essential to the functionality of the software, when the following criteria are met: a signed noncancellable license agreement with nonrefundable fees has been obtained; the software product has been delivered; there are no uncertainties surrounding product acceptance; the fees are fixed and determinable; and collection is considered probable.

For certain contracts for which reasonably dependable estimates cannot be made or for which inherent hazards make estimates doubtful, the Company recognizes revenue under the completed-contract method of contract accounting.

In one contract entered into during 2007, the Company sold fulfillment equipment, hardware and software installation, and software licenses. The Company deferred all revenues related to these contracts as there was no VSOE established for the software portion of the product. During the quarter ended March 31, 2008, all elements of the contract were delivered except for PCS and training.  In accordance with SOP 97-2, deferred revenue is being recognized over the remaining term of the contract on a straight-line basis.

The Company capitalized the direct cost of the equipment and is amortizing it as the related revenue is recognized.

The Company entered into additional contracts during 2007 and 2008 in which the Company sells its product through a retailer. The product includes both software and the means to submit data to the Company for fulfillment. As there was no VSOE for the software portion of the product, the Company deferred all revenues related to these contracts until the only undelivered element of the contract was PCS and training in accordance with SOP 97-2.  During the quarter ended March 31, 2008, the Company started recognizing revenue under these contracts on a straight-line basis over the remaining term of the contract.

SEQUOIA MEDIA GROUP, LC
Unaudited Notes to Financial Statements
Continued

Software Development Costs
Costs for the development of new software products and substantial enhancements to existing software products are expensed as incurred until technological feasibility has been established, at which time any additional costs are capitalized.  The costs to develop software have not been capitalized as management has determined that its software development process is essentially completed concurrent with the establishment of technological feasibility.

Accounting for Equity Based Compensation
The Company accounts for equity-based-based compensation in accordance with Statement of Financial Accounting Standards (SFAS) No. 123(R) (revised 2004), Share-Based Payment which requires recognition of expense (generally over the vesting period) based on the estimated fair value of equity-based payments granted.  The effect of accounting for equity-based awards under SFAS No. 123(R) for the three months ended March 31, 2008 and 2007, was to record $74,244, and $14,351, respectively, of equity-based compensation expense in general and administrative expense.

The fair value of each share-based award was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions.

Expected dividend yield	–
Expected share price volatility	40%
Risk-free interest rate	4.06% - 4.89%
Expected life of options	2.5 years – 4.25 years

Income Taxes
Under the provisions of the Internal Revenue Code and applicable state laws, the Company is taxed similar to a partnership, and as a result, is not directly subject to income taxes. The results of its operations are included in the tax returns of its members. Therefore, no provision or benefit for income taxes has been included in the accompanying financial statements.

Pro forma income tax expense, as if the Company had been a taxable entity would have been $0 for each period presented in the statements of operations.

Reclassifications
Certain amounts in the 2007 financial statements have been reclassified to confirm to the 2008 presentation.

2.            Agreement and Plan of Merger

Effective December 6, 2007, Secure Alliance Holdings Corporation (SAH) a publicly held company and the Company executed an Agreement and Plan of Merger, whereby SAH agreed to acquire 100% of the issued and outstanding equity units of the Company. Each issued and outstanding membership interest of the Company will be converted into the right to receive .87096285 post-split shares of the SAH’s common stock, or approximately 80% of its post-reorganization outstanding common stock.

SEQUOIA MEDIA GROUP, LC
Unaudited Notes to Financial Statements
Continued

On June 5, 2008, the Company closed the merger transaction described above.  In connection with the merger transaction, the unit holders of the Company exchanged all of their units for shares of common stock of SAH.  The number of shares of SAH stock received in the merger represent approximately 80% of the total outstanding shares of SAH.  Because the unit holders of the Company obtained a majority ownership in SAH through the merger, the transaction will be accounted for as a reverse merger.  As a result of the merger, the Company received approximately $7.3 million in cash to fund operations in addition to the $2.5 million previously loaned to the Company by SAH.

In connection with the Agreement and Plan of Merger, the Company entered into a Loan and Security agreement and Secured Note with SAH on December 6, 2007 in order to ensure adequate funds through the closing date. The agreement provides for SAH to loan a total of up to $2.5 million to the Company through the closing date. A total of $1 million was received under the Secured Note on December 6, 2007.  On January 15, 2008 and February 15, 2008, the Company received $1,000,000 and $500,000, respectively, under the Secured Note (see Note 4).  In connection with the merger closing the $2.5 million notes payable were eliminated.

3.            Accrued Liabilities

Accrued liabilities consisted of the following:

	March 31, 2008	December 31, 2007

Bonuses payable	$689,000	$554,000
Payroll and payroll taxes payable	209,536	229,245
Contractual payments	213,333	-
Interest payable	59,861	-
Other	12,095	40,527

	$1,183,825	$823,772

4.            Notes Payable

In connection with the Agreement and Plan of Merger (see Note 2), the Company entered into a Loan and Security Agreement and Secured Note with Secure Alliance Holdings (SAH) Corporation on December 6, 2007 in order to ensure adequate funds through the merger closing date. The agreement provides for (SAH) to loan a total of up to $2.5 million to the Company through the merger closing date. A total of $1 million was received under the Secured Note as of December 31, 2007.  An additional $1,500,000 was advanced during the three months ended March 31, 2008.  The amounts advanced under the Secured Note were secured by all assets of the Company, accrued interest at 10% per annum and principal and interest were due and payable on December 31, 2008.  As disclosed in Note 2, in connection with the merger on June 5, 2008, the balance of notes payable of $2.5 million was eliminated.

SEQUOIA MEDIA GROUP, LC
Unaudited Notes to Financial Statements
Continued

5.           Related Party Transactions

Consulting Agreement
During the three months ended March 31, 2008, pursuant to an agreement executed during the year ended December 31, 2007, the Company recorded expense of $243,333 for consulting services from Amerivon Holdings, Inc. (Amerivon), a significant shareholder of the Company.

Warrant Exercise
On January 30, 2008, Amerivon exercised 1,727,605 warrants to purchase common units of the Company for a total price of $414,626. This exercise increased Amerivon’s ownership percentage to 32.2% of common units and 43.4% of all common and convertible preferred units.

Notes Payable and Series B Redeemable Convertible Preferred Units
On January 19, 2007 and again on February 14, 2007, the Company issued $500,000 of convertible notes payable to Amerivon.  These convertible notes payable accrued interest at 9% per annum, and had a maturity date of June 30, 2007.  A beneficial conversion feature in the amount of $171,875 was recognized, $67,375 of which was accreted to interest expense as of March 31, 2007.

6.           Common and Preferred Units

As of March 31, 2008 and December 31, 2007, the Company had authorized 90,000,000 common units and 20,000,000 preferred units, all with no par value.  The Company has designated 3,746,485 preferred units as Series A and 12,000,000 preferred units as Series B.

Series A Convertible Preferred Units
During the period ended March 31, 2008, there were no Series A preferred units issued.  As of March 31, 2008 and December 31, 2007, there were 3,533,720 Series A preferred units outstanding.  In connection with the merger disclosed in Note 2 all series A preferred units were converted to common units and exchanged for common shares of SAH.

Series B Redeemable Convertible Preferred Units
During the period ended March 31, 2008, there were no Series B preferred units issued.

As of March 31, 2008 and December 31, 2007, there were 8,804,984 units of Series B preferred units outstanding.  In connection with the merger disclosed in Note 2 all series B preferred units were converted to common units and exchanged for common shares of SAH.

SEQUOIA MEDIA GROUP, LC
Unaudited Notes to Financial Statements
Continued

Common Units
As of March 31, 2008 and December 31, 2007, there were 30,798,382 and 29,070,777 common units outstanding respectively.  In connection with the merger disclosed in Note 2, all common units held were exchanged for common shares of SAH.

In accordance with an executed letter agreement with an institutional investor, on June 5, 2008, immediately proceeding the closing of the merger described in Note 2, the Company issued an additional 1,525,000 common units upon the voluntary conversion of all outstanding Series B preferred units owned by the investor.

7.            Options and Warrants

Common Unit Warrants
The following tables summarize information about common unit warrants as of March 31, 2008 and December 31, 2007:

	As March 31, 2008 Outstanding and Exercisable
Exercise Price	Number of Warrants Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price
$0.46	1,190,000	1.25	$0.46

	As of December 31, 2007 Outstanding and Exercisable
Exercise Price	Number of Warrants Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price
$0.24	1,727,605	0.1	$0.24
0.46	1,190,000	1.5	0.46
$.24-.46	2,917,605	0.7	$0.33

During the three months ended March 31, 2008, 1,727,605 warrants with an exercise price of $.24 were exercised for total proceeds of $414,625 received by the Company.  All common unit warrants outstanding as of the date of the merger (described in Note 2) were converted into warrants to purchase the common stock of SAH.

SEQUOIA MEDIA GROUP, LC
Unaudited Notes to Financial Statements
Continued

Common Unit Options
The following tables summarize information about common unit options:

	March 31, 2008		December 31, 2007
	Number of shares	Weighted- Average Exercise Price	Number of Shares	Weighted- Average Exercise Price
Outstanding at beginning of year	6,493,000	$0.21	818,000	$0.29
Granted	-	-	5,695,000	0.50
Exercised	-	-	-	-
Cancelled	43,000	0.51	(20,000)	0.36
Outstanding at end of year	6,450,000	0.47	6,493,000	0.47
Exercisable at year end	1,303,125	0.21	1,253,250	0.21
Weighted average fair value of options granted during the year	$-		$0.29

As of March 31, 2008
	Outstanding			Exercisable
Exercise Price	Number of Options Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number of Options Exercisable	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
$0.16	1,500,000	4.3	$0.16	750,000	$0.16	3.8
0.24	510,000	3.1	.24	371,875	.24	3.1
0.36	270,000	3.5	.36	185,250	.36	3.4
0.62	4,170,000	4.9	0.62	-
$.16-.62	6,450,000	4.6	$0.47	1,303,125	$0.21	3.5

As of December 31, 2007
	Outstanding			Exercisable
Exercise Price	Number of Options Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number of Options Exercisable	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
$0.16	1,500,000	4.5	$0.16	750,000	$0.16	4.0
0.24	510,000	3.3	.24	340,000	.24	3.3
0.36	288,000	3.7	.36	163,250	.36	3.7
0.62	4,195,000	5.2	0.62	-
$.16-.62	6,493,000	4.8	$0.47	1,253,250	$0.21	3.8

SEQUOIA MEDIA GROUP, LC
Unaudited Notes to Financial Statements
Continued

As of March 31, 2008 and December 31, 2007, options outstanding had an aggregate intrinsic value of $704,535 and $710,121, respectively.

As of March 31, 2008, there was approximately $721,762, respectively, of total unrecognized equity-based compensation cost related to option grants that will be recognized over a weighted average period of 2.35 years.  All common unit options outstanding as of the date of the merger (described in Note 2) were converted into options to purchase the common stock of SAH.

8.           Commitments and Contingencies

Litigation
On December 17, 2007, Robert L. Bishop, who worked with the Company in a limited capacity in 2004 and is a current member of a limited liability company that owns an equity interest in the Company, filed a legal claim alleging a right to unpaid wages and/or commissions (with no amount specified) and company equity.  The complaint was served on the Company on January 7, 2008.  The Company timely filed an Answer denying Mr. Bishop’s claims and counterclaiming interference by Mr. Bishop with the Company’s capital raising efforts.  The Company intends to vigorously defend against Mr. Bishop’s claims and pursue its counterclaim.

Warranty Obligations
The Company provides a 90-day warranty on certain manufactured products. As of March 31, 2008 and December 31, 2007, these obligations have not been significant. The Company does not expect these obligations to become significant in the future and no related liability has been accrued as of March 31, 2008 and December 31, 2007.

UNAUDITED PRO FORMA CONDENSED COMBINED
CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited proforma condensed combined balance sheet aggregates the balance sheet of Secure Alliance Holdings Corporation (“SAH”) and the balance sheet of Sequoia Media Group, LC (“Sequoia”) as of March 31, 2008, accounting for the transaction as a recapitalization of Sequoia with the issuance of shares for the net assets of SAH (a reverse acquisition) and using the assumptions described in the following notes, giving effect to the transaction, as if the transaction had occurred as of March 31, 2008.  The transaction was not completed as of March 31, 2008.

The following unaudited proforma condensed combined statements of operations combine the results of operations of Sequoia for the three months ended March 31, 2008 and SAH for the three months ended March 31, 2008 and the results of operations of Sequoia for the year ended December 31, 2007 and SAH for the year ended September 30, 2007 as if the transaction had occurred as of the October 1, 2006.

The proforma condensed combined financial statements should be read in conjunction with the separate financial statements and related notes thereto of Sequoia and SAH.  These proforma financial statements are not necessarily indicative of the combined financial position, had the acquisition occurred on the date indicated above, or the combined results of operations which might have existed for the periods indicated or the results of operations as they may be in the future.

Unaudited Pro Forma Condensed Combined Balance Sheet
March 31, 2008

	Sequoia	SAH			Pro Forma Adjustments	Pro Forma Combined
Assets

Current assets:
Cash	$985,461	$9,363,061	[F	]	(2,000,000)	$8,348,522
Marketable securities available-for-sale	-	303,300	[F	]	(303,300)	-
Accounts receivable	299,166	33,470	[F	]	(33,470)	299,166
Notes receivable	-	2,500,000	[J	]	(2,500,000)	-
Inventory	40,302	-				40,302
Prepaid expenses	94,949	76,718				171,667
Deferred costs	265,142	-				265,142
Deposits and other current assets	9,030	-				9,030

Total current assets	1,694,050	12,276,549				9,133,829

Property and equipment, net	926,178	-				926,178
Intangible assets, net	72,614	-				72,614
Other Assets	20,408	4,000				24,408

Total assets	$2,713,250	$12,280,549				$10,157,029

Liabilities and Members' Equity (Deficit)

Current liabilities:
Accounts payable	$55,280	$106,433				$161,713
Accrued liabilities	1,183,825	157,901				1,341,726
Distributions payable	439,604	-				439,604
Current portion of capital leases	129,171	-				129,171
Current portion of deferred rent	50,771	-				50,771
Note payable	2,500,000	-	[J	]	(2,500,000)	-
Deferred revenue	468,125	-				468,125

Total current liabilities	4,826,776	264,334				2,591,110

Capital lease obligations, net of current portion	201,649	-				201,649
Deferred rent, net of current portion	63,714	-				63,714

Total liabilities	5,092,139	264,334				2,856,473

Series B redeemable convertible preferred units, no
par value, 12,000,000 units authorized;
8,804,984 outstanding,
(liquidation preference of $6,603,182)	6,603,182	-	[B	]	(6,603,182)	-

Commitments and contingencies

Members' equity (deficit):
Series A convertible preferred units, no par value,
3,746,485 units authorized, 3,533,720
units outstanding (liquidation preference
of $474,229)	474,229	-	[B	]	(474,229)	-
Common units, no par value, 90,000,000 units
authorized; 30,798,382, units outstanding	4,700,607	-	[B	]	8,053,411	-
			[E	]	(12,754,018)
Common stock, $.01 par value, authorized 100,000,000
shares; issued and outstanding 19,484,524 shares	-	194,840	[A	]	(97,420)	487,281
			[C	]	389,861
Additional paid-in capital	-	30,127,147	[A	]	97,420	21,946,182
			[F	]	(2,333,470)
			[C	]	(389,861)
			[E	]	12,754,018
			[D	]	(18,309,072)
Accumulated deficit	(14,156,907)	(18,309,072)	[D	]	18,309,072	(15,132,907)
			[B	]	(976,000)
Accumulated other comprehensive income	-	3,300	[F	]	(3,300)	-

Total members' equity (deficit)	(8,982,071)	12,016,215				7,300,556

Total liabilities and members' equity (deficit)	$2,713,250	$12,280,549				$10,157,029

Unaudited Pro Forma Condensed Combined Statements of Operations

	Sequoia	SAH
	Three Months ended	Three Months ended			Pro Forma	Pro Forma
	March 31, 2008	March 31, 2008			Adjustments	Combined

Sales	$73,496	$-				$73,496

Operating expense:
Cost of sales	173,097	-				173,097
Research and development	560,377	-				560,377
Selling and marketing	517,161	-				517,161
General and administrative	1,144,240	505,057				1,649,297
Depreciation and amortization	56,998	-				56,998

Total operating expense	2,451,873	505,057				2,956,930

Income (loss) from operations	(2,378,377)	(505,057)				(2,883,434)

Other income (expense):
Interest income	11,129	132,615	[H	]	(80,000)	63,744
Interest expense	(71,289)	-				(71,289)

Total other income (expense)	(60,160)	132,615				(7,545)
Loss before income taxes and discontinued operationsfrom continuing operations	(2,438,537)	(372,442)				(2,890,979)

Income tax expense	-	-				-

Loss from continuing operations	(2,438,537)	(372,442)				(2,890,979)

Preferred dividends and deemed dividends	(131,353)	-				(131,353)

Net loss applicable to common unit/shareholders	$(2,569,890)	$(372,442)				$(3,022,332)

Basic and diluted earnings (loss) per share:
Loss from continuing operations	$(0.09)	$(0.02)				$(0.06)

Basic weighted average common shares outstanding	30,228,842	19,444,794	[A	]	(9,802,268)	48,628,640
			[I	]	38,986,114

Unaudited Pro Forma Condensed Combined Statements of Operations

	Sequoia	SAHC			Pro Forma Adjustments	Pro Forma Combined
	Year ended	Year ended
	December 31, 2007	September 30, 2007

Sales	$541,856	$-				$541,856

Operating expense:
Cost of sales	57,068	-				57,068
Research and development	1,890,852	-				1,890,852
Selling and marketing	1,351,860	-				1,351,860
General and administrative	3,677,326	1,333,467				5,010,793
Depreciation and amortization	277,458	-				277,458

Total operating expense	7,254,564	1,333,467				8,588,031

Income (loss) from operations	(6,712,708)	(1,333,467)				(8,046,175)

Other income (expense):
Gain on disposal of 3CI pursuant to class-action settlement	-		[G	]	(5,380,121)	(5,380,121)
Reorganization fee paid to Laurus	-	(6,508,963)				(6,508,963)
Interest income	66,524	580,861				647,385
Interest expense	(693,217)					(693,217)
Gain on collection of receivable	-					-
Gain on CCC bankruptcy settlement	-					-
Other expenses	-					-

Total other income (expense)	(626,693)	(5,928,102)				(11,934,916)
Loss before income taxes and discontinued operations	(7,339,401)	(7,261,569)				(19,981,091)

Income tax expense	-	75,808				75,808

Loss from continuing operations	(7,339,401)	(7,337,377)				(20,056,899)

Preferred dividends and deemed dividends	(498,251)	-	[B	]	(976,000)	(1,474,251)

Net loss from continuing operations applicable
to common unit/shareholders	$(7,837,652)	$(7,337,377)				$(21,531,150)

Basic earnings (loss) per share:
Loss from continuing operations		(0.03)				(0.03)

Basic weighted average common shares outstanding		33,499,128	[A	]	(9,802,268)	43,431,974
			[I	]	38,986,114
			[G	]	(19,251,000)

NOTES TO UNAUDITED PROFORMA CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 1 – PROFORMA ADJUSTMENTS

On December 6, 2007, SAH entered into an Agreement and Plan of Merger wherein SAH would acquire 100% of Sequoia through the issuance of 38,986,114 shares of restricted common stock in a transaction wherein Sequoia would become a wholly-owned subsidiary of SAH.  After effectiveness of the transaction, the former Sequoia unit holders will own approximately 80% of the issued and outstanding shares of SAH.  Because the shares issued in the transaction represent control of the total shares of the outstanding common stock immediately following the transaction, the transaction will be accounted for as a reverse acquisition.  The merger became effective on June 5, 2008.

Pro forma adjustments on the attached financial statements include the following:

[A]	To record the 1 for 2 reverse stock split of SAH common stock.

[B]
To reflect the conversion of Sequoia preferred units to Sequoia common units immediately prior to the closing of the transaction between SAH and Sequoia.   The conversion includes an additional 1,525,000 common units that were issued upon conversion in order to induce conversion.  These inducement units will be recorded as a preferential dividend, thus increasing the accumulated deficit and increasing the loss applicable to common unit/shareholders.

[C]
To record the acquisition of Sequoia by SAH through the issuance of 38,986,114 shares of common stock.  The ownership interests of the former owners of Sequoia in the combined enterprise will be greater than that of the ongoing shareholders of SAH and, accordingly, the management of Sequoia will assume operating control of the combined enterprise.  Consequently, the acquisition will be accounted for as the recapitalization of Sequoia, wherein Sequoia purchased the assets of SAH and accounted for the transaction as a “Reverse Acquisition” for accounting purposes.

[D]	To eliminate the accumulated deficit of SAH at the date of acquisition to reflect the purchase by Sequoia for accounting purposes.

[E]	To eliminate the Sequoia common units for consolidation.

[F]
To remove assets that will be distributed to SAH shareholders prior to the merger.  Prior to the effectiveness of the reverse merger, SAH will distribute $2 million in cash and 2,022,000 shares of Cashbox, a publicly listed UK company to the shareholders of SAH.

[G]
To remove expenses, gains, and shares repurchased in connection with the sale of SAH’s prior operations.  Such operations have been disposed and will not be a continuing component of the combined company.

[H]	To remove interest income related to the $2 million of cash that will be retained by the SAH stockholders (see note F above).

[I]
To record the issuance of 38,986,114 shares of SAH’s common stock in connection with the reverse acquisition.  Dilutive earnings per share were not presented, as the effect was anti-dilutive for the periods presented.

[J]	To eliminate $2,500,000 note payable / receivable between SAH and Sequoia.

PART II  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered. None of the following expenses are payable by the selling stockholder. All of the amounts shown are estimates, except for the SEC registration fee.

SEC registration fee	$692
Accounting fees and expenses	10,000
Legal fees and expenses	45,000
Miscellaneous	500
TOTAL	$56,192

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides, in general, that a corporation incorporated under the laws of the State of Delaware, as we are, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

Our Certificate of Incorporation and Bylaws provide that we will indemnify our directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the DGCL, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders’ or directors’ resolution or by contract. In addition, our director and officer indemnification agreements with each of our directors and officers provide, among other things, for the indemnification to the fullest extent permitted or required by Delaware law, provided that no indemnitee will be entitled to indemnification in connection with any claim initiated by the indemnitee against us or our directors or officers unless we join or consent to the initiation of the claim, or the purchase and sale of securities by the indemnitee in violation of Section 16(b) of the Exchange Act.

Any repeal or modification of these provisions approved by our stockholders will be prospective only and will not adversely affect any limitation on the liability of any of our directors or officers existing as of the time of such repeal or modification.

We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the DGCL would permit indemnification.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

During the first half of 2006 Sequoia undertook a private offering consisting of 12-month convertible debt, bearing interest at 10%.  The offering was taken in its entirety by Amerivon, who invested a total of $829,250.  In August of 2006, Amerivon invested an additional $1,564,000 in a convertible debt offering, bearing interest at 10%, intended to bridge Sequoia to a subsequent preferred equity offering targeting $5 to $7 million.  During the first quarter of 2007, Amerivon provided additional bridge financing of $1,000,000 and an additional $535,000 of bridge financing during the second quarter of 2007.  In May 2007, Sequoia closed the preferred equity offering with Amerivon at which time they converted approximately $2.4 million in aggregate convertible debt held by Amerivon, together with accumulated interest into common units of Sequoia.  Amerivon also provided an additional $4 million in cash, which, along with $1.5 million of the bridge financing principle provided during 2007, plus accumulated interest, was used to purchase a total of $6.4 million worth of Sequoia’s Series B preferred.

Such membership interests were not registered and were issued in reliance on Section 4(2) of the Securities and Exchange Act of 1933, as amended.

ITEM 16. EXHIBITS.

The following exhibits are included as part of this Form S-1. References to “the Company” in this Exhibit List mean aVinci Media Corporation, a Nevada corporation.

Exhibit	Description

2.1	Agreement and Plan of Merger dated December 6, 2007 (incorporated by reference to exhibit 2.1 to the registrant’s current report on Form 8-K filed on December 6, 2007).

2.2	Amendment to Agreement and Plan of Merger dated March 31, 2008 (incorporated by reference to exhibit 2.1 to the registrant’s current report on Form 8-K filed on April 4, 2008.

3.1	Articles of Merger relating to the merger of Merger Sub. with and into Sequoia, Inc. (incorporated by reference to exhibit 3.1 to the registrant’s current report on Form 8-K filed on June 11, 2007).

3.2
Certificate of Amendment to Certificate of Incorporation regarding name change, increase in authorized shares, authorization of preferred stock and a reverse split (incorporated by reference to exhibit 3.1 to the registrant’s current report on Form 8-K filed on June 11, 2007).

5.1 *	Legal Opinion and Consent

10.1	Employment Agreement – Chett B. Paulsen (incorporated by reference to the registrant’s current report on Form 8-K filed on June 11, 2007).

10.2	Employment Agreement – Richard B. Paulsen (incorporated by reference to the registrant’s current report on Form 8-K filed on June 11, 2007).

10.3	Employment Agreement – Edward B. Paulsen (incorporated by reference to the registrant’s current report on Form 8-K filed on June 11, 2007).

10.4	Employment Agreement – Terry Dickson (incorporated by reference to the registrant’s current report on Form 8-K filed on June 11, 2007).

10.5	2008 Stock Incentive Plan (incorporated by reference to the Definitive Proxy Statement filed April 29, 2008).

23.1 *	Consent of Tanner LC

23.2 *	Consent of Sichenzia Ross Friedman Ference LLP (contained in Exhibit 5.1)

*  Filed herewith.

ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

(5) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, in the City of Draper, State of Utah, on August 6, 2008.

aVINCI MEDIA CORPORATION:

By:	/s/ Chett B. Paulsen
Chett B. Paulsen
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Chett B. Paulsen	President, Chief Executive Officer, Director	August 6, 2008
Chett B. Paulsen	(Principal Executive Officer)

/s/ Richard B. Paulsen	Vice President, Chief Technology Officer, Director	August 6, 2008
Richard B. Paulsen

/s/ Edward B. Paulsen	Secretary/Treasurer, Chief Operating Officer, Director	August 6, 2008
Edward B. Paulsen	(Principal Financial and Accounting Officer)

/s/ Tod M. Turley	Director	August 6, 2008
Tod M. Turley

/s/ John E. Tyson	Director	August 6, 2008
John E. Tyson

/s/ Jerrell G. Clay	Director	August 6, 2008
Jerrell G. Clay

/s/ Stephen P. Griggs	Director	August 6, 2008
Stephen P. Griggs

EXHIBIT INDEX

Exhibit	Description

2.1	Agreement and Plan of Merger dated December 6, 2007 (incorporated by reference to exhibit 2.1 to the registrant’s current report on Form 8-K filed on December 6, 2007).

2.2	Amendment to Agreement and Plan of Merger dated March 31, 2008 (incorporated by reference to exhibit 2.1 to the registrant’s current report on Form 8-K filed on April 4, 2008.

3.1	Articles of Merger relating to the merger of Merger Sub. with and into Sequoia, Inc. (incorporated by reference to exhibit 3.1 to the registrant’s current report on Form 8-K filed on June 11, 2007).

3.2
Certificate of Amendment to Certificate of Incorporation regarding name change, increase in authorized shares, authorization of preferred stock and a reverse split (incorporated by reference to exhibit 3.1 to the registrant’s current report on Form 8-K filed on June 11, 2007).

5.1 *	Legal Opinion and Consent

10.1	Employment Agreement – Chett B. Paulsen (incorporated by reference to the registrant’s current report on Form 8-K filed on June 11, 2007).

10.2	Employment Agreement – Richard B. Paulsen (incorporated by reference to the registrant’s current report on Form 8-K filed on June 11, 2007).

10.3	Employment Agreement – Edward B. Paulsen (incorporated by reference to the registrant’s current report on Form 8-K filed on June 11, 2007).

10.4	Employment Agreement – Terry Dickson (incorporated by reference to the registrant’s current report on Form 8-K filed on June 11, 2007).

10.5	2008 Stock Incentive Plan (incorporated by reference to the Definitive Proxy Statement filed April 29, 2008).

23.1 *	Consent of Tanner LC

23.2 *	Consent of Sichenzia Ross Friedman Ference LLP (contained in Exhibit 5.1)